    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1997

                                                      REGISTRATION NO. 333-14713
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               ------------------
                           TAYLOR CAPITAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware
 (State or other jurisdiction                671-6712                         36-4108550
     of incorporation or           (Primary Standard Industrial            (I.R.S. Employer
         organization)             Classification Code Number)           Identification No.)

                              350 East Dundee Road
                            Wheeling, Illinois 60090
                                 (847) 459-1111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                               Jeffrey W. Taylor
               Chairman of the Board and Chief Executive Officer
                           Taylor Capital Group, Inc.
                              350 East Dundee Road
                            Wheeling, Illinois 60090
                                 (847) 459-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   Copies to:

             Mark L. Yeager, Esq.                         David B. Miller, Esq.
           Stephen A. Tsoris, Esq.                         Faegre & Benson LLP
           McDermott, Will & Emery                            Norwest Center
            227 West Monroe Street                       90 South Seventh Street
         Chicago, Illinois 60606-5096               Minneapolis, Minnesota 55402-3901

                               ------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS       SUBJECT TO COMPLETION, DATED JANUARY   , 1997

dated                , 1997

                                1,530,000 SHARES

                           TAYLOR CAPITAL GROUP, INC.

                % NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

All of the shares of      % Noncumulative Perpetual Preferred Stock, Series A
offered hereby (the "Preferred Stock") are being sold by Taylor Capital Group, Inc., a Delaware corporation (the "Company"). The Preferred Stock has a liquidation preference of $25.00 per share, plus declared and unpaid dividends for the current Dividend Period (as defined) up to the date fixed for liquidation. See "Description of Capital Stock--Preferred Stock--Liquidation Rights." Dividends on the Preferred Stock are noncumulative and, when, as and if declared, will be payable quarterly on the first day of each April, July, October and January commencing on April 1, 1997, at the fixed annual rate of
$          . See "Description of Capital Stock--Preferred Stock--Dividend
Rights."


The Preferred Stock will be redeemable, in whole or in part, at the option of the Company on and after January 15, 2002 at $25.00 per share, plus the amount of declared and unpaid dividends for the then-current Dividend Period to the date fixed for redemption. See "Description of Capital Stock--Preferred Stock--Redemption."


The Company does not intend to list the shares of Preferred Stock on any securities exchange or include the Preferred Stock on any quotation system and no active trading market is expected to develop. Although each Underwriter has indicated an intention to make a market in the Preferred Stock, neither Underwriter is obligated to make a market in the Preferred Stock and any market making may be discontinued at any time at the sole discretion of such Underwriter. There can be no assurance that an active trading market for the Preferred Stock will develop. See "Risk Factors--No Prior Public Market for Preferred Stock" and "Description of Capital Stock--Preferred Stock."

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF PREFERRED STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE.

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNT(1)               COMPANY(2)
------------------------------------------------------------------------------------------------------------
Per Share........................   $                        $                        $
------------------------------------------------------------------------------------------------------------
Total............................   $                        $                        $
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at           .


The shares of Preferred Stock are being offered by the Underwriters when, as and if delivered to and accepted by them and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates for the Preferred Stock will be made at the offices of Piper Jaffray Inc. in
Minneapolis, Minnesota on or about             , 1997.


PIPER JAFFRAY INC.                                 ROBERT W. BAIRD & CO.
                                                   INCORPORATED

                          [TAYLOR CAPITAL GROUP MAP]

The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements certified by its independent auditors and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.
                               ------------------

CERTAIN STATEMENTS CONTAINED UNDER "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS," UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND UNDER "BUSINESS," SUCH AS STATEMENTS CONCERNING OPERATIONS OF THE COMPANY AFTER THE SPLIT-OFF TRANSACTIONS (AS DEFINED), AND OTHER STATEMENTS CONTAINED IN THIS PROSPECTUS REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE RULES PROMULGATED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT")). BECAUSE SUCH FORWARD-LOOKING STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED HEREIN UNDER "RISK FACTORS." THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including "Risk Factors" and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise indicates, as used herein, the defined terms "Company" or "Taylor Capital" shall mean Taylor Capital Group, Inc. together with its two wholly-owned subsidiaries, Cole Taylor Bank (the "Bank") and CT Mortgage Company, Inc. (the "Mortgage Company"). Unless the context otherwise indicates, this Prospectus assumes that the Company has acquired the Bank and the Mortgage Company, which acquisition will become effective upon the consummation of the Split-Off Transactions (as defined) (the "Split-Off Closing") and the consummation of this offering (the "Preferred Closing").

                                  THE COMPANY

     Taylor Capital Group, Inc. (the "Company"), a newly incorporated bank holding company, wholly owns Cole Taylor Bank, an Illinois state chartered bank (the "Bank"), which commenced operations over 60 years ago as Main State Bank. The Bank provides a full range of commercial and consumer banking services both to small and mid-size businesses and to individuals through its ten branch offices in Chicago neighborhoods and suburban Cook County, Illinois and DuPage County, Illinois. The Bank's historical market niche has been providing commercial loans to small and mid-size companies located in the Chicago metropolitan area. The Company also wholly owns CT Mortgage Company, Inc. (the "Mortgage Company"), which began operations in the first quarter of 1996 and competes in the subprime mortgage market for residential loans on a brokered basis. The Mortgage Company's principal office is located in Altamonte Springs, Florida. Through its subsidiaries, the Mortgage Company currently provides mortgage services primarily to borrowers in the southeastern United States.


     As a result of a series of transactions (the "Split-Off Transactions") described in an Amended and Restated Share Exchange Agreement dated as of June 12, 1996 (the "Share Exchange Agreement") among Cole Taylor Financial Group, Inc. ("CTFG") and Jeffrey W. Taylor, Bruce W. Taylor, Iris A. Taylor, Sidney J. Taylor, Cindy Taylor Bleil, related trusts and a related partnership (collectively, the "Taylor Family"), CTFG is transferring all of the capital stock of the Company to the Taylor Family and the Company's 401(k)/Profit Sharing Employee Stock Ownership Plan (the "Profit Sharing/ESOP") (collectively, the Taylor Family and the Profit Sharing/ESOP shall be referred to as the "Taylor Group") in exchange for their shares of common stock of CTFG. For a description of the composition of the Taylor Group, see "Security Ownership of Management and Certain Beneficial Owners." As of the date of this Prospectus, all conditions precedent to the consummation of the Split-Off Transactions have been satisfied or waived, with the only remaining condition being the consummation of the sale of the Preferred Stock described herein. See "The Split-Off Transactions." At September 30, 1996, adjusting for the Split-Off Transactions, the Company had pro forma consolidated total assets of $1.9 billion and pro forma total equity of $135.5 million. For the first nine months of 1996, applying similar adjustments, the Company had pro forma consolidated net income of $8.5 million. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."


     The Company's strategy for the future is to (i) improve the Bank's results of operations by continuing to grow and improve its core commercial bank business, (ii) increase the Bank's fee income by more intensively marketing its fee producing financial services products, (iii) expand the Bank's deposit gathering capabilities and (iv) selectively expand the subprime mortgage financing activities of the Mortgage Company.

     The Company's principal executive offices are located at 350 E. Dundee Road, Wheeling, Illinois 60090, and its telephone number is (847) 459-1111. The Company was incorporated in Delaware on October 9, 1996.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

Securities offered.........   1,530,000 shares of      % Noncumulative Perpetual
                              Preferred Stock, Series A, par value $.01 per share (the "Preferred Stock"). See "Description of
                              Capital Stock--Preferred Stock."

Stated value...............   $25.00 per share.


Dividends..................   Dividends are noncumulative, payable quarterly in
                              arrears for each quarter on the first day of each
                              April, July, October and January commencing on
                              April 1, 1997 (each a "Dividend Payment Date"),
                              when, as and if declared by the Board. Dividends
                              payable for any period of less than a quarter will
                              be paid on a pro rata basis. When a Dividend
                              Payment Date falls on a non-business day, the
                              dividend will be paid on the next business day.
                              Dividends are payable at an annual rate of
                              $       per share. Because dividends are
                              noncumulative, if no dividend is declared by the Board of Directors on the Preferred Stock for the period commencing on the original date of issuance of the Preferred Stock to and including March 31, 1997 or for a quarterly dividend period (each a "Dividend Period"), holders of the Preferred Stock will have no right to receive a dividend for that Dividend Period and the Company will have no obligation to pay a dividend for that Dividend
                              Period, whether or not dividends are declared for any subsequent period. Full dividends must be declared, paid or set aside on the Preferred Stock before dividends (other than dividends payable in certain securities) may be declared, paid or set aside on the Company's common stock (the "Common
                              Stock"). Holders of Preferred Stock will not participate in dividends, if any, declared and paid on the Common Stock. The Company intends to declare and pay dividends on the Preferred Stock as well as the Common Stock each quarter. However, no assurances can be made that the Company will be able to or will decide to declare such dividends.
                              In the event holders of the Common Stock will not receive dividends in any given Dividend Period, there may be an incentive to neither declare nor pay dividends to holders of Preferred Stock in such Dividend Period. See "Risk Factors--Ability to Pay Dividends" and "Description of Capital
                              Stock--Preferred Stock--Dividend Rights."


Maturity...................   The Preferred Stock is perpetual.


Redemption at the option of
  the Company..............   The Preferred Stock shall be redeemable at the
                              option of the Company, upon no less than 30, nor more than 60, days written notice, at any time on or after January 15, 2002 in whole or in part, at a redemption price of $25.00 per share, plus declared and unpaid dividends for the then-current
                              Dividend Period up to the date fixed for redemption, without interest. Redemption by the Company is subject to prior regulatory approval.
                              See "Description of Capital Stock--Preferred
                              Stock--Redemption" and "Supervision and
                              Regulation."


Voting rights..............   The Preferred Stock is non-voting, except that
                              holders of Preferred Stock shall be entitled to vote as a class, with the holders of any one or more other series of preferred stock then entitled to vote thereon, for the election of one of the Company's directors and on certain matters affecting the powers, preferences and special rights of Preferred Stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              In certain circumstances, such holders will also have the right to elect one additional director. See "Description of Capital Stock--Preferred Stock--Voting Rights."

Liquidation rights.........   Holders of the Preferred Stock will be paid $25.00
                              per share, plus dividends declared and unpaid for the then-current Dividend Period up to the date of liquidation, in the event of any voluntary or involuntary liquidation of the Company, to the extent available after payment to creditors of the Bank, including depositors, but before any distribution to holders of the Common Stock or any other junior stock. See "Risk Factors--Ability to Pay Dividends" and "Description of Capital Stock
                              --Preferred Stock--Liquidation Rights."

Rating.....................   The Preferred Stock will be rated below investment
                              grade by Duff & Phelps Credit Rating Co. ("Duff &
                              Phelps") and Fitch Investors Service, LP
                              ("Fitch"). Ratings are not a recommendation to purchase, hold or sell shares of Preferred Stock, as ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to Duff
                              & Phelps and Fitch by the Company and obtained from other sources. The ratings may be changed, suspended or withdrawn at any time as a result of changes in, or unavailability of, such information.


Use of proceeds............   The Company intends to contribute the net proceeds
                              of the Preferred Stock offered hereby to the capital of the Bank in fulfillment of a condition for regulatory approval of the Split-Off
                              Transactions. The Bank will initially invest the net proceeds in investment securities and thereafter they will be used for general corporate purposes. See "Use of Proceeds."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        SUMMARY SELECTED FINANCIAL DATA

COLE TAYLOR BANK -- HISTORICAL

     The summary selected financial data presented below as of and for the years ended December 31, 1995, 1994 and 1993 are derived from the audited historical financial statements of the Bank on a stand alone basis. This data includes the Bank's automobile receivables business, which will be discontinued in connection with the Split-Off Transactions. The financial statements of the Bank for 1995, 1994 and 1993 were audited by KPMG Peat Marwick LLP, independent accountants. The financial data as of and for the periods ended September 30, 1996 and 1995 and December 31, 1992 and 1991 are derived from unaudited financial statements. This data should be read in conjunction with the financial statements, the notes thereto and other financial information included elsewhere in this Prospectus. The financial data for the nine months ended September 30, 1996 are not necessarily indicative of the Bank's expected results for the full year.

                                     FOR THE NINE MONTHS
                                     ENDED SEPTEMBER 30,                        FOR THE YEARS ENDED DECEMBER 31,
                                   ------------------------    ------------------------------------------------------------------
                                      1996          1995          1995          1994          1993          1992          1991
                                   ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net interest income............  $   53,696    $   51,797    $   69,318    $   72,149    $   66,681    $   58,040    $   52,055
  Provision for loan losses......       3,005         3,297         4,056         7,374        10,521         8,922         8,816
  Noninterest income.............      11,748        10,247        14,227        12,887        15,425        14,502        12,870
  Noninterest expense............      40,799        39,499        53,549        55,248        53,926        49,107        44,690
  Provision for income taxes.....       7,288         5,732         7,774         6,512         4,937         4,551         3,515
                                   ----------    ----------    ----------    ----------    ----------    ----------    ----------
      Net income.................  $   14,352    $   13,516    $   18,166    $   15,902    $   12,722    $    9,962    $    7,904
                                   ==========    ==========    ==========    ==========    ==========    ==========    ==========
BALANCE SHEET DATA (at end of
  period):
  Total assets...................  $1,846,054    $1,741,262    $1,774,032    $1,719,653    $1,544,095    $1,395,234    $1,247,628
  Investments and federal funds
    sold.........................     460,182       469,308       443,348       488,019       459,349       394,050       301,702
  Loans..........................   1,256,214     1,185,291     1,211,622     1,130,177       986,384       904,788       821,300
  Allowance for loan losses......      24,630        23,720        23,869        22,833        19,740        14,661        12,646
  Total deposits.................   1,455,807     1,334,541     1,364,075     1,293,411     1,180,845     1,130,850     1,017,571
  Short-term borrowings..........     153,410       201,678       202,033       243,997       209,227       152,259       124,511
  Long-term borrowings...........      85,836        60,753        61,003        47,864        37,690         5,490           623
  Stockholder's equity...........     134,748       130,014       132,741       118,997       101,763        94,979        93,440
EARNINGS PERFORMANCE DATA:
  Net interest margin (tax
    equivalent)..................        4.33%         4.40%         4.38%         4.88%         5.11%         4.83%         4.71%
  Return on average total
    assets.......................        1.06          1.05          1.05          0.98          0.87          0.74          0.64
  Return on average stockholder's
    equity.......................       14.52         14.41         14.29         14.50         13.00         10.52          8.69
  Ratio of earnings to fixed
    charges:
    Including interest on
      deposits...................        1.43x         1.40x         1.40x         1.50x         1.49x         1.32x         1.20x
    Excluding interest on
      deposits...................        3.12          2.36          2.42          2.84          3.04          2.73          2.09
BALANCE SHEET AND OTHER KEY
  RATIOS:
  Nonperforming assets to total
    assets.......................        0.98%         0.82%         1.08%         1.03%         1.15%         1.72%         2.69%
  Nonperforming assets to total
    loans plus repossessed
    property.....................        1.44          1.20          1.57          1.56          1.78          2.64          4.01
  Net loan charge-offs to average
    loans........................        0.24          0.28          0.26          0.41          0.57          0.79          0.82
  Allowance for loan losses to
    loans........................        1.96          2.00          1.97          2.02          2.00          1.62          1.54
  Allowance for loan losses to
    nonperforming loans..........      152.30        248.40        174.76        157.61        156.67         84.61         66.32

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PRO FORMA (UNAUDITED)


     The following summary selected financial data of the Bank and the consolidated Company gives pro forma effect to the Split-Off Transactions including the acquisition of the Bank and the Mortgage Company by the Company, the sale or transfer of the Bank's Automobile Finance Business (as defined) as well as the consummation by the Company of the Credit Facilities and the Preferred Stock offering described elsewhere in this Prospectus. For a description of the pro forma effects of the Split-Off Transactions, see "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations."


                                            CONSOLIDATED COMPANY                       BANK ONLY
                                      ---------------------------------    ---------------------------------
                                           FOR THE           FOR THE            FOR THE           FOR THE
                                      NINE MONTHS ENDED     YEAR ENDED     NINE MONTHS ENDED     YEAR ENDED
                                        SEPTEMBER 30,      DECEMBER 31,      SEPTEMBER 30,      DECEMBER 31,
                                            1996               1995              1996               1995
                                      -----------------    ------------    -----------------    ------------
                                      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net interest income.................    $    49,919       $   64,133        $    51,076        $   66,038
  Provision for loan losses...........          2,455            3,596              2,455             3,596
  Noninterest income..................         12,205           14,227             11,748            14,227
  Noninterest expense.................         45,806           58,752             42,739            55,914
  Provision for income taxes..........          5,318            5,607              6,598             7,034
                                          -----------       ----------         ----------        ----------
       Net income.....................    $     8,545       $   10,405        $    11,032        $   13,721
                                          ===========       ==========         ==========        ==========
BALANCE SHEET DATA (at end of period):
  Total assets........................    $ 1,878,990       $1,804,680        $ 1,874,049        $1,803,765
  Investments and federal funds
     sold.............................        546,482          530,448            546,482           530,448
  Loans...............................      1,152,077        1,103,622          1,148,214         1,103,622
  Allowance for loan losses...........         23,630           22,869             23,630            22,869
  Total deposits......................      1,455,807        1,364,075          1,455,807         1,364,075
  Short-term borrowings...............        153,410          202,033            153,410           202,033
  Long-term borrowings................        113,578           84,835             85,836            61,003
  Stockholders' equity................        135,493          134,924            158,493           157,924
EARNINGS PERFORMANCE DATA:
  Net interest margin
     (tax-equivalent).................           4.08%            4.11%              4.18%             4.23%
  Return on average total assets......           0.62             0.59               0.80              0.78
  Return on average stockholders'
     equity...........................           8.60             8.05               9.46              9.01
  Ratio of earnings to fixed charges:
     Including interest on deposits...           1.25x            1.22x
     Excluding interest on deposits...           1.88             1.63
BALANCE SHEET AND OTHER KEY RATIOS:
  Nonperforming assets to total
     assets...........................           0.96%            1.06%              0.97%             1.06%
  Nonperforming assets to total loans
     plus repossessed property........           1.57             1.72               1.57              1.72
  Net loan charge-offs to average
     loans............................           0.26             0.29               0.26              0.29
  Allowance for loan losses to
     loans............................           2.05             2.07               2.06              2.07
  Allowance for loan losses to
     nonperforming loans..............         146.11           167.44             146.11            167.44

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any shares of the Preferred Stock offered hereby.

ABILITY TO PAY DIVIDENDS

     The Company is a holding company without significant assets other than its equity interest in the Bank, and accordingly, dividends on the Preferred Stock will be paid solely from (i) dividends, loan repayments, if any, and other payments to the Company by the Bank and (ii) proceeds of any subsequent securities offering or bank financing. Management does not anticipate the Mortgage Company will make dividend payments to the Company for the near term. Dividend payments from the Bank are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the Bank. Payment of dividends is also subject to regulatory restrictions if such dividends would impair the capital of the Bank.

     Dividends on the Preferred Stock are payable when, as and if declared by the Board of Directors of the Company. Management intends to pay quarterly dividends at the stated annual rate if allowable under legal and regulatory guidelines. However, no assurances can be made that the Company will be able to or will decide to declare and pay such dividends. The Preferred Stock may be redeemed by the Company without a dividend on such Preferred Stock ever having been declared or paid. The final determination of the timing, amount and payment of dividends on the Preferred Stock will depend on conditions then existing, including dividends received from the Bank, the Company's profitability, financial condition and capital requirements and other restrictions described below. Holders of Common Stock will not receive dividends for any given Dividend Period unless holders of Preferred Stock receive their dividends in full for such period. However, because dividends must be paid on the Preferred Stock before dividends may be paid to holders of Common Stock and because the Preferred Stock is not cumulative, there may be an incentive for the Company's Board of Directors not to declare dividends on Preferred Stock for any Dividend Period for which the Company's Board of Directors determines not to declare or pay dividends on the Common Stock. Under Delaware corporate law, the Company may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year.


     The Federal Reserve Board ("FRB") has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the FRB expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. There can be no assurance that the FRB will not impose such limitations on the payment of dividends to Company stockholders, including holders of shares of Preferred Stock. As a result of the Split-Off Transactions, the Company expects a substantial decline in tangible book value of the Bank and the Company from historical levels at the Bank, which capital levels may inhibit the Company's ability to declare and pay dividends. See "--Risks Arising from the Split-Off Transactions--Decrease in Tangible Capital"; "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Supervision and Regulation."


     The financial condition and results of operations of the Company impact the Company's ability to pay dividends. The Split-Off Transactions are expected to negatively impact the financial condition and results of operations of the Bank in comparison to historical results. The Bank's pro forma return on average assets and return on average equity are expected to decline to .80% and 9.46%, respectively, for the nine months ended September 30, 1996 as compared to 1.06% and 14.52%, respectively, on an historical basis. The decline is primarily due to (1) the decline in net interest income resulting from the sale and transfer of approximately $108 million of automobile receivables, (2) the reinvestment into investment securities of a portion of the proceeds from the automobile receivables sale as well as the proceeds from the capital contribution received from the Company, and (3) the recording and amortization of the fair value adjustments recorded on the

Bank's balance sheet, including substantial goodwill, as a result of the excess of the cost of the acquisition of the Bank over the fair value of the Bank's net assets. The consolidated Company's pro forma financial condition and results of operations are further impacted by the interest expense on the Credit Facilities (as defined) as well as estimated salary and overhead expenses at the Company. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations."

     Substantially all of the consolidated assets of the Company are held by the Bank, and, in the event of liquidation of both the Company and the Bank, creditors of the Bank, including depositors, would have first claim to such assets before holders of the Preferred Stock. At September 30, 1996, the Bank had outstanding indebtedness and other liabilities, including deposits, of $1.7 billion. See "Description of Capital Stock--Preferred Stock--Liquidation Rights."

     In addition to the foregoing restrictions, the Company expects to obtain a $25 million unsecured five year term loan and a $5 million unsecured one year line of credit which contain certain restrictive covenants, including a covenant not to pay dividends on capital stock, including the Preferred Stock, if an Event of Default (as defined) exists or would result therefrom, and certain other covenants which require maintenance of minimum levels of Tier I capital, which may affect the Company's ability to pay dividends. The terms of any future financing arrangements could also limit the Company's ability to pay dividends on the Preferred Stock. See "The Split-Off Transactions--Related Financing" and "Description of Capital Stock--Preferred Stock--Dividend Rights."

RISKS ARISING FROM THE SPLIT-OFF TRANSACTIONS

     Discontinuance of Automobile Finance Contract Business

     All of the automobile finance contract business of the Bank (the "Automobile Finance Business") is being sold or transferred by the Bank. The used automobile finance contract business, which consists of the Bank's rights and obligations pursuant to automobile loans or notes which are collateralized primarily with used automobiles (the "Used Automobile Receivables") and related assets, is being transferred from the Bank to a wholly-owned subsidiary of CTFG ("New Reliance"). The new automobile finance contract business is being sold by the Bank to an unaffiliated third party, with the majority of the proceeds of such sale to be transferred to CTFG as a part of the Split-Off Transactions and the remainder, if any, to be retained by the Bank to be used for general corporate purposes. The Company currently does not plan to re-enter the automobile financing business. As of October 31, 1996, the Bank held approximately $115 million in aggregate face amount of automobile receivables, of which approximately 31% was collateralized by used automobiles. There can be no assurance the Bank will be able to replace the income contribution of the assets being transferred or sold or that any retained proceeds will be reinvested in assets that will provide the same historical rate of return as the Automobile Finance Business. For the 9 month period ended September 30, 1996, the interest income earned on the automobile receivables being sold or transferred comprised approximately 6.7% of the Bank's total interest income. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."


     In addition, although the Company currently does not plan to re-enter the automobile financing business, the Company may be required to repurchase certain new automobile receivables sold by the Company pursuant to a purchase agreement dated December 23, 1996. Under the terms of this purchase agreement, the Company has an obligation (subject to certain conditions) to repurchase any loan that is materially and adversely affected by a breach of certain representations or warranties thereunder. This repurchase obligation of the Company shall continue for each loan sold by the Company for the later of one year from January 3, 1997 (the closing date for the sale of substantially all of the Company's new automobile receivables) or the fourth anniversary of the date of origination of such loan. Also, in the event of a breach by the Company of certain representations and warranties, the Company may be required to indemnify the purchaser of the new automobile receivables for a period of up to two years after the closing date for such sale. The Company has made customary representations and warranties which include, but are not limited to, representations and warranties as to the validity and proper origination of (i) each new automobile loan sold and (ii) the contracts made between the Bank and automobile dealers.

     Increased Leverage

     The Company will incur substantial indebtedness in connection with the Split-Off Transactions. The Company will obtain a $25 million unsecured five year term term loan and a $5 million unsecured one year line of credit from LaSalle National Bank (collectively, the "Credit Facilities"). This indebtedness will require the dedication of an increased portion of the Company's cash flow to the payment of principal and interest, thereby reducing funds available for Preferred Stock dividends, capital expenditures and future business opportunities. The Credit Facilities contain customary covenants, representations, warranties, conditions and default provisions. The covenants may affect the operating flexibility of the Company, including the Company's ability to pay dividends on the Preferred Stock. See "The Split-Off Transactions-- Related Financing."

     The Split-Off Transactions are expected to reduce the consolidated Company's ratio of earnings to fixed charges, in comparison to historical results of the Bank on a stand alone basis. The pro forma ratio of earnings to fixed charges for the nine month period ended September 30, 1996, including interest on deposits, declined from 1.43% to 1.25% primarily because of the pro forma decline in income before income taxes. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations."

     Decrease in Tangible Capital

     The transfer of the Used Automobile Receivables and payment of the First Cash Component (as defined) in connection with the Split-Off Transactions will have the effect of lowering tangible capital levels at the Bank from historical levels. The Bank's regulatory capital levels are anticipated to be, immediately following the Split-Off Transactions, above the "well capitalized" level established by banking regulators. Under applicable federal banking regulations, the Bank could become subject to increasingly restrictive regulatory oversight and limitations on operations and capital if regulatory capital levels fall below "well capitalized." For example, should the Bank's capital ratios fall below such levels, the Bank would be restricted from accepting, renewing or rolling over funds obtained, directly or indirectly, by or through any deposit broker for deposit into one or more deposit accounts. The Bank relies upon funds, such as those derived from brokered certificates of deposit, as one element of its overall asset/liability management. The Federal Deposit Insurance Corporation ("FDIC") may waive such restriction upon application by the Bank, so long as, in accordance with the Bank's current policies, the rate paid on such deposits is not in excess of normal market rate or such deposits are not accepted in any other unsafe or unsound manner. See "Supervision and Regulation--Regulation of Banks--Capital Requirements" and "--Brokered Deposits." Inability of the Bank to issue such instruments could jeopardize its liquidity and result in the Bank's inability to maintain sufficient funds to respond to the needs of borrowers or take advantage of earnings enhancement opportunities. In addition, beginning on January 1, 1997, the premium rate for FDIC insurance will be .0129% per $100 of deposits for "well capitalized" banks as compared to .0429% per $100 of deposits for "adequately capitalized" banks. Based on the Bank's deposits at September 30, 1996, should the Bank be deemed "adequately capitalized," this insurance premium differential could increase the annual cost of FDIC insurance to the Bank by approximately $420,000.

     The Company anticipates that its leverage capital and Tier 1 risk-based capital ratios will exceed regulatory capital guideline minimums for a "well capitalized" institution at the time of the Split-Off Closing. However, the Company's total risk based capital ratio at such time is expected to only exceed the regulatory capital guideline minimum for an "adequately capitalized" institution. As a result, the Company will be deemed "adequately capitalized" for purposes of various banking regulations. Should the Company be deemed less than "adequately capitalized", under applicable federal guidelines, the Company may become subject to certain limitations affecting the payment of dividends, limitation on the consummation of certain acquisitions or other operating or financial restrictions.

     Following the offering, it is not expected that an active public market will develop for the Preferred Stock or that a public market will exist for the Common Stock. The absence of an active public market for the Company's capital stock could adversely affect the Company's ability to raise additional capital to meet desired regulatory capital minimums of the Company or the Bank should the need arise in the future. There can be no assurance that either the Bank or the Company will be able to maintain its capital at levels which will not result in adverse operating or financial restrictions or that access to adequate capital or capital on terms satisfactory to the Company or the Bank will exist in the event capital restoration is necessary or desirable. See "Pro Forma Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" and "Supervision and Regulation."

     Liabilities Arising in the Event of Loss of Tax-Free Status of Split-Off Transactions; Other Potential Tax Liabilities

     Although a tax ruling was issued on September 3, 1996 (the "Tax Ruling") to the effect that the Split-Off Transactions will be treated as a tax-free transaction under Section 355 of the Internal Revenue Code (the "Code"), the Tax Ruling was based upon certain factual representations and assumptions. If any such factual representations or assumptions are incorrect or untrue in any material respect, the Tax Ruling may be invalidated. The Company is unaware of any present facts or circumstances that would cause such representations and assumptions to be inaccurate. However, if the Internal Revenue Service (the "IRS") were to take the position that such representations were violated or that such assumptions were inaccurate and that the exchange of the Common Stock for common stock of CTFG did not qualify as a tax-free transaction, then CTFG would be required to recognize capital gain equal to the difference between the fair market value of the Common Stock at the date of the Split-Off Closing and CTFG's tax basis in the Common Stock. As members of the CTFG consolidated group during the taxable period in which this gain would have been realized, the Company, the Bank and the Mortgage Company could be held jointly and severally liable for the resulting federal income tax that would be payable by CTFG. Such liability could have a material adverse impact on the Company, could prevent the Company from declaring and paying dividends and may affect the continuing viability of the Company. See "Split-Off Transactions--Compliance with Tax and Regulatory Representations." The Company and the Bank may also have liabilities for adverse tax consequences pursuant to agreements to be entered into with CTFG and the Taylor Family. See "--Liabilities Under Share Exchange Agreement."

     Liabilities Under Share Exchange Agreement

     The Company and the Bank will assume a number of obligations to CTFG related to the Share Exchange Agreement, including (i) obligations to comply with certain agreements which affect the tax free status of the Split-Off Transactions and (ii) obligations to indemnify and hold harmless CTFG for any and all losses, damages, claims, liabilities or obligations (including attorneys' fees and interest) ("Losses") (x) relating to the operations of the Bank and the Mortgage Company or CTFG's ownership of securities in the Bank, the Mortgage Company or Alpha Capital Fund II, L.P., an investment partnership in which the Company will be a limited partner (the "Alpha Capital Fund") or (y) incurred, arising or accrued prior to the Split-Off Closing and relating to New Reliance. In addition, it is expected that the Company will enter into an indemnification agreement which will obligate the Company to indemnify the Taylor Family against these obligations as well as various other obligations of the Taylor Family contained in the Share Exchange Agreement, including the Taylor Family's agreement to indemnify CTFG against 25% of any Losses relating to the transactions contemplated by the Share Exchange Agreement. See "The Split-Off Transactions--Liabilities Under the Share Exchange Agreement." Many of these obligations or liabilities are contingent in nature and the existence, probability and magnitude thereof are impossible to predict, expose the Company and the Bank to varying degrees of risk based on potentially conflicting interpretations of applicable contract language, are not within the control of the Company, its subsidiaries or the Taylor Family, may bear no relationship to the business and operations of the Company and its subsidiaries, and are not subject to any contractual upper limit on liability to the Company or the Bank. By way of example, but not limitation, liabilities relating to CTFG's ownership of the Bank or Mortgage Company could (but do not necessarily) arise from claims based on CTFG's status as sole stockholder or controlling person of these entities such as the pending litigation described in "Business--Legal Proceedings" to which CTFG is a party defendant, and liabilities arising from the Share Exchange Agreement could (but do not necessarily) arise from such matters as failure of the transaction to be tax free to CTFG and its public stockholders, claims of breach of fiduciary duties by directors or stockholders of CTFG and claims of material misstatements or omissions by CTFG in connection with disclosures relating to the Share Exchange Agreement. Some of these liabilities, such as liability resulting from an action causing the Split-Off Transactions to be taxable, could have a material adverse impact on the Company or the Bank, could prevent the Company and the Bank from paying dividends, and may affect the continuing viability of the Company or the Bank.

     Interest of Taylor Family and CTFG; Possible Conflicts of Interest

     The Company was formed solely for the purpose of facilitating the Split-Off Transactions and has no prior operating history. Accordingly, the Share Exchange Agreement and related agreements and arrangements affecting the Company were negotiated with CTFG and executed by representatives of the Taylor Family. The Share Exchange Agreement includes no representations and warranties of CTFG relating to the business and operations of the Bank and the Mortgage Company due, in part, to the Taylor Family's knowledge of these businesses. The Share Exchange Agreement includes representations, warranties, covenants and indemnification obligations of the Taylor Family to CTFG. The Taylor Family has placed in escrow shares of CTFG common stock to secure its obligation to pay $15 million to CTFG if the Share Exchange Agreement is terminated in certain events, including a termination by CTFG if by June 30, 1997 adequate financing to complete the Split-Off Transactions has not been obtained by the Taylor Family. See "The Split-Off Transactions--Termination of the Share Exchange Agreement" and "--Escrow Agreement."


     In many cases, obligations of the Taylor Family under the Share Exchange Agreement will be assumed by the Company and/or the Bank and/or indemnification will be extended by the Company to the Taylor Family with the effect that the Taylor Family will be relieved of responsibility for such obligations and, correspondingly, the Company or the Bank will be responsible to pay or perform such obligations. Many of these obligations benefit, directly or indirectly, CTFG, the sole stockholder of the Company prior to the Split-Off Closing. Included among such obligations are approximately $2.0 million in transaction expenses to be paid by the Company. Further, the Company and the Bank may be liable for indemnity or damages to CTFG in connection with the operations of the Bank and the Mortgage Company or CTFG's ownership of securities thereof prior to the Split-Off Closing or for indemnity to the Taylor Family in connection with the portion of the Losses suffered by CTFG arising out of the Split-Off Transactions for which the Taylor Family has agreed to indemnify CTFG. See "Risk Factors--Risks Arising From the Split-Off Transaction--Liabilities under Share Exchange Agreement" and "The Split-Off Transactions--Liabilities Under Share Exchange Agreement." Additionally, counsel to the Taylor Family in connection with the Split-Off Transactions is also counsel to the Company. Neither the Company nor any of its prospective non-Taylor Family stockholders have been separately represented. The Taylor Family's financial advisor in connection with the Split-Off Transactions is one of the Underwriters of the Preferred Stock offered hereby and, in addition to a portion of the underwriting discount set forth on the cover page of this Prospectus, received as compensation for such investment banking services an initial payment of $100,000 and will receive a final payment of $500,000 upon the Split-Off Closing. See "Underwriting." The Taylor Family and its various representatives may experience conflicts of interest in connection with the formation of the Company, the negotiation and execution of the various assumption and indemnification agreements and implementation of the Split-Off Transactions. There can be no assurance that these conflicts will be (and, to the extent described below, should be understood not to have been) resolved in a manner favorable to the non-Taylor Family or non-CTFG stockholders of the Company or that the terms of such agreements are (and, to the extent described below, should be understood not to be) comparable to those that would be available were these agreements negotiated at arms length between unaffiliated parties.



     Consideration was given to formation of a committee of Company directors who have no relationship with the Taylor Family which might affect such directors' independent judgment concerning consideration of these various arrangements involving the Taylor Family. These arrangements were entered into at the request of the Taylor Family, and were not requested by, and, in the case of the indemnification arrangement between the Company and the Taylor Family, did not involve the participation in any way of CTFG. Nevertheless, upon advice of counsel, the Company's directors were informed that, prior to the consummation of the Split-Off Transactions, directors had no fiduciary responsibility to any future stockholder and owed their fiduciary duties solely to CTFG. Accordingly, in negotiating and approving such arrangements, the Company's directors did not consider the interests of prospective stockholders, such as persons who purchase Preferred Stock offered hereby, but rather those of CTFG. Although generally the interests of CTFG are adverse to those of the Taylor Family in connection with the Split-Off Transactions, in its deliberations regarding these arrangements, the Board of Directors of the Company observed that the interests of the Taylor Family were not generally adverse to those of CTFG.


INTEREST RATE RISK EXPOSURE

     The Bank's cash flows depend to a great extent upon the level of net interest income, which is the difference between total interest income earned on earning assets, such as loans and investments, and total interest expense paid on interest-bearing liabilities, such as deposits and borrowings. The amount of net interest income is affected by changes in the volume and mix of earning assets, the level of rates earned on those assets, the volume of interest-bearing liabilities and the level of rates paid on those interest-bearing liabilities. Balancing the maturities of the Bank's assets in relation to maturities of liabilities involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Currently, the Bank's liabilities reprice or mature more quickly than its assets, a condition referred to as a "negative gap" position. Accordingly, when interest rates rise, the Bank's net interest income tends to be adversely impacted. Conversely, in a declining rate environment the Bank's net interest income is generally positively impacted. At September 30, 1996, the Bank's interest rate risk model showed a decline of approximately 3.13% of the Bank's twelve month net interest income, assuming a gradual 200 basis point increase in market interest rates. Changes in the level of interest rates also affect the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the market value of the Bank's interest-earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from banks into direct investments, such as corporate securities and other investment vehicles, which generally pay higher rates of return than financial institutions. In addition, a flattening of the "yield curve" (i.e., a decline in the difference between long and short term interest rates), could adversely impact net interest income to the extent that the Bank's assets have a longer average term than its liabilities. The Company will be subject to a degree of interest rate risk under the Credit Facilities due to the variable nature of interest payable. Finally, the Bank's portfolio of loans held for sale, which is composed predominantly of residential mortgage loans and the Bank's outstanding commitments to finance residential properties, incur interest rate risk because loan rates are committed to borrowers before the loan is either sold or committed to a secondary mortgage market investor. The Bank will continue to be vulnerable to changes in interest rates and to decreases in the difference between long and short term interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management."

LIQUIDITY MANAGEMENT


     The Bank's success depends in part on its ability to maintain sufficient funds to respond to the needs of depositors and borrowers, as well as to take advantage of earnings enhancement opportunities. As a part of its asset/liability management, the Bank uses a number of funding sources in addition to liquidity from core deposit growth and repayments and maturities of loans and investments. These alternatives include Federal Home Loan Bank advances, repurchase agreements, brokered deposits, and federal funds purchased. Generally, the Company has paid a premium for brokered and other out of market area deposits which is included in interest expense. Adverse operating results at the Bank or changes in industry conditions could lead to an inability to replace such brokered deposits at maturity, which could result in higher costs to or reduced asset levels of the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity" and "--Deposits" and "Risk Factors--Risks Arising from the Split-Off Transactions--Decrease in Tangible Capital."


DEPENDENCE ON CHICAGO MARKET AREA

     The success of the Bank is dependent upon the general economic conditions in the Chicago metropolitan area, where virtually all of its loans are generated. Adverse changes in the economy of the Chicago metropolitan area would likely impair the Bank's ability to gather deposits and could otherwise have a negative effect on its business, including the demand for new loans, the ability of customers to repay loans and the value of the collateral pledged to the Bank. A substantial portion of the Bank's loan portfolio involves loans which are to some degree secured by real estate properties located primarily within the Chicago metropolitan area. In the event that real estate values in such area decline, the value of such collateral would be impaired.

MANAGEMENT OF CREDIT RISK

     The Bank's allowance for loan losses is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond the Company's control, and such losses may exceed current estimates. In addition, the Bank's historical strategy of providing commercial loans to small and mid-sized businesses has resulted in a loan portfolio which has relatively larger loans concentrated with fewer customers than a similarly sized bank focused on consumer lending. There can be no assurance that the allowance for loan losses will prove sufficient to cover actual loan losses in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Allowance for Loan Losses."

GOVERNMENT REGULATION AND RECENT LEGISLATION

     The Company, the Bank and the Mortgage Company are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future legislation and regulations have had and will continue to have a significant impact on the banking industry. Some of the legislative and regulatory changes, such as the recently enacted assessment on federally insured depository institutions to contribute towards the cost of interest due on bonds issued between 1987 and 1989 to resolve failed savings and loan associations, may increase the costs of doing business and assist competitors of the Company and its subsidiaries. The effects of any such changes or potential changes cannot be accurately predicted but could adversely affect the operating results of the Company and the Bank. See "Supervision and Regulation."

COMPETITION

     The banking business is highly competitive. The Bank encounters competition primarily in seeking deposits and in obtaining loan customers. The Bank's principal competitors include other commercial banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, the United States Government, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In recent years, several major multi-bank holding companies have entered the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Bank and have access to greater capital and other resources. As a result of these and other factors, future growth opportunity for the Bank may be limited. In addition, many of the Bank's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors may have advantages over the Bank in providing certain services.

CONTROL BY TAYLOR FAMILY


     The Taylor Family in the aggregate will beneficially own or control in excess of 92% of the Company's outstanding common stock. As a result, these stockholders, acting together, are able effectively to control virtually all matters requiring approval by the stockholders of the Company, including amendment of the Company's Certificate of Incorporation (the "Certificate") and the Company's By-Laws (the "By-Laws"), the approval of mergers or similar transactions, and, with the exception of the right of Preferred Stockholders (together with the holders of any one or more other series of preferred stock entitled to vote thereon) to vote for the election of one director (and, in the event the Company fails to declare and pay dividends for any six consecutive or nonconsecutive quarters, the election of an additional director) the election of all directors. See "Security Ownership of Management and Certain Beneficial Owners." Certain provisions of the Certificate and By-Laws could have the effect of delaying or preventing any change in control of the Company. Conversely, the death of a substantial stockholder in the Company or the decision by the Taylor Family to sell or liquidate its position in the Company for whatever reason would have the effect of altering the balance of effective stockholder control of the Company and, among other things, could have the effect of altering the composition of the Board of Directors. Preferred Stockholders will have no rights of redemption upon the occurrence of a change of control and, except in certain limited circumstances, will have no right to vote upon a change of control which requires a stockholder vote. See "Description of Capital Stock--Preferred Stock--Voting Rights." In addition, as of the Split-Off Closing, Jeffrey Taylor, Bruce Taylor and Sidney Taylor will constitute three of the seven members of the Board of Directors of each of the Company and the Bank and Jeffrey Taylor and Bruce Taylor will serve as the Company's and the Bank's highest ranking officers. In addition, Melvin Pearl, who as trustee of certain Taylor Family trusts is included within the definition of the "Taylor Family" set forth in the Share Exchange Agreement, will serve as a member of the Board of Directors. These persons may experience conflicts of interest in the execution of their duties on behalf of the Company and the Bank. There can be no assurance any such conflicts would be resolved in a manner favorable to the Company or the Bank. See "Management."

MORTGAGE COMPANY RISKS

     Through its subsidiaries the Mortgage Company originates, warehouses and resells residential first and second mortgages primarily of subprime borrowers who generally do not qualify for conventional loans or whose borrowing needs are not met by traditional residential mortgage lenders. These borrowers generally do not satisfy the more rigid underwriting standards of the traditional mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history. Generally, these borrowers pose a greater risk of default than do borrowers under conventional loans.

     Since the subsidiaries of the Mortgage Company typically hold loans for sixty to ninety days or longer prior to sale, and do not receive a commitment to purchase the loan from an investor at the time of origination, the Mortgage Company faces the risk that fluctuations in market interest rates will render the loans held by its subsidiaries less valuable than the Mortgage Company's basis in such loans. In addition, the Mortgage Company could experience a loss on any loan that went into default while held by a subsidiary of the Mortgage Company.

     The Mortgage Company commenced business in the first quarter of 1996. It is a start-up business with a limited history of operations. It has been substantially dependent upon CTFG, which has advanced funds to the Mortgage Company and guaranteed the performance of the obligations of the Mortgage Company under certain agreements for the sale of loans to various purchasers. The Company will assume the existing arrangements between CTFG and the purchasers of Mortgage Company loans and will provide financing to the Mortgage Company. For the foreseeable future, the Mortgage Company will continue to be dependent upon guarantees and financing from its parent, which after the Split-Off Closing will be the Company. The Mortgage Company historically has required and is expected to continue to require ongoing financing of $8 to $12 million to conduct its business. The Mortgage Company, therefore, is not currently able to operate without assistance from its parent company. In addition, as a result of these guarantees, the Company is subject to the same risks that may impact the Mortgage Company and such risks could result in losses which may exceed the Company's investment in the Mortgage Company. See "Business--The Mortgage Company."

POSSIBLE LACK OF AVAILABLE INFORMATION

     The Company anticipates that it will not be required to register the Preferred Stock pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and does not presently intend voluntarily to effect such a registration. Following the offering, the Company will be subject to the periodic and other reporting requirements of the Exchange Act for the 1997 calendar year pursuant to Section 15(d) thereof. Thereafter, provided the Preferred Stock is then held by less than 300 holders of record at the beginning of any subsequent fiscal year the Company could cease to be subject to the obligation to file such reports with respect to such fiscal year. The Company anticipates that the Preferred Stock will be held by less than 300 holders of record at the end of 1997, and therefore that it will then cease to be subject to the reporting requirements of the Exchange Act at that time. The Company intends to provide quarterly and annual financial information to its shareholders even if not required to do so pursuant to the Exchange Act. See "Additional Information."

NO PRIOR PUBLIC MARKET FOR PREFERRED STOCK

     The Company does not intend to list the shares of Preferred Stock on any securities exchange or include the Preferred Stock on any quotation system, and no active trading market for the Preferred Stock is expected to develop. Although each Underwriter has indicated an intention to make a market in the Preferred Stock, neither Underwriter is obligated to make a market in the Preferred Stock and any market making may be discontinued at any time at the sole discretion of such Underwriter. If shares of Preferred Stock are traded after their initial issuance, they may trade at a discount to their offering price. Without an active market, it may be difficult for investors to resell shares of Preferred Stock. See "Underwriting."

RATING BELOW INVESTMENT GRADE

     The Preferred Stock will be rated below "investment grade" by Duff & Phelps and Fitch. Typically, preferred stock with such ratings may experience less liquidity in the secondary market compared to investment grade preferred stock. The Preferred Stock should not be purchased by any investor who, because of financial condition, investment policies or otherwise, does not desire to assume, or have the ability to bear, the risks inherent in an investment in the Preferred Stock.

                           THE SPLIT-OFF TRANSACTIONS

GENERAL


     As a result of the Split-Off Transactions described in the Share Exchange Agreement, CTFG is transferring all of the capital stock of the Company to the Taylor Group in exchange for 4.5 million shares of CTFG common stock (the "Stock Amount"). Prior to the Split-Off Closing, CTFG will have transferred to the Company all of the outstanding shares of the Bank and the Mortgage Company and the Bank will have transferred approximately $51 million in cash (the "First Cash Component") and between $30 million and $31 million in aggregate fair market value of the Used Automobile Receivables (as defined) to a wholly owned subsidiary of CTFG. The First Cash Component is being funded with the proceeds of the sale by the Bank of substantially all of the new automobile receivables of the Bank. The proceeds of such sale in excess of the First Cash Component will be invested initially by the Bank in investment securities. As a result of the sale and transfer of the Automobile Finance Business and payment of the First Cash Component, the Bank will require additional capital to continue operating as a well-capitalized institution in accordance with regulatory requirements. Accordingly, as a part of the Split-Off Transactions, the Company will provide a direct capital contribution of approximately $59.3 million to the Bank, which will be funded by (i) net proceeds of approximately $36.3 million from the sale of the Preferred Stock offered hereby and (ii) senior debt in the amount of approximately $23 million, the terms of which are described herein under "-- Related Financing".



     All conditions precedent to the Split-Off Closing have been satisfied or waived, with the only remaining condition being the recapitalization of the Bank with the proceeds of the sale of the Preferred Stock offered hereby. Accordingly, the Split-Off Transactions will have been completed and the transfer of the ownership interest in the Bank and Mortgage Company will occur simultaneously with the Preferred Closing.


     CTFG was formed in 1981 and in 1984 became the holding company for what was then the Main State Bank (which had been acquired by CTFG's founders, Irwin H. Cole and Sidney J Taylor, in 1969) and Drovers National Bank (which had been acquired by Messrs. Cole and Taylor in 1978). CTFG has a third wholly-owned subsidiary, Reliance Acceptance Corporation (f/k/a Cole Taylor Finance Co.) (the "Finance Company"). CTFG was a private company until 1994, when CTFG made an initial public offering of its Common Stock. As of September 30, 1996, the family of Irwin H. Cole (the "Cole Family") and the Taylor Family each owned approximately 25% of the Common Stock of CTFG.

     To resolve differences among the Cole Family, the Taylor Family and certain other directors of CTFG regarding the strategic direction of CTFG, CTFG and the Taylor Family entered into the Share Exchange Agreement. The Share Exchange Agreement is included as an exhibit to the Registration Statement on Form S-1, of which this Prospectus forms a part.

     After the Split-Off Closing, Jeffrey Taylor, Bruce Taylor, and John Christopher Alstrin, previously the Chairman of the Board and a director, Chief Executive Officer and a director and Chief Financial Officer, respectively, of the Bank, will continue to be executive officers and directors of the Company and the Bank. See "Management." It is also expected that substantially all of the employees of the Bank and the Mortgage Company will continue to be employees of the Bank and the Mortgage Company, respectively, after the Split-Off Closing. Except for the adjustments contemplated by virtue of the Split-Off Transactions, the Bank, as a whole, is expected to continue its core operations in the same manner as prior to the Split-Off Transactions. See "Unaudited Pro Forma Condensed Consolidated Financial Statement."

TERMS OF THE SHARE EXCHANGE AGREEMENT

     GENERAL


     The Share Exchange Agreement outlines in detail the transaction steps which ultimately will provide the Taylor Family with ownership of in excess of 92% of the common stock of the Company and will allow the Taylor Family to control the operations of the Bank. Under the terms and conditions contemplated by the Share Exchange Agreement, CTFG will contribute all of the stock of the Bank and the Mortgage Company to the Company and then, in exchange for the Stock Amount owned by the Taylor Group, cause the Company to deliver to the Taylor Group all of the Common Stock. For a description of the composition of the Taylor

Group, see "Security Ownership of Management and Certain Beneficial Owners." The Split-Off Transactions are intended to be a tax-free transaction for all parties. The Taylor Family will retain no ownership in CTFG, and CTFG will retain no ownership in the Company, after the proposed Split-Off Transactions are consummated.

     Prior to the Split-Off Transactions, the Bank formed New Reliance, to which the Bank will transfer (i) its used automobile receivables business, primarily consisting of the Bank's rights and obligations pursuant to automobile loans or notes (the "Used Automobile Receivables") and related assets, including agreements with automobile dealers to purchase sales finance contracts; (ii) an amount in cash estimated to be $51 million (the "First Cash Component") dependent on the Stock Amount and the fair market value of the Used Automobile Receivables, which must be between $30 million and $31 million; and (iii) an amount in cash estimated to be $1.2 million (the "Second Cash Component") based on the value of CTFG's investments in the Mortgage Company and the Alpha Capital Fund, to which the Company has a total financial commitment of $500,000.

     After the formation of New Reliance and transfer of the First and Second Cash Components and the Used Automobile Receivables, the Bank will distribute the capital stock of New Reliance to CTFG, and Reliance, a wholly-owned subsidiary of CTFG, will merge with and into New Reliance. Thereafter, New Reliance will conduct directly the used automobile finance contract business, which has been conducted from the Bank's branch office in Burbank, Illinois and separately from the business of the Bank. CTFG then will transfer to the Company all of the stock of both the Bank and the Mortgage Company, as well as all of CTFG's rights, obligations and interests in the Alpha Capital Fund.

     As a result of the Split-Off Transactions, the Company will assume certain severance payments to employees of the Bank whose employment with the Bank will be terminated. The amount of the severance payments approximates $550,000 and will be accounted for as a direct acquisition cost in accordance with the application of purchase accounting. These employees will be offered employment with New Reliance.

     REPRESENTATIONS AND COVENANTS

     Under the Share Exchange Agreement, each member of the Taylor Family, jointly and severally, made certain representations and warranties to CTFG, including the following: (a) that the Share Exchange Agreement and the consummation of the Split-Off Transactions have been duly authorized and that the Share Exchange Agreement constitutes a legal, valid and binding obligation of each member of the Taylor Family; (b) representations and warranties regarding the number of shares of CTFG common stock and options to purchase CTFG common stock owned and that such shares and options will be free and clear of any security interests, liens or other encumbrances ("Liens"); (c) that they will cooperate with CTFG in taking all necessary action to form the Company and cause the Company to enter into, ratify and approve the Share Exchange Agreement; (d) that the assets of the Bank's used automobile receivables business to be transferred to New Reliance are substantially all of the assets used exclusively in or necessary for the conduct of such business; and (e) that the transfer of the Stock Amount will transfer to CTFG good and valid title to the shares of CTFG common stock constituting the Stock Amount, free and clear of any Liens, except for Liens CTFG has permitted to attach.

     CTFG made certain representations and warranties to the Taylor Family, including the following: (a) that the consummation of the Split-Off Transactions has been duly authorized and that the Share Exchange Agreement constitutes the legal, valid and binding obligation of CTFG; (b) representations regarding the capital structure of the Bank and the Mortgage Company; (c) representations regarding the amounts and dates of its investments in the Mortgage Company and Alpha Capital Fund; (d) that CTFG will, at the closing of the Split-Off Transactions, have good and valid title to all of the capital stock of the Bank (the "Bank Stock"), the capital stock of the Mortgage Company (the "Mortgage Company Stock") and the interest in the Alpha Capital Fund, free and clear of any Liens; (e) that the transfer of the Bank Stock, the Mortgage Company Stock and the interest in the Alpha Capital Fund to the Company will transfer good and valid title to the Bank Stock, the Mortgage Company Stock and the interest in the Alpha Capital Fund, free and clear of any Liens, except for Liens the Taylor Family has permitted to attach; and (f) that CTFG has not received since September 1, 1995 any acquisition proposal, except as previously disclosed.

     The covenants of the parties include, without limitation, the following:
(a) the members of the Taylor Family who are directors of CTFG (the "Taylor Directors") will submit, no later than August 31, 1996, any necessary applications to the applicable governmental authorities for approval of the Split-Off Transactions (including but not limited to the Federal Reserve Board) and the Bank and CTFG will assist in such filings; (b) at the annual meeting of stockholders of CTFG (the "Annual Meeting"), the members of the Taylor Family will vote all shares of CTFG common stock owned or controlled by them in favor of the Share Exchange Agreement and the Split-Off Transactions; (c) CTFG and the Taylor Family will comply with any covenants made in connection with the Tax Ruling or with any applicable governmental authority to ensure the tax-free nature of the Split-Off Transactions; and (d) for the two-year period following the actual date of the Split-Off Closing, the parties agree to take, or refrain from taking, certain actions which may affect the qualification of the Split-Off Transactions under Section 355 of the Code or the validity of the Tax Ruling (unless the party wishing to take such action provides the other party with a written opinion from nationally recognized tax counsel that the desired transaction will not affect the qualification of the Split-Off Transactions under Section 355 of the Code or the validity of the Tax Ruling).

     TERMINATION PROVISIONS

     The Share Exchange Agreement may be terminated at any time prior to the Split-Off Closing: (i) by mutual written consent of the Taylor Family and CTFG;
(ii) by the Taylor Family or CTFG if any court of competent jurisdiction within the United States issues any order, decree or ruling or action restraining, enjoining or prohibiting the consummation of the Split-Off Transactions; (iii) by the Taylor Family or CTFG in the event any approval of any applicable governmental authority has been denied or contains or is subject to terms or conditions which either party reasonably deems to be materially burdensome; (iv) provided the party seeking termination has satisfied in all material respects all covenants and agreements to be performed and satisfied by it on or prior to the date of termination under the Share Exchange Agreement, by the Taylor Family or CTFG upon material breach by the other party of any of its covenants or agreements, subject to a 30-day right to cure following the receipt of written notice of such breach; (v) provided the terminating party has not caused the Split-Off Closing not to occur in breach of the Share Exchange Agreement, by the Taylor Family or CTFG if the Split-Off Closing has not occurred prior to June 30, 1997; (vi) by CTFG, prior to the Annual Meeting, after CTFG's receipt of an acquisition proposal if the Board of Directors of CTFG (the "CTFG Board") determines, based on the advice of independent counsel, that such action is required for the discharge of the CTFG Board's fiduciary duties; (vii) by the Taylor Family if the CTFG Board withdraws or modifies, in a manner adverse to the Taylor Family, its approval of the Share Exchange Agreement, the Split-Off Transactions or its recommendation to CTFG's stockholders, if CTFG enters into an agreement providing for an acquisition proposal or if the CTFG Board resolves to do any of the foregoing; (viii) by the Taylor Family, if the Annual Meeting has not occurred prior to November 28, 1996 (unless the Taylor Family has caused the Annual Meeting not to occur prior to such date), or (ix) by either CTFG or the Taylor Family if the stockholders of CTFG do not approve the Split-Off Transactions at the Annual Meeting.

     If the Share Exchange Agreement is terminated due to a Triggering Termination (as defined), CTFG will be entitled to receive as an exclusive remedy liquidated damages equal to $15 million from the Taylor Family, which amount is subject to reduction depending on the result of the Bank Sale Process (as defined). A "Triggering Termination" means termination of the Share Exchange Agreement due to the following reasons: (i) failure to obtain the approval of any applicable governmental authority (other than because of a failure to comply with the Community Reinvestment Act (the "CRA") or fair lending statutes); or
(ii) if the Split-Off Closing has not occurred prior to June 30, 1997 due to (A) the failure to obtain sufficient additional capital in order to comply with the minimum capital requirements of any applicable banking laws, regulations or any requirements of any regulatory agencies, or (B) the failure to obtain the approval of any applicable governmental authority (other than because of a failure to comply with the CRA or fair lending statutes).

     If the Share Exchange Agreement is terminated as a result of a Triggering Termination, CTFG will use its reasonable best efforts to solicit bids from third parties for the sale of all of the equity interest in the Bank

(the "Bank Sale Process"). The Taylor Family has agreed to use its best efforts to support the Bank Sale Process, and the Taylor Directors will direct such process. If, during the nine-month period after a Triggering Termination, CTFG receives a Sufficient Bona Fide Offer (as defined) to acquire all of the equity interest in the Bank that the Taylor Family wishes the CTFG Board to consider, the obligations of the Taylor Family to pay CTFG $15 million will be reduced (provided the obligation will never be less than zero) by the amount by which the Sufficient Bona Fide Offer would provide CTFG with gross proceeds with a fair market value in excess of $235 million. A "Sufficient Bona Fide Offer" means an offer for all of the equity interest in the Bank from a financially reliable third party that, if accepted, would be likely to be consummated and that, if consummated, would provide CTFG with gross proceeds with a fair market value in excess of $235 million. The CTFG Board is under no obligation to accept a Sufficient Bona Fide Offer that the Taylor Family wishes the CTFG Board to consider; provided, however, that in the event the CTFG Board rejects a Sufficient Bona Fide Offer, the obligation of the Taylor Family to pay CTFG $15 million will be reduced in the same manner as set forth in the preceding sentence. If no Sufficient Bona Fide offer is received during the nine months after a Triggering Termination, the Taylor Family will pay the full $15 million to CTFG. CTFG may, without the participation of any member of the Taylor Family, resolve not to pursue the Bank Sale Process or to enter into an agreement providing for the merger or disposition of the stock or assets of CTFG prior to the expiration of the nine-month period following a Triggering Termination, in which case the obligation of the Taylor Family to pay the $15 million to CTFG will be extinguished. The Taylor Family deposited 750,000 shares of CTFG Common into escrow to ensure payment of any liquidated damages required to be paid by the Taylor Family under the Share Exchange Agreement. See "-- The Escrow Agreement."


     If the Share Exchange Agreement is terminated (i) by CTFG after the receipt of an acquisition proposal, if such action was necessary to discharge the CTFG Board's fiduciary duties or (ii) by the Taylor Family, if the CTFG Board withdraws or modifies its approval of the Share Exchange Agreement or the Split-Off Transactions, if CTFG has entered into an agreement providing for an acquisition proposal or the CTFG Board resolves to do any of the foregoing, CTFG is obligated to pay the Taylor family, as an exclusive remedy, liquidated damages in an amount equal to (a) the Taylor Family's out of pocket expenses paid to lawyers, accountants, investment bankers or other experts plus (b) three percent of the fair market value as of the date of the Share Exchange Agreement of the acquisition proposal that gave rise to such termination. If the Share Exchange Agreement is terminated by the Taylor Family upon material breach of any of CTFG's covenants or agreements contained in the Share Exchange Agreement which has not been cured within 30 days of written notice thereof by CTFG, CTFG is obligated to pay the Taylor Family, as an exclusive remedy, liquidated damages equal to $15 million. For a discussion of additional liabilities under the Share Exchange Agreement, see "-- Liabilities Under Share Exchange Agreement."


THE ESCROW AGREEMENT

     Pursuant to an escrow agreement among the Taylor Family, CTFG and The Northern Trust Company dated June 19, 1996 (the "Escrow Agreement"), the Taylor Family deposited 750,000 shares of CTFG common stock (the "Escrow Amount") into escrow to ensure payment of any liquidated damages required to be paid by the Taylor Family under the Share Exchange Agreement. The Northern Trust Company, as escrow agent, will hold the Escrow Amount in escrow until it receives (i) a final order or judgment of a court of competent jurisdiction directing the disposition of the Escrow Amount or any part thereof, together with an opinion of counsel to CTFG or the Taylor Family that such order or judgment is final, or
(ii) joint written notice from CTFG and the Taylor Family, in which case the Escrow Amount will be distributed in accordance with such order or judgment or the joint written notice, as the case may be. A copy of the Escrow Agreement has been filed as an exhibit to the Registration Statement on Form S-1, of which this Prospectus forms a part.

VESTING OF CTFG OPTIONS

     Pursuant to the Share Exchange Agreement, all outstanding options to purchase CTFG common stock held by members of the Taylor Family will become vested and exercisable in full prior to the Split-Off Closing. Each Taylor Family member holding any such options is obligated to exercise them at or prior to the Split-Off Closing. Additionally, as a result of the Split-Off Transactions, all outstanding options ("Employee

Stock Options") to purchase CTFG common stock under CTFG's 1991 Stock Option Plan (the "1991 Plan") became vested as of October 18, 1996, subject to the restrictions of applicable securities laws. Employee Stock Options held by persons who will no longer be employees of CTFG as a result of the Split-Off Transactions (i.e., employees of the Bank) will expire unless exercised within 60 days subsequent to the Split-Off Closing.

     In that the options exercised are attributable to Bank employees, the Bank is entitled to receive a tax benefit equivalent to the excess of the fair value of the CTFG stock over the exercise price at the date of exercise. Pursuant to the Share Exchange Agreement, CTFG and the Bank have amended their existing tax allocation agreement so that (A) the allocation of federal, state and local tax liabilities incurred through the closing between CTFG and its subsidiaries on the one hand and Bank on the other will continue in a manner consistent with past practice, except that beginning June 12, 1996, all tax benefits associated with the exercise or buyout of all compensatory options on CTFG Common Stock, whether held by employees or former employees of Bank or otherwise, will inure solely to the benefit of CTFG; and (B) any claims or liabilities arising from audits (including audits commenced or completed after the Split-Off Closing) of pre-closing periods will be borne by the party to whom the adjustment is attributable.

ESTABLISHMENT OF PROFIT SHARING/ESOP


     Pursuant to the Share Exchange Agreement, the Company has established the Profit Sharing/ESOP, a defined contribution plan designed to qualify under Sections 401(a), 401(k) and 4975(e)(7) of the Code. Prior to the Split-Off Closing, CTFG will transfer to the Profit Sharing/ESOP the account balances held in the Cole Taylor Financial Group, Inc. Employee Stock Ownership Plan (the "CTFG ESOP") and the Cole Taylor Financial Group, Inc. 401(k)/Profit Sharing Plan (the "CTFG Profit Sharing") on behalf of the active and former Bank employees and any employee of CTFG who will be a Bank employee as of the Split-Off Closing. The trustee of the Profit Sharing/ESOP will be offered the opportunity to exchange the CTFG common stock held by the Employee Stock Ownership Plan ("ESOP") portion of the Profit Sharing/ESOP for the Common Stock at the Split-Off Closing.


     The Profit Sharing/ESOP is intended to provide substantially the same benefits on substantially the same terms as the CTFG ESOP and the CTFG Profit Sharing. The Profit Sharing/ESOP will permit each eligible employee of the Company to elect to contribute, through payroll deductions, a specified percentage of his or her compensation up to the statutory limitation. The Company will make a matching contribution and a profit sharing contribution to the Profit Sharing/ESOP. The profit sharing contribution will be in an amount determined at the discretion of the Board of Directors. The Company's contribution may be made in the form of shares of Common Stock, cash to be invested in shares of Common Stock or cash to be invested as directed by the Profit Sharing/ESOP participants. Participants with ESOP stock account balances under the Profit Sharing/ESOP will have the right to exercise certain limited "put" rights requiring the Company to purchase their shares of Common Stock following their termination of employment with the Company and the Bank. See "Description of Capital Stock--Preferred Stock--Dividend Rights."

RELATED FINANCING


     In order to provide the capital infusion necessary to obtain requisite regulatory approval to consummate the Split-Off Transactions, the Company has negotiated a loan agreement (the "Loan Agreement") with LaSalle National Bank ("LaSalle") to obtain a $25 million unsecured five year term bank loan (the "Term Loan"), to be used solely to infuse additional capital into the Company to comply with the minimum capital requirements of applicable banking laws or regulations of any regulatory agency, and a $5 million unsecured one year line of credit (the "Line of Credit" and together with the Term Loan, the "Credit Facilities") to support the Company's ongoing working capital needs. The funds from the Term Loan will be used primarily to make a capital contribution to the Bank of approximately $23 million. Each of the Term Loan and the Line of Credit shall bear interest at LaSalle's prime rate of interest (the "Base Rate" and any loan bearing interest at the Base Rate shall be referred to as a "Base Rate Loan"), which is not necessarily the lowest or most favorable rate of interest charged by LaSalle on commercial loans at any one time, payable on a quarterly basis or upon conversion of the Base Rate Loan into a LIBOR Loan (as hereinafter defined). The interest rate applicable to each Base Rate Loan shall change simultaneously with each change in prime rate. Provided that no Event of Default (as hereinafter defined) under the Loan Agreement has occurred and is continuing, the Company has the option to convert a Base Rate Loan at any time to a loan bearing interest at 1.25% plus the quotient obtained by dividing the LIBOR rate by the difference of 100% less the reserve requirement imposed by the Board of Governors of the Federal Reserve System under Regulation D for an applicable interest period (the "Adjusted LIBOR Rate") payable on the last day of the one, two or three month interest period elected by the Company (each, a "LIBOR Loan"). Upon expiration of the interest period elected by the Company, a LIBOR Loan will be reborrowed as a Base Rate Loan unless the Company gives LaSalle notice of its intention two business days in advance of the expiration of the interest period applicable to the LIBOR Loan to reborrow through a new LIBOR Loan, in whole or in part, the existing LIBOR Loan. Loans made pursuant to the terms of the Loan Agreement, at the discretion of LaSalle, may not be evidenced by notes or other instruments issued or made by the Company and will be evidenced solely by entries upon the ledgers, books or records of LaSalle. The Company may not have outstanding at any one time more than three LIBOR Loans in respect of the Line of Credit and five LIBOR Loans in respect of the Term Loan, and each such loan shall be in a minimum amount of $1 million or such greater amount in increments of $100,000. As an alternative to being able to have outstanding LIBOR Loans and Base Rate Loans, the Company may elect to convert the rate of interest on the entire outstanding principal amount (or such lesser portion thereof) of the Term Loan to a fixed rate of interest equal to the average yield to maturity for actively traded marketable U.S. Treasury securities (adjusted to constant maturities approximating the remaining period until final maturity of the Term Loan) ("Remaining Maturity Average Yield") plus 1.60%. Prior to the occurrence of a default or event of default under the Loan Agreement and so long as (i) the relevant LIBOR Loans in respect of the portion of the Term Loan subject to this election shall have been converted into a Base Rate Loan and (ii) all unpaid interest on the outstanding principal amount of the Term Loan (or a lesser portion thereof) subject to this election is paid in full at a rate per annum equal to the Remaining Maturity Average Yield (hereinafter defined) plus 1.60%. Interest is computed on each loan for the actual number of days elapsed on the basis of a 360-day year. The Company shall also pay annual principal reductions on the Term Loan of $1.0 million beginning in 1999 and a balloon payment of $22 million on January 31, 2002.



     Each loan made pursuant to the Loan Agreement will be subject to conditions precedent including the following: (a) no occurrence of an Event of Default or an event which but for the giving of notice or lapse of time or both would be an Event of Default (such event, a "Default"); (b) compliance with the representations, warranties and covenants contained in the Loan Agreement as of the Split-Off Closing and on an ongoing basis and (c) no occurrence of a material adverse change in the financial condition, results of operation or business of the Company.



     The obligations of LaSalle to make any loan pursuant to the terms of the Loan Agreement is subject to the consummation of the Split-off Transactions. In addition, the Company must also satisfy the following requirements at all times that the Credit Facilities are outstanding: (i) all of the capital stock of the Bank must be owned by the Company; (ii) standard representations, warranties and covenants regarding the corporate organization of the Company and the Bank, the financial viability of the Company and the Bank and compliance by the Company and the Bank with federal and state banking, tax and other laws and regulations; and (iii) the Bank must maintain certain reporting and financial covenants at the end of each quarter including (a) applicable regulatory ratios at or above the "well capitalized" level, (b) Tier 1 capital of not less than $110 million,
(c) a return on average assets of at least 0.50%, until December 31, 1997, .60% thereafter until December 31, 1998 and .70%, thereafter, (d) a ratio of non-performing assets to Tier 1 capital (plus certain permitted allowances for loan losses) of the Bank not exceeding 25%, (e) a ratio of the valuation reserve established and maintained to absorb credit losses related to loans and leases to non-performing loans of not less than 1:1, and (f) a ratio of debt to shareholders' equity (determined in accordance with GAAP) not exceeding 30%.


     The Loan Agreement provides that the Company is prohibited from engaging in any transaction out of the ordinary course of business without the consent of LaSalle including, but not limited to (a) creating or suffering to exist any lien, pledge or encumbrance upon or with respect to any of the assets, or properties of the Bank; (b) dissolving, merging or conveying substantially all of the assets of the Company or an affiliate or subsidiary of the Company; (c) modifying the Articles or Certificate of Incorporation, as applicable, or the

Charter of the Company or an affiliate or subsidiary of the Company; (d) purchasing all or substantially all of the assets or acquiring equity or debt interests in any other entity or entering into any joint venture or partnership;
(e) selling, pledging, transferring or otherwise disposing of any of the outstanding equity interests in the Company or any subsidiary or affiliate of the Company; (f) becoming liable in any manner for any indebtedness or obligations, except for any indebtedness pursuant to the Loan Agreement, indebtedness for any lease in excess of $500,000, which, in conformity with GAAP, is accounted for as a capital lease, trade payables arising in the ordinary course, guarantees of obligations of the Mortgage Company and its subsidiaries under sales of loan pools, up to $100,000 of other debt arising in the ordinary course and other unsecured ordinary course debt; (g) guaranteeing or otherwise directly, indirectly or contingently becoming liable for the obligation or liabilities of any other person other than obligations of the Mortgage Company and its subsidiaries under sales of loan pools; and (h) issuing any of the Company's capital stock or redeeming, retiring or otherwise acquiring directly or indirectly any of the Company's capital stock or other evidence of ownership interest, or declaring or paying dividends upon any stock of the Company or making any distribution of its property or assets, except for dividend payments made if no Event of Default exists or would result therefrom with respect to common and preferred stock issued prior to the date of the Loan Agreement or concurrent with consummation of the Split-Off Transactions and except for redemptions of capital stock from retiring employees and from former employees or their estates in connection with the Company's employee benefit plans. Such covenants may affect the operating flexibility of the Company, including the Company's ability to pay dividends on its capital stock.


     An event of default will exist under the Loan Agreement ("Event of Default") in the event that (a) the Company breaches any representation, warranty, covenant or agreement in the Loan Agreement or if any representation, warranty or exhibit is false or misleading in any material respect; (b) the Company fails to satisfy any of its liabilities or obligations to LaSalle, and such failure continues for 30 days; (c) the occurrence of a material breach or default by the Company under any other agreement with LaSalle after any cure period applicable to any such breach or default has expired; (d) the Company is in default in the payment of any liability, obligation or indebtedness to any person in an amount in excess of $100,000; and (e) other specific events, typical in similar loan agreements, indicating that the Company is experiencing financial difficulty, is insolvent or subject to a petition for bankruptcy. If an Event of Default has occurred and is continuing, in addition to other rights and remedies under the Loan Agreement, including the acceleration and termination of any outstanding loans, the outstanding loans shall bear interest from the date of such Event of Default equal to the sum of 2% plus the applicable interest rate then in effect.


     Although the Loan Agreement is unsecured, the Company is required under the Loan Agreement to execute a Safekeeping Agreement with LaSalle (the "Safekeeping Agreement") pursuant to which the Company shall deliver to LaSalle all of the issued and outstanding shares of capital stock of the Bank (the "Bank Shares") for safekeeping, and not as a pledge. The Bank Shares delivered by the Company to LaSalle pursuant to the Safekeeping Agreement shall be retained by LaSalle until all of the Company's liabilities to LaSalle have been paid in full and all commitments of LaSalle to the Company with respect to the Term Loan and the Line of Credit have been terminated. Under the Safekeeping Agreement, the Company agrees that at any time upon the occurrence and during the continuance of an Event of Default, it shall grant to LaSalle a first priority lien on and security interest in the Bank Shares to secure the payment and performance of the Company's liabilities to LaSalle and the Company shall enter into a pledge agreement with LaSalle to further evidence the same. The Safekeeping Agreement provides that upon the occurrence of an Event of Default, the possession of the Bank Shares pursuant to the Safekeeping Agreement shall constitute possession for purposes of perfecting the pledge and security interest therein to be granted by the Company. The pledge continues under the Safekeeping Agreement until the earlier of (i) no Event of Default or Default is continuing and (ii) payment in full and satisfaction of all of the Company's liabilities to LaSalle.


     The Safekeeping Agreement further provides that on delivery of the Bank Shares, the Bank shall register in its corporate stock records that the Bank Shares are subject to the Safekeeping Agreement and the pledge requirement therein.

     The form of pledge agreement which, under the Safekeeping Agreement, the Company agrees to execute during the occurrence and continuation of an Event of Default, provides that LaSalle shall have all of the rights and remedies of a secured party under the Illinois Uniform Commercial Code in respect of the Bank Shares for so long as the pledge remains in effect. The form of pledge agreement precludes the Company during the continuation of certain Events of Default and certain financial covenant breaches from (i) keeping the proceeds of, including dividends on and distributions with respect to, the Bank Shares and (ii) voting on matters subject to the vote of stockholders of the Bank.



COMPLIANCE WITH TAX AND REGULATORY REPRESENTATIONS



     According to the Tax Ruling, the Split-Off Transactions will be treated as a tax-free transaction under Section 355 of the Code. Pursuant to the Tax Ruling, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by CTFG upon the exchange of the capital stock of the Company for common stock of CTFG held by the Taylor Group, and (ii) no gain or loss will be recognized by (and no amount will be included in the income of) the Taylor Group upon their receipt of the capital stock of the Company in exchange for the Common Stock of CTFG owned by them. Although the Tax Ruling will generally be binding upon the IRS, the Tax Ruling was issued based upon certain factual representations and assumptions. If any such factual representations or assumptions are incorrect or untrue in any material respect, the Tax Ruling may be invalidated. The Split-Off Transactions will not result in any tax consequences to the Company or the Bank provided that the Tax Ruling is not invalidated. See "Risk Factors--Liabilities Arising in the Event of Loss of Tax-Free Status of Split-Off Transactions; Other Potential Tax Liabilities."


LIABILITIES UNDER SHARE EXCHANGE AGREEMENT


     The Taylor Family has indicated that the Share Exchange Agreement was executed by representatives of the Taylor Family with a view to various obligations of the Taylor Family also becoming obligations of the Company or the Bank once the Company was organized and had acquired the Bank and the Mortgage Company. Among other covenants of the Taylor Family made in the Share Exchange Agreement are covenants providing for indemnification of CTFG by the Taylor Family for any breach of any representation, warranty or agreement of the Taylor Family contained in the Share Exchange Agreement, for brokerage fees and commissions payable on the basis of action taken by the Taylor Family, and for 25% of Losses of CTFG arising out of the Share Exchange Agreement and termination of outstanding CTFG stock options. The Taylor Family also agreed to, after the Closing, cause the Bank to indemnify CTFG against Losses relating to the Bank or the Mortgage Company or CTFG's ownership of these entities.



     As a means of allocating to the Company and the Bank the responsibility to perform certain covenants of the Taylor Family, including certain covenants relating to the indemnification of CTFG, the Company, the Taylor Family and CTFG have entered into the CTFG Agreement (as defined below) and the Company and the Taylor Family have entered into the Indemnity Agreement (as defined below). Pursuant to the terms of these agreements, unless otherwise noted below, the Taylor Family has retained exclusive responsibility for any breach of representations and covenants of the Taylor Family made in the Share Exchange Agreement and has agreed to indemnify the Company against losses associated with any inaccuracy or breach where knowing or reckless. CTFG has also agreed to provide indemnification to the Taylor Family, the Company and the Bank with respect to certain matters relating to CTFG and New Reliance. These arrangements are summarized more fully below.



     These agreements were entered into at the request of the Taylor Family and were not requested by, and, in the case of the Indemnity Agreement between the Company and the Taylor Family, did not involve the participation in any way of CTFG. Nonetheless, upon advice of counsel, the Company's Board of Directors were informed that, prior to consummation of the Split-Off Transactions, directors had no fiduciary responsibility to any future stockholder and owed their fiduciary duties solely to CTFG. Accordingly, in negotiating and approving these arrangements, the Company's directors did not consider the interests of prospective stockholders, such as persons who purchase Preferred Stock offered hereby, but rather those of CTFG. Although generally the interests of CTFG are adverse to those of the Taylor Family in connection with the Split-Off Transactions, in its deliberations regarding these agreements, the Board of Directors of the Company observed that the interests of the Taylor Family were not generally adverse to those of CTFG. These agreements should not be considered to be on terms comparable to those which might be available in agreements negotiated at arms length between unaffiliated parties. See "Risk Factors--Interest of Taylor Family and CTFG; Possible Conflicts of Interest."


     COMPANY OBLIGATIONS

     Pursuant to the Share Exchange Agreement, the Taylor Family and CTFG agreed to cause the Company to enter into, ratify and approve the Share Exchange Agreement and all of the related transactions prior to the Split-Off Closing. The Company, the Taylor Family and CTFG are expected to enter into an agreement (the "CTFG Agreement") which implements the provisions of the Share Exchange Agreement. The Company's obligations pursuant to the CTFG Agreement will be as follows:


     Securities Offerings. The Company will indemnify and hold harmless CTFG against all costs and liabilities related to the offering of the Preferred Stock offered hereby and the Common Stock issued in connection with the Split-Off Transactions, including printing, filing fees and other expenses, and any liabilities for misstatements or omissions in the offering documents and filings with respect thereto.



     Tax Ruling. For a two year period after the Split-Off Closing, the Company will agree to refrain from taking certain actions unless it has received an opinion from a nationally recognized tax counsel, which opinion shall be reasonably satisfactory in form and substance to tax counsel for CTFG (a "Tax Opinion") that the desired transactions and any transactions related thereto will neither affect the tax-free nature of the exchange of stock contemplated by the Share Exchange Agreement nor affect the Tax Ruling. To this end, the Company will agree, for the two year period following the Split-Off Closing (a) to cause the Bank to continue the active conduct of its banking business, (b) not to merge or consolidate with or into any other corporation, or cause the Bank to merge or consolidate with any other corporation, (c) not to liquidate or partially liquidate, or cause the Bank to liquidate or partially liquidate, (d) not to sell or transfer any significant part of its assets or permit the Bank to sell or transfer any significant part of its assets, (e) not to redeem or otherwise purchase any of its capital stock or permit the Bank to redeem or otherwise purchase any of its capital stock, or (f) not to issue, or permit the Bank to issue, additional shares of its capital stock, except as contemplated by the Tax Ruling. Regardless of whether a Tax Opinion has been obtained, the Company also may not enter into any agreement, arrangement or understanding for transfer of control of the Bank for one year following the Split-Off Closing (a "Transfer Arrangement"), and if the Company enters into a Transfer Arrangement more than one year but less than two years following the Split-Off Closing, the Company shall remain responsible for ensuring that, and will obtain a written contractual commitment from other parties to the Transfer Arrangement that they will ensure that, the Bank complies with the obligations contained in this paragraph, except as otherwise set forth in the Tax Opinion. The Company and the Bank must deliver a certificate quarterly for two years after Split-Off Closing to the effect that they are in compliance with the foregoing. Failure to comply with these agreements may result in the invalidation of the tax free nature of the Split-Off Transactions, causing substantial damages to CTFG and CTFG stockholders exchanging pursuant to the Share Exchange Agreement. To the extent the transaction is not tax free, the Company, the Bank and Mortgage Company could have joint and several liability for the resulting gain to CTFG. See "Risk Factors-- Liabilities Arising in the Event of Loss of Tax-Free Status of Split-Off Transactions." and "--Liabilities Under Share Exchange Agreement."


     Deconsolidation. The Company will agree that after the Split-Off Closing it will take such steps with CTFG and the Taylor Family in accordance with generally accepted accounting principles as are necessary to deconsolidate the Bank from CTFG for accounting purposes.


     Employees. The Company will agree to cause the Bank to assume all liability (and the Company shall, and shall cause the Bank, to indemnify CTFG and its subsidiaries against such liability) for any severance or change in control payments which, as a result of the Split-Off Closing, are owed to any employee of CTFG, the Bank or any of their affiliates (with certain exceptions).


     Benefit Plans. The Company will agree to adopt the Profit Sharing/ESOP and will accept the transfer of participants' account balances in accordance with the procedures outlined in the Share Exchange Agreement.

     Bank Obligations. The Company will agree to cause the Bank to fulfill its obligations under the Share Exchange Agreement. See "--Bank Obligations."



     Bank Indemnities. The Company will agree to indemnify and hold harmless CTFG and its affiliates from and against any and all Losses (as defined) (x) whenever incurred, arising or accrued, relating to the Bank, the Mortgage Company or Alpha Capital Fund or CTFG's ownership of securities in the Bank, the Mortgage Company or Alpha Capital Fund, or (y) incurred, arising or accrued prior to the Split-Off Closing in connection with the transfer of the Used Automobile Receivables to a subsidiary of CTFG. After the Split-Off Closing, the Company will indemnify and hold harmless CTFG and its affiliates from and against any and all Losses whenever incurred, arising or accrued, relating to the Company's or CTFG's ownership of securities in the Company, but only to the extent that the Losses are not primarily the result of actions by CTFG. See "Risk Factors--Liabilities Under Share Exchange Agreement." Pursuant to the CTFG Agreement, the Company has agreed to assume responsibility to CTFG for causing the Bank to assume these obligations as well. See "--Company Obligations" and "--Bank Obligations."



     Further Assurances; Expenses. The Company will agree to continue to make effective the transactions contemplated by the Share Exchange Agreement at the time of the Split-Off Closing. In addition, the Company will agree to assume responsibility for its own expenses in connection with the transactions contemplated by the Share Exchange Agreement.


     TAYLOR FAMILY INDEMNITY


     The Taylor Family and the Company have entered into an agreement dated
January   , 1997 (the "Indemnity Agreement") to be effective upon the Split-Off
Closing, pursuant to which the Company will agree to indemnify and hold harmless the Taylor Family in the event the Company breaches any of the foregoing agreements. The agreement also covers certain liabilities of the Taylor Family pursuant to the Share Exchange Agreement.


     Under the Indemnity Agreement, the Company would be obligated to indemnify the Taylor Family against the Taylor Family's liabilities under the following provisions of the Share Exchange Agreement, but only to the extent that any particular liability does not arise as a result of a knowing or reckless breach of the Share Exchange Agreement by the Taylor Family member seeking indemnification:


     Pre-Closing Transactions. The obligations of the Taylor Family and the Bank to effect the pre-closing transactions, including, without limitation, (i) the spin-off of the Used Automobile Receivables, (ii) the payment of the First Cash Component, (iii) the indemnification of CTFG for severance costs arising out of the severance of the automobile finance employees of the Bank, and (iv) the payment of the Second Cash Component.



     Tax Covenants. The obligations of the Taylor Family to comply with the covenants to ensure the tax-free nature of the Split-Off Transactions set forth in the Tax Ruling and other filings with governmental authorities other than a breach related to the sale or transfer of their stock of the Company or related Transfer Arrangement. In addition, the provisions obligating the Taylor Family to cause the Company (or to cause the Bank) to comply with the provisions described above under "--Company Obligations--Tax Ruling."


     Indemnification for Certain CTFG Liabilities. Subject to certain exceptions, the Taylor Family would be indemnified and held harmless against its obligation to indemnify and hold harmless CTFG from and against 25% of (i) any Losses, including, without limitation, any costs or expenses of defense or settlement of any suits, actions or proceedings initiated by third parties and any judgments in such suits, actions or proceedings relating to the transactions contemplated by the Share Exchange Agreement and (ii) any Losses relating to disputes regarding CTFG option terminations or limitations imposed on holders of outstanding stock options of CTFG, in each case, net of any applicable insurance proceeds.

     Further Assurance; Expenses. The Taylor Family's obligations to make effective the transactions contemplated by the Share Exchange Agreement at the time of the Split-Off Closing. In addition, the indemnification would cover the Taylor Family's obligations to indemnify and hold harmless CTFG for any brokerage fees, commissions or finder's fees payable on the basis of any action taken or caused to be taken by the Taylor Family and the obligation of the Taylor Family to pay its own expenses in connection with the transactions contemplated by the Share Exchange Agreement. The Company has agreed to reimburse the Taylor Family for these fees, commissions and expenses, which are estimated to be $2 million. See "Certain Transactions."

     The Company has agreed to advance to members of the Taylor Family, prior to an ultimate determination of their entitlement to indemnification, the expenses incurred by such Taylor Family member in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in any proceeding to which the Indemnity Agreement relates. Any member of the Taylor Family must repay such advances, without interest, once it is determined that said Taylor Family member is not entitled to indemnification.

     Additionally, the Taylor Family members have agreed to indemnify and hold harmless the Company against liabilities and expenses incurred by the Company as a result of any knowing or reckless breach of a representation or warranty by a Taylor Family member in the Share Exchange Agreement and any knowing or reckless breach of a covenant of the Taylor Family under the Share Exchange Agreement.


     BANK OBLIGATIONS



     Under the Share Exchange Agreement, the Bank is obligated to effect the pre-closing transactions, including, without limitation, (i) the spin-off of the Used Automobile Receivables, (ii) the payment of the First Cash Component, (iii) the indemnification of CTFG for severance costs arising out of the severance of the automobile finance employees of the Bank, and (iv) the payment of the Second Cash Component. Each of the Bank and CTFG may purchase from the other any insurance policy owned by the other which provides coverage related to the Bank or CTFG, respectively, at the greater of the book or cash value of such policies. In addition, the Bank is obligated to adopt the Profit Sharing/ESOP and will accept the transfer of participants' account balances in accordance with the procedures outlined in the Share Exchange Agreement. The Bank will also agree to continue to make effective the transactions contemplated by the Share Exchange Agreement at the time of the Split-Off Closing.



     Under the Share Exchange Agreement and the CTFG Agreement, the Taylor Family and the Company have agreed to cause the Bank to indemnify and hold CTFG and its affiliates harmless from and against (i) the severance costs related to the termination of the Bank employees involved in the automobile finance business, (ii) the liability set forth above under "--Company Obligations--Securities Offerings" above, and (iii) any liability of CTFG with respect to representations, indemnifications and guarantees customarily required by mortgage investors to assure the validity of mortgages sold and with respect to other assurances to purchasers of mortgages and mortgage-backed securities from the Mortgage Company and the Bank. In addition, the Taylor Family must cause the Bank to indemnify and hold harmless CTFG and its affiliates from and against any and all Losses (as defined) (x) whenever incurred, arising or accrued, relating to the Bank, the Mortgage Company or Alpha Capital Fund or CTFG's ownership of securities in the Bank, the Mortgage Company or Alpha Capital Fund, or (y) incurred, arising or accrued prior to the Split-Off Closing in connection with the transfer of the Used Automobile Receivables to a subsidiary of CTFG. In addition, after the Split-Off Closing, the Company is obligated to cause the Bank to indemnify and hold harmless CTFG and its affiliates from and against any and all Losses whenever incurred, arising or accrued, relating to the Company's or CTFG's ownership of securities in the Company, but only to the extent that the Losses are not primarily the result of actions by CTFG. See "Risk Factors--Liabilities Under Share Exchange Agreement." Pursuant to the CTFG Agreement, the Company has agreed to assume responsibility to CTFG for causing the Bank to assume these obligations. See "--Company Obligations."


     CTFG OBLIGATIONS

     CTFG is obligated to indemnify and hold harmless the Taylor Family, its affiliates and the Bank from and against any and all Losses with respect to (i) any breach of any representation, warranty or agreement of CTFG contained in the Share Exchange Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken or caused to be taken by CTFG. In addition, after the Split-Off

Closing, CTFG is obligated to indemnify and hold harmless the Taylor Family from and against any and all Losses (x) whenever incurred, arising or accrued, relating to CTFG (except for matters for which the Taylor Family is indemnifying CTFG pursuant to the Share Exchange Agreement) or Cole Taylor Finance Co. or (y) incurred, arising or accrued after the Split-Off Closing and relating to New Reliance. Pursuant to the CTFG Agreement, CTFG has acknowledged that the Company and the Bank are entitled to the indemnification by CTFG described above to the same extent as the Taylor Family.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of the Preferred Stock offered hereby, after deducting underwriting discounts and
offering expenses, are approximately $     million. The Company intends to
contribute the net proceeds to the capital of the Bank in fulfillment of a condition for regulatory approval of the Split-Off Transactions. See "The Split-Off Transactions." The Bank will initially invest the proceeds in investment securities and thereafter they will be used for general corporate purposes.


     In order to provide the capital contribution necessary to obtain requisite regulatory approval to consummate the Split-Off Transactions, prior to the Split-Off Closing the Company will have obtained the Credit Facilities, consisting of a $25 million unsecured five year term term loan and a $5 million unsecured one year line of credit from LaSalle National Bank. See "The Split-Off Transactions -- Related Financing."

                            PRO FORMA CAPITALIZATION

     The following table sets forth the consolidated long-term debt and stockholders' equity of the Company at September 30, 1996, after giving effect to the Split-Off Transactions, the related Credit Facilities and the net proceeds of the sale of the Preferred Stock offered hereby.

                                                                          AS OF SEPTEMBER 30, 1996
                                                                          ------------------------
                                                                          (IN THOUSANDS)
LONG-TERM DEBT:
  Federal Home Loan Bank advances(1)..................................            $ 85,000
  Term Loan...........................................................              25,000
  Line of Credit......................................................               2,742
  Other debt..........................................................                 836
                                                                               -----------
       Total long-term debt...........................................             113,578
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par, 3,000,000 shares authorized,
     Series A, 1,530,000 shares issued and outstanding, $25 stated
     value............................................................              38,250
  Common stock, $.01 par, 7,000,000 shares authorized, 4,500,000
     shares issued and outstanding....................................                  45
  Surplus.............................................................              97,198
  Retained earnings...................................................                   0
                                                                               -----------
       Total stockholders' equity.....................................             135,493
                                                                               -----------
Total Capitalization..................................................            $249,071
                                                                               ===========
REGULATORY CAPITAL RATIOS:
  Consolidated Company
     Tier 1 risk-based capital........................................               6.94%
     Total risk-based capital.........................................               8.20%
     Leverage ratio...................................................               5.08%
  Pro forma Bank only
     Tier 1 risk-based capital........................................               8.73%
     Total risk-based capital(2)......................................               9.99%
     Leverage ratio...................................................               6.38%

---------------

(1) See Note 11 of the Notes to Financial Statements of the Bank.

(2) The regulatory minimum total risk-based capital ratio as established by the Board of Governors of the Federal Reserve System for an adequately capitalized bank is set at 8% and for a "well-capitalized" bank is set at 10% or above. Management intends to maintain the Bank's capitalization so that these regulatory ratios are above the "well-capitalized" classification. The pro forma capitalization of the Bank as shown above, is currently below the "well-capitalized" capital level. However, due to the Bank's anticipated earnings growth subsequent to September 30, 1996 the Bank's ratios are expected to be in excess of the "well-capitalized" capital level by the Split-Off Closing.

                          SELECTED BANK FINANCIAL DATA

     The selected data presented below under the caption "Income Statement Data" and "Balance Sheet Data" for and as of the years ended December 31, 1995, 1994 and 1993 are derived from the historical audited financial statements of the Bank on a stand alone basis. The financial statements of the Bank for 1995, 1994 and 1993 were audited by KPMG Peat Marwick LLP, independent accountants. The financial data for and as of the periods ended September 30, 1996 and 1995 and December 31, 1992 and 1991 are derived from unaudited financial statements. This data should be read in conjunction with the financial statements, the notes thereto and other financial information included elsewhere in this Prospectus. The financial data for the nine month period ended September 30, 1996 are not necessarily indicative of the Bank's results to be expected for the full year.

     The selected financial data presented below is based on the historical results of the Bank, including the Bank's automobile receivables business, which will be discontinued in connection with the Split-Off Transactions. This data does not include the historical results of the Mortgage Company or Alpha Capital Fund which will also be acquired in conjunction with the Split-Off Transactions. The Split-Off Transactions are expected to impact the financial condition and results of operations of the Bank on a stand alone basis. The estimated impact of the transaction is reflected in the pro forma financial statements included in this Prospectus and discussed in the notes and management's discussion accompanying those pro forma financial statements. As a result of the Split-Off Transactions, the Bank's financial position and results of operations will be impacted by: (1) the sale and transfer of approximately $108 million of automobile receivables, (2) the reinvestment into investment securities of a portion of the proceeds from the automobile receivables sale as well as the proceeds from the capital contribution received from the Company, and (3) the recording and amortization of the fair value adjustments recorded on the Bank's balance sheet, including substantial goodwill, as a result of the excess of the cost of the acquisition of the Bank over the fair value of the Bank's net assets. For a description of the pro forma effects of the Split-Off Transactions, which will be accounted for using the purchase method of accounting, on the Bank and the Company, see "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" of the Bank and the Company.

                                       FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,                    FOR THE YEARS ENDED DECEMBER 31,
                                     -----------------------   --------------------------------------------------------------
                                        1996         1995         1995         1994         1993         1992         1991
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Gross interest income............. $  103,189   $   99,513   $  133,684   $  116,267   $  101,828   $   98,967   $  105,881
  Gross interest expense............     49,493       47,716       64,366       44,118       35,147       40,927       53,826
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income...............     53,696       51,797       69,318       72,149       66,681       58,040       52,055
  Provision for loan losses.........      3,005        3,297        4,056        7,374       10,521        8,922        8,816
  Noninterest income................     11,748       10,247       14,227       12,887       15,425       14,502       12,870
  Noninterest expense...............     40,799       39,499       53,549       55,248       53,926       49,107       44,690
  Provision for income taxes........      7,288        5,732        7,774        6,512        4,937        4,551        3,515
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income........................ $   14,352   $   13,516   $   18,166   $   15,902   $   12,722   $    9,962   $    7,904
                                     ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Total assets...................... $1,846,054   $1,741,262   $1,774,032   $1,719,653   $1,544,095   $1,395,234   $1,247,628
  Investments and federal funds
    sold............................    460,182      469,308      443,348      488,019      459,349      394,050      301,702
  Loans.............................  1,256,214    1,185,291    1,211,622    1,130,177      986,384      904,788      821,300
  Allowance for loan losses.........     24,630       23,720       23,869       22,833       19,740       14,661       12,646
  Total deposits....................  1,455,807    1,334,541    1,364,075    1,293,411    1,180,845    1,130,850    1,017,571
  Short-term borrowings.............    153,410      201,678      202,033      243,997      209,227      152,259      124,511
  Long-term borrowings..............     85,836       60,753       61,003       47,864       37,690        5,490          623
  Stockholder's equity..............    134,748      130,014      132,741      118,997      101,763       94,979       93,440
EARNINGS PERFORMANCE DATA:(1)
  Return on average total assets....       1.06%        1.05%        1.05%        0.98%        0.87%        0.74%        0.64%
  Return on average stockholder's
    equity..........................      14.52        14.41        14.29        14.50        13.00        10.52         8.69
  Net interest margin
    (tax-equivalent)................       4.33         4.40         4.38         4.88         5.11         4.83         4.71
  Ratio of earnings to fixed
    charges:
    Including interest on
      deposits......................       1.43x        1.40x        1.40x        1.50x        1.49x        1.32x        1.20x
    Excluding interest on
      deposits......................       3.12         2.36         2.42         2.84         3.04         2.73         2.09
BALANCE SHEET AND OTHER KEY RATIOS:
  Nonperforming assets to total
    assets..........................       0.98%        0.82%        1.08%        1.03%        1.15%        1.72%        2.69%
  Nonperforming assets to total
    loans plus repossessed
    property........................       1.44         1.20         1.57         1.56         1.78         2.64         4.01
  Net loan charge-offs to average
    loans...........................       0.24         0.28         0.26         0.41         0.57         0.79         0.82
  Allowance for loan losses to
    loans...........................       1.96         2.00         1.97         2.02         2.00         1.62         1.54
  Allowance for loan losses to
    nonperforming loans.............     152.30       248.40       174.76       157.61       156.67        84.61        66.32
  Average stockholder's equity to
    average total assets............       7.32         7.29         7.34         6.75         6.73         7.02         7.36

---------------
(1) The Bank was wholly owned by Cole Taylor Financial Group, Inc.; therefore, the per share disclosure for earnings and dividends has been omitted.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND THE RESULTS OF
                                   OPERATIONS

BASIS OF PRESENTATION

     The following presents management's discussion and analysis of the financial condition and results of operations of the Bank on a stand alone basis for the first nine months of 1996 as well as 1995, 1994 and 1993. This discussion covers the historical performance of the Bank without giving effect to the Split-Off Transactions and should be read in conjunction with the Bank's historical financial statements and the notes thereto appearing elsewhere in this Prospectus. This discussion does not include the results of operations and financial position of the Company, which was only recently formed for purposes of the Split-Off Transactions.

     The Split-Off Transactions are expected to impact the financial condition and results of operations of the Bank on a stand alone basis. The estimated impact of the transaction is reflected in the pro forma financial statements included in this Prospectus and discussed in the notes and management's discussion accompanying those pro forma financial statements. As a result of the Split-Off Transactions, the Bank's financial position and results of operations will be impacted by: (1) the sale and transfer of approximately $108 million of automobile receivables, (2) the reinvestment into investment securities of a portion of the proceeds from the automobile receivables sale as well as the proceeds from the capital contribution received from the Company, and (3) the recording and amortization of the fair value adjustments recorded on the Bank's balance sheet, including substantial goodwill, as a result of the excess of the cost of the acquisition of the Bank over the fair value of the Bank's net assets.

OVERVIEW

     For the first nine months of 1996, net income was $14.4 million, compared with $13.5 million for the same period last year. Annualized return on average assets increased slightly to 1.06% from 1.05% in the first nine months of 1995, while annualized return on average equity increased to 14.52% in the first nine months of 1996 from 14.41% in the first nine months of 1995.

     Total assets grew $72.0 million, or 4.1% to $1.85 billion as of September 30, 1996 compared to December 31, 1995. During the first nine months of 1996, loans grew $44.6 million, up 3.7% from December 31, 1995. Deposits increased $91.7 million during the first nine months of 1996, up 6.7% from December 31, 1995. Stockholder's equity increased $2.0 million, up 1.5% from December 31, 1995. The increase in stockholder's equity was impacted by a $3.4 million increase in the unrealized holding loss, net of tax, on securities designated available-for-sale as a result of changes in market interest rates.

     The Bank's net income of $18.2 million in 1995 represented a 14.2% increase over net income of $15.9 million in 1994. Net income in 1994 surpassed 1993's net income of $12.7 million by 25.0%. Total assets of the Bank were $1.77 billion, $1.72 billion and $1.54 billion at December 31, 1995, 1994, and 1993, respectively. Loans grew to $1.21 billion in 1995, compared to $1.13 billion in 1994 and $986.4 million in 1993. Total deposits were $1.36 billion, $1.29 billion and $1.18 billion at December 31, 1995, 1994 and 1993, respectively. Stockholders' equity increased to $132.7 million at December 31, 1995 compared to $119.0 million and $101.8 million at December 31, 1994 and 1993, respectively. The significant increase in stockholder's equity during 1994 included $10.0 million of capital contributions as a result of Cole Taylor Financial Group, Inc.'s successful completion of its initial public offering.

RESULTS OF OPERATIONS

     NET INTEREST INCOME

     Net interest income, the difference between total interest income earned on earning assets and total interest expense paid on interest-bearing liabilities, is the Bank's principal source of earnings. The amount of net interest income is affected by changes in the volume and mix of earning assets, the level of rates earned on those assets, the volume and mix of interest-bearing liabilities, and the level of rates paid on those interest-bearing liabilities.

     Net interest income (with an adjustment for tax-exempt income) for the first nine months of 1996 was $55.6 million, an increase of 3.4% from the same period in 1995. Growth in net interest income during the first nine months of 1996 over the comparable period last year was due to a 5.0% increase in average earning assets partially offset by a 7 basis point decline in net interest margin. Net interest margin, which is determined by dividing taxable-equivalent net interest income by average interest-earning assets, decreased during the first nine months of 1996 to 4.33%, as compared to 4.40% in the first nine months of 1995. The net interest margin was affected by a decline in the commercial loan yield of 42 basis points, partially offset by a shift of assets from the lower yielding investment securities into the higher yielding loan portfolio. The 12 basis point increase in the average rate paid on total deposits was mostly offset by a 40 basis point and 68 basis point decline in short-term and long-term borrowing rates, respectively.

     Net interest income for 1995 (with an adjustment for tax-exempt income) was $71.8 million, a decrease of 3.7% from 1994. Net interest income for 1994 (with an adjustment for tax-exempt income) was $74.6 million, an increase of 8.1% from $69.0 million in 1993. The decrease in net interest income during 1995 is comprised of a 50 basis point decrease in net interest margin partially offset by an increase of 7.4% in average earning assets. Net interest margin decreased during 1995 to 4.38% as compared to 4.88% in 1994. During 1995 the cost of interest bearing liabilities increased by 130 basis points as a result of increased cost of deposits and short-term and long-term borrowings and a shift from lower cost interest-bearing demand and savings accounts to higher cost time deposits and increased use of brokered and out of market certificates of deposit. The yield on earning assets increased by 53 basis points. Increased volume and yield on commercial and installment loans was partially offset by an increase in real estate mortgages in which narrower margins are earned. In 1994, net interest income increased as a result of a 13.0% increase in average earning assets partially offset by a 23 basis point decline in the net interest margin. Net interest margin decreased during 1994 to 4.88% as compared to 5.11% in 1993. The cost of interest-bearing liabilities increased by 37 basis points while the yield on earning assets increased by 7 basis points. The Bank's net interest margin decrease during 1994 reflects the increased cost of interest-bearing demand deposits, time deposits and short-term borrowings, an increase in investment securities and real estate mortgages in which narrower margins are earned, partially offset by increased yields on commercial loans as a result of the increases in the prime lending rate which occurred throughout the year and a decline in the cost of savings deposits reflective of a decrease in interest rates which had occurred in the second half of 1993.

     The following tables set forth certain information relating to the Bank's average balance sheets and reflects the yield on average earning assets and cost of average liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities. Interest income is measured on a tax-equivalent basis using a 35% rate.

     ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND YIELD/RATES

                                                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                    -------------------------------------------------------------------------
                                                   1996                                  1995
                                    -----------------------------------   -----------------------------------
                                     AVERAGE                  YIELD/       AVERAGE                  YIELD/
                                     BALANCE     INTEREST   RATE (%)(3)    BALANCE     INTEREST   RATE(%)(3)
                                    ----------   --------   -----------   ----------   --------   -----------
                                                             (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Investment securities(1):
  Taxable.......................... $  365,617   $ 17,146       6.26%     $  404,868   $ 19,186       6.34%
  Non-taxable (tax equivalent).....     65,098      4,450       9.13          66,805      4,583       9.17
                                    ----------   --------                 ----------   --------
       Total investment
         securities................    430,715     21,596       6.70         471,673     23,769       6.74
                                    ----------   --------                 ----------   --------
Cash Equivalents...................     26,671      1,052       5.27           9,115        402       5.90
                                    ----------   --------                 ----------   --------
Loans(2):
  Commercial and industrial........    799,016     54,247       9.07         708,506     50,305       9.49
  Real estate mortgages............    221,140     12,096       7.31         215,852     12,039       7.46
  Consumer and other...............    234,253     14,673       8.37         225,806     13,879       8.22
  Fees on loans....................                 1,347                                 1,003
  Less: Allowance for loan
    losses.........................    (24,723)                              (23,405)
                                    ----------   --------                 ----------   --------
    Net loans (tax equivalent).....  1,229,686     82,363       8.95       1,126,759     77,226       9.16
                                    ----------   --------                 ----------   --------
       Total earning assets........  1,687,072    105,011       8.31       1,607,547    101,397       8.43
                                    ----------   --------                 ----------   --------
NONEARNING ASSETS:
  Cash and due from banks..........     68,201                                64,890
  Premises and equipment, net......     16,997                                14,790
  Accrued interest and other
    assets.........................     32,435                                32,539
                                    ----------                            ----------
       Total nonearning assets.....    117,633                               112,219
                                    ----------                            ----------
TOTAL ASSETS....................... $1,804,705    105,011       7.77      $1,719,766    101,397       7.88
                                    ==========   --------                 ==========   --------

INTEREST-BEARING LIABILITIES:
  Interest-bearing deposits:
    Interest-bearing demand
       deposits.................... $  340,348      9,096       3.57      $  344,084      9,333       3.63
    Savings deposits...............    122,468      2,349       2.56         129,270      2,507       2.59
    Time deposits..................    685,664     28,657       5.58         538,564     22,501       5.59
                                    ----------   --------                 ----------   --------
       Total deposits..............  1,148,480     40,102       4.66       1,011,918     34,341       4.54
                                    ----------   --------                 ----------   --------
Short-term borrowings..............    160,046      6,537       5.46         239,817     10,517       5.86
Long-term borrowings...............     64,918      2,854       5.87          58,351      2,858       6.55
                                    ----------   --------                 ----------   --------
       Total interest bearing
         liabilities...............  1,373,444     49,493       4.81       1,310,086     47,716       4.87
                                    ----------   --------                 ----------   --------
NONINTEREST-BEARING LIABILITIES:
  Noninterest-bearing deposits.....    283,840                               269,362
  Accrued interest and other
    liabilities....................     15,382                                14,918
                                    ----------                            ----------
       Total noninterest-bearing
         liabilities...............    299,222                               284,280
                                    ----------                            ----------
STOCKHOLDER'S EQUITY...............    132,039                               125,400
                                    ----------                            ----------
TOTAL LIABILITIES AND STOCKHOLDER'S
  EQUITY........................... $1,804,705                            $1,719,766
                                    ==========                            ==========
Net interest income (tax
  equivalent)......................              $ 55,518                              $ 53,681
                                                 ========                              ========
Net interest spread................                             3.50%                                 3.56%
Net interest margin................                             4.33%                                 4.40%
                                                                ====                                  ====

---------------
(1) Investment securities average balances are based on amortized cost.
(2) Nonaccrual loans are included in the above stated average balances.
(3) Yields/rates are annualized.

     ANALYSIS OF AVERAGE BALANCES, TAX EQUIVALENT INTEREST AND YIELD/RATES

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------------------------
                                             1995                             1994                             1993
                                ------------------------------   ------------------------------   ------------------------------
                                                        YIELD/                           YIELD/                           YIELD/
                                 AVERAGE                 RATE     AVERAGE                 RATE     AVERAGE                 RATE
                                 BALANCE     INTEREST    (%)      BALANCE     INTEREST    (%)      BALANCE     INTEREST    (%)
                                ----------   --------   ------   ----------   --------   ------   ----------   --------   ------
                                                                     (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Investment securities(1):
  Taxable...................... $  400,868   $ 25,382    6.33%   $  402,447   $ 25,045    6.22%   $  340,177   $ 21,928    6.45%
  Non-taxable (tax
    equivalent)................     66,904      6,117    9.14        65,028      5,986    9.21        59,180      5,597    9.46
                                -----------  ---------           -----------  ---------           -----------  ---------
      Total investment
        securities.............    467,772     31,499    6.73       467,475     31,031    6.64       399,357     27,525    6.89
                                -----------  ---------           -----------  ---------           -----------  ---------
Cash Equivalents...............     11,519        672    5.83         6,294        274    4.35         3,488        102    2.92
                                -----------  ---------           -----------  ---------           -----------  ---------
Loans(2):
  Commercial and industrial....    719,113     68,003    9.46       681,033     57,546    8.45       630,882     49,589    7.86
  Real estate mortgages........    215,601     16,007    7.42       168,855     12,518    7.41       123,422      9,879    8.00
  Consumer and other...........    226,799     18,721    8.25       204,040     15,702    7.70       194,035     15,619    8.05
  Fees on loans................                 1,294                            1,664                            1,434
  Less: Allowance for loan
    losses.....................    (23,506)                         (21,878)                         (18,711)
                                -----------  ---------           -----------  ---------           -----------  ---------
  Net loans (tax equivalent)...  1,138,007    104,025    9.14     1,032,050     87,430    8.47       929,628     76,521    8.23
                                -----------  ---------           -----------  ---------           -----------  ---------
      Total earning assets.....  1,617,298    136,196    8.42     1,505,819    118,735    7.89     1,332,473    104,148    7.82
                                -----------  ---------           -----------  ---------           -----------  ---------
NONEARNING ASSETS:
  Cash and due from banks......     65,453                           72,697                           77,572
  Premises and equipment,
    net........................     15,133                           11,991                           11,856
  Accrued interest and
    other assets...............     33,391                           35,319                           33,100
                                -----------                      -----------                      -----------
      Total nonearning
        assets.................    113,977                          120,007                          122,528
                                -----------                      -----------                      -----------
TOTAL ASSETS................... $1,731,275    136,196    7.87    $1,625,826    118,735    7.30    $1,455,001    104,148    7.16
                                ===========  ---------           ===========  ---------           ===========  ---------

INTEREST-BEARING LIABILITIES:
  Interest-bearing deposits:
    Interest-bearing demand
      deposits................. $  344,466     12,494    3.63    $  385,028     10,641    2.76    $  332,948      8,267    2.48
    Savings deposits...........    127,987      3,311    2.59       141,848      3,683    2.60       140,614      3,976    2.83
    Time deposits..............    552,956     31,229    5.65       436,947     18,674    4.27       380,021     15,229    4.01
                                -----------  ---------           -----------  ---------           -----------  ---------
      Total deposits...........  1,025,409     47,034    4.59       963,823     32,998    3.42       853,583     27,472    3.22
                                -----------  ---------           -----------  ---------           -----------  ---------
Short-term borrowings..........    233,003     13,584    5.83       227,304      9,483    4.17       210,487      6,639    3.15
Long-term borrowings...........     57,176      3,748    6.56        36,364      1,637    4.50        26,382      1,036    3.93
                                -----------  ---------           -----------  ---------           -----------  ---------
      Total interest bearing
        liabilities............  1,315,588     64,366    4.89     1,227,491     44,118    3.59     1,090,452     35,147    3.22
                                -----------  ---------           -----------  ---------           -----------  ---------
NONINTEREST-BEARING
  LIABILITIES:
  Noninterest-bearing
    deposits...................    273,667                          273,065                          254,424
  Accrued interest and other
    liabilities................     14,903                           15,602                           12,247
                                -----------                      -----------                      -----------
Total noninterest-bearing
  liabilities..................    288,570                          288,667                          266,671
                                -----------                      -----------                      -----------
STOCKHOLDER'S EQUITY...........    127,117                          109,668                           97,878
                                -----------                      -----------                      -----------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY......... $1,731,275                       $1,625,826                       $1,455,001
                                ===========                      ===========                      ===========
Net interest income (tax
  equivalent)..................              $ 71,830                         $ 74,617                         $ 69,001
                                             =========                        =========                        =========
Net interest spread............                          3.53%                            4.30%                            4.60%
Net interest margin............                          4.38%                            4.88%                            5.11%
                                                         ====                             ====                             ====

---------------
(1) Investment securities average balances are based on amortized cost.
(2) Nonaccrual loans are included in the above stated average balances.

     The following table allocates the changes in net interest income to changes in either average balances or average rates for earning assets and interest-bearing liabilities. The change in net interest income due to both volume and rates has been allocated proportionately. Interest income is measured on a tax-equivalent basis using a 35% rate.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                FOR THE NINE MONTHS
                                ENDED SEPTEMBER 30,                        FOR THE YEARS ENDED DECEMBER 31,
                           -----------------------------    --------------------------------------------------------------
                               1996 COMPARED TO 1995            1995 COMPARED TO 1994            1994 COMPARED TO 1993
                           -----------------------------    -----------------------------    -----------------------------
                             CHANGE DUE TO                    CHANGE DUE TO                    CHANGE DUE TO
                           ------------------               ------------------               ------------------
                           VOLUME      RATE        NET      VOLUME      RATE        NET      VOLUME      RATE        NET
                           -------    -------    -------    -------    -------    -------    -------    -------    -------
                                                                   (IN THOUSANDS)
INTEREST EARNED ON:
  Investment securities:
    Taxable............... $(1,843)   $  (197)   $(2,040)   $   (99)   $   436    $   337    $ 3,897    $  (780)   $ 3,117
    Tax-exempt............    (117)       (16)      (133)       172        (41)       131        541       (152)       389
  Cash equivalents........     697        (47)       650        282        116        398        107         65        172
                           -------    -------    -------    -------    --------   --------   --------   -------    --------
  Loans...................   6,875     (1,738)     5,137      9,324      7,271     16,595      8,711      2,198     10,909
                           -------    -------    -------    -------    --------   --------   --------   -------    --------
Total interest earned.....   5,612     (1,998)     3,614      9,679      7,782     17,461     13,256      1,331     14,587
                           -------    -------    -------    -------    --------   --------   --------   -------    --------
INTEREST PAID ON:
  Interest-bearing demand
    deposits..............    (101)      (136)      (237)    (1,209)     3,062      1,853      1,378        996      2,374
  Savings deposits........    (131)       (27)      (158)      (359)       (13)      (372)        35       (328)      (293)
  Time deposits...........   6,148          8      6,156      5,679      6,876     12,555      2,386      1,059      3,445
  Short-term borrowings...  (3,299)      (681)    (3,980)       243      3,858      4,101        564      2,280      2,844
  Long-term borrowings....     304       (308)        (4)     1,175        936      2,111        433        168        601
                           -------    -------    -------    -------    --------   --------   --------   -------    --------
Total interest paid.......   2,921     (1,144)     1,777      5,529     14,719     20,248      4,796      4,175      8,971
                           -------    -------    -------    -------    --------   --------   --------   -------    --------
Net interest income....... $ 2,691    $  (854)   $ 1,837    $ 4,150    $(6,937)   $(2,787)   $ 8,460    $(2,844)   $ 5,616
                           =======    =======    =======    =======    ========   ========   ========   =======    ========

     PROVISION FOR LOAN LOSSES

     Management determines a provision for loan losses which it considers sufficient to maintain an adequate level of allowance for loan losses. In evaluating the adequacy of the allowance for loan losses, consideration is given to historical charge-off experience, growth of the loan portfolio, changes in the composition of the loan portfolio, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and amount of loss on any loan is subjective. Ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, the adjustments are reported in income through the provision for loan losses in the appropriate period. The provision for loan losses for the first nine months of 1996 was $3.0 million compared to $3.3 million for the first nine months of 1995. The provision for loan losses was $4.1 million in 1995, a decrease of $3.3 million, or 45.0%, below 1994's provision for loan losses of $7.4 million. The provision for loan losses for 1994 decreased $3.1 million or 29.9%, compared to $10.5 million for 1993. The decrease in the provision for loan losses in 1995 and 1994 was a result of management's assessment of improved credit quality as evidenced by the decrease in net charge-offs and the increased ratio of the allowance for loan losses to non-performing loans. Net charge-offs through the allowance for loan losses were $2.2 million and $2.4 million for the nine month periods ended September 30, 1996 and 1995, respectively. Net charge-offs through the allowance for loan losses, during 1995, 1994 and 1993 were $3.0 million, $4.3 million and $5.4 million respectively. See "Financial Condition--Allowance for Loan Losses."

     NONINTEREST INCOME

     The following table shows the Bank's noninterest income for the periods indicated:

                               NONINTEREST INCOME

                                           FOR THE NINE
                                              MONTHS
                                         ENDED SEPTEMBER      FOR THE YEARS ENDED DECEMBER
                                               30,                         31,
                                        ------------------    -----------------------------
                                         1996       1995       1995       1994       1993
                                        -------    -------    -------    -------    -------
                                                          (IN THOUSANDS)
          Service charges.............. $ 6,499    $ 5,381    $ 7,452    $ 7,199    $ 6,947
          Trust fees...................   2,697      2,500      3,539      3,095      2,944
          Financial services income....     147        259        307        560        882
          Mortgage banking income......   1,435      1,161      1,688        694        325
          Other noninterest income.....     970        946      1,241      1,331      1,324
          Nonrecurring items...........      --         --         --         --      2,438
          Net investment securities
            gains......................      --         --         --          8        565
                                        -------    -------    -------    -------    -------
            Total noninterest income... $11,748    $10,247    $14,227    $12,887    $15,425
                                        =======    =======    =======    =======    =======

     Total noninterest income increased $1.5 million, or 14.6% to $11.7 million, for the first nine months of 1996, as compared to the first nine months of 1995. Total noninterest income for the full year 1995 was $14.2 million, an increase of $1.3 million, or 10.4%, over 1994's noninterest income of $12.9 million. Total noninterest income for 1994 decreased $2.5 million, or 16.5%, compared to $15.4 million for 1993. Total noninterest income, excluding the impact of net investment securities gains and nonrecurring items, increased $1.3 million, or 10.5%, from 1994 to 1995, and $457,000, or 3.7%, from 1993 to 1994.

     Service charges totaled $6.5 million for the first nine months of 1996, a $1.1 million, or 20.8% increase over the first nine months of 1995 service charges of $5.4 million. The increase is the result of increases in the business deposit account and credit card service charges. Service charges for the full year 1995, increased $253,000, or 3.5%, to $7.5 million from 1994 and $252,000, or 3.6%, to $7.2 million in 1994 from 1993. The 1995 increase relates primarily to increases in retail and merchant credit card service charges. The 1994 increase is the result of increases in overdraft charges, partially offset by the reduction of transaction oriented deposit account services charges on business accounts.

     Trust fees increased $197,000, or 7.9%, to $2.7 million during the first nine months of 1996, from $2.5 million during the first nine months of 1995. This increase is related to increases in the personal and employee benefit trusts business. Trust fees grew to $3.5 million in 1995, an increase of $444,000, or 14.3%, over 1994's trust fees of $3.1 million. The 1995 increase is attributable to increased employee benefit, land and exchange trust revenues. In February 1995, the Bank completed an acquisition of approximately 1,000 land trust accounts from a financial institution located in a suburb of Chicago. The 1994 increase is generally the result of increased land and exchange trust revenues.

     Total fees received from financial services (i.e., the sale of certain insurance and financial services products through third party vendors) decreased $112,000 to $147,000 for the first nine months of 1996, from $259,000 for the first nine months of 1995. This decrease is primarily attributable to a revision of the Bank's agreement with the third party vendor in mid-1995 which reduced commission income earned on retail sales. This also accounts for the 1995 decrease of $253,000, or 45.2%. In 1994, total fees decreased 36.5% to $560,000 in 1994 from $882,000 in 1993. The 1994 decrease is a result of personnel losses.

     Mortgage banking income is generally comprised of gains and losses on loans originated for sale, which includes lower of cost or market adjustments on such loans and commitments and loan servicing income. Servicing of loans sold is retained or released based on the best economic outcome. Since 1995 the Bank has retained the servicing rights on approximately 75% of the loans sold into the secondary market. The Bank has not purchased any mortgage servicing rights. Mortgage banking income increased $274,000, or 23.6% for the first nine months of 1996 as compared to the same period in 1995. The 1996 increase is due to improved profit margins on loans sold, and the $92 million increase in loans sold. Loan servicing income declined during 1996 because of increased amortization of mortgage servicing rights and declining loan servicing rates, partially offset by the $49 million increase in the average loan servicing portfolio. Both 1996 and 1995 periods have gains from bulk sales of mortgage servicing rights, $451,000 in 1996 and $487,000 in 1995. During the first nine months of 1995, the mortgage income was partially offset by a $130,000 loss on the sale of approximately $30 million in mortgage loans previously held in the loan portfolio which were not originated for sale. For the full year 1995, mortgage banking income grew to $1.7 million, an increase of $994,000 over 1994's income of $694,000, which increased $369,000, or 113.5% over 1993's mortgage banking income of $325,000. The increase in 1995's income reflected the adoption of SFAS No. 122 "Accounting for Mortgage Servicing Rights" which resulted in $895,000 of additional income and an increased volume of loans sold with servicing retained. The 1994 and 1993 reported income amounts are primarily comprised of loan servicing income. As of September 30, 1996, and December 31, 1995, 1994 and 1993, the Bank's portfolio of mortgage loans serviced for others was approximately $253 million, $195 million, $166 million and $135 million, respectively.

     Other noninterest income, which principally includes standby letters of credit, ATM and vault rental fees, remained fairly flat during the nine month periods ended September 30, 1996 and 1995, and decreased $90,000, or 6.8%, to $1.2 million in 1995 from 1994 and was flat during 1994 compared to 1993.

     Nonrecurring income in 1993 totaled $2.4 million and is attributable to a legal settlement related to certain equipment leases purchased in December 1986. The settlement arose as a result of a lawsuit filed against the seller claiming breach of contract and fraud.

     There were no net investment securities gains recorded during the first nine months of 1996 or in 1995. Net investment securities gains were $8,000 and $565,000 during 1994 and 1993, respectively. In 1994, the proceeds from securities sales were $525,000 with a resultant gross gain of $8,000. In 1993, the proceeds from securities sales were $42 million with resultant gross gains and losses recorded of $717,000 and $152,000, respectively.

     Noninterest Expense

     The following table shows the Bank's noninterest expense for the years indicated:

                              NONINTEREST EXPENSE

                                                   FOR THE NINE
                                                      MONTHS
                                                 ENDED SEPTEMBER      FOR THE YEARS ENDED DECEMBER
                                                       30,                         31,
                                                ------------------    -----------------------------
                                                 1996       1995       1995       1994       1993
                                                -------    -------    -------    -------    -------
                                                               (DOLLARS IN THOUSANDS)
Salaries and employee benefits................  $22,634    $21,766    $28,973    $28,691    $28,069
Occupancy of premises, net....................    3,801      3,747      4,880      4,885      5,114
Furniture and equipment.......................    2,261      1,961      2,651      2,385      2,458
Computer processing...........................    1,484      1,212      1,676      1,444      1,403
Legal fees....................................    1,146      1,159      1,655      1,106      1,116
Advertising and public relations..............    1,325      1,109      1,582      2,298      2,183
FDIC deposit insurance........................        2      1,329      1,451      2,646      2,400
Other real estate and repossessed asset
  expense.....................................      897         74      1,169        999      1,292
Other noninterest expense.....................    7,249      7,142      9,512     10,794      9,891
                                                -------    -------    -------    -------    -------
     Total noninterest expense................  $40,799    $39,499    $53,549    $55,248    $53,926
                                                =======    =======    =======    =======    =======
Efficiency ratio(1)...........................    62.34%     63.66%     64.38%     64.98%     68.17%

---------------

(1) Noninterest expense divided by an amount equal to net interest income plus noninterest income, less security gains and significant nonrecurring items.

     Total noninterest expense for the first nine months of 1996, increased $1.3 million, or 3.3% over the same 1995 period. For the full year 1995, noninterest expense decreased $1.7 million, or 3.1% as compared to 1994. The decrease in 1995 is primarily attributable to CTFG assuming approximately $2.8 million in salary and overhead expenses that had been paid by the Bank in 1994. For 1994, noninterest expense increased $1.3 million, or 2.5%, over the 1993 levels.

     Salaries and employee benefits represent the largest category of noninterest expense, accounting for 55.5% of the total expenses during the first nine months of 1996, and 55.1% for the same period in 1995. For the first nine months of 1996, salaries and benefits increased $868,000, or 4.0% over the same 1995 period. The 1996 increase includes $716,000 increase in expenses relating to the Bank's incentive, employee stock ownership, and profit sharing plans. For the full year 1995, salaries and benefits totaled 54.1% of the total expenses versus 51.9% in 1994 and 52.1% in 1993. Salaries and employee benefits increased $282,000, or 1.0%, to $29.0 million in 1995 from $28.7 million in 1994. In 1995, certain Bank employees were transferred to CTFG. Giving effect to the transfer of employees to CTFG, 1995 salaries and benefits increased $1.2 million or 4.4% over 1994. During 1994, salaries and employee benefits increased $622,000, or 2.2%. Salary and employee benefits expense includes contributions to the Bank's management incentive, employee stock ownership, and profit sharing plans of $2.2 million in 1995 and $2.9 million in both 1994 and 1993, respectively. The Bank's group health insurance costs decreased in 1995 and 1994 to $1.7 million and $2.0 million, respectively, compared with $2.5 million in 1993. In 1995, 1994 and 1993, the average number of full-time equivalent employees at the Bank was 676, 686 and 679, respectively.

     Occupancy expenses for the first nine months of 1996, increased $54,000 from the same 1995 period as a result of additional expenses relating to the Bank's new Broadview, IL branch. Occupancy expenses remained relatively flat during 1995. Occupancy expense decreases during 1994 relate to real estate tax and repairs and maintenance expenses.

     Furniture and equipment expenses increased $300,000 for the first nine months of 1996 over the same 1995 period due to additional expenses relating to technology enhancement and the Bank's new Broadview, IL branch. For the full year 1995, furniture and equipment expenses increased $266,000, or 11.2%, after remaining relatively flat during 1994. The 1995 increase relates to increased depreciation charges.

     Computer processing expenses for the first nine months of 1996 increased $272,000 over the same 1995 period. This 1996 increase is due to increased charges from the Bank's data processor and volume increases on credit card processing charges. Computer processing expenses increased $232,000, or 16.1%, in 1995 after remaining relatively flat during 1994. The increase is attributable to phone line charges associated with the Bank's wide area computer network, credit card processing charges related to the credit card program introduced in 1995, and enhancements in certain data processing systems made in 1995.

     Legal fees for the first nine months of 1996 were flat when compared to the same 1995 period. Legal fees for the full year 1995, increased $549,000, or 49.6%, after decreasing $10,000 in 1994. The increase in 1995 is generally attributable to increased litigation costs associated with various legal actions concluded in 1995.

     Advertising and public relations expenses for the first nine months of 1996 increased $216,000 over the same 1995 period because of an increased emphasis on direct marketing. Advertising and public relations expense decreased $716,000, or 31.2%, in 1995 after increasing $115,000 in 1994. The decrease in 1995 is primarily attributable to reduced television and radio advertisements compared to the previous two years when the Bank was attempting to raise customer awareness levels.

     For the first nine months of 1996 compared to the first nine months of 1995, FDIC deposit insurance decreased $1.3 million. For 1995 compared to 1994, FDIC deposit insurance decreased $1.2 million. The decreases were a result of the reductions in the premium rate assessed. FDIC deposit insurance was up $246,000, or 10.3%, during 1994 as a result of the increased level of deposits. For all of the periods presented, the Bank was categorized as "well-capitalized" and, therefore, was being assessed at the lowest premium rate.

     Other real estate and repossessed asset expense for the first nine months of 1996 increased $823,000 over the same 1995 period, primarily due to costs associated with the operation and disposition of a repossessed business property. Provision for losses on other real estate included in these amounts were $44,000 and $96,000 for the nine month periods ending September 30, 1996 and 1995, respectively. Other real estate and repossessed asset expense was $1.2 million, $999,000 and $1.3 million in 1995, 1994 and 1993, respectively. Provision for losses on other real estate included in these amounts were $243,000, $587,000 and $266,000 during the years ended December 31, 1995, 1994 and 1993, respectively. The principal balance of other real estate and repossessed assets outstanding as of December 31, 1995, 1994 and 1993 was $5.4 million, $3.2 million and $5.1 million, respectively. See "Financial Condition--Nonperforming Loans and Assets."

     Other noninterest expense (which principally includes certain professional fees, consulting, outside services and other operating expenses such as telephone, postage, office supplies and printing, etc.) was relatively flat, increasing $107,000 in the first nine months of 1996 compared to the same 1995 period. For the full year 1995, these expenses decreased $1.3 million, or 11.9%, from 1994. The decrease in 1995 is attributable to CTFG assuming approximately $1.6 million in certain overhead expenses that had been paid by the Bank in 1994. During 1994, other noninterest expense increased $1.1 million, or 11.6%, from $9.7 million in 1993.

     INCOME TAXES

     The effective income tax rate for the first nine months of 1996 was 33.7%, as compared to 29.8% for the first nine months of 1995. The income tax provision for the full years of 1995, 1994 and 1993 was $7.8 million, $6.5 million and $4.9 million, respectively. As a percentage of pretax income, income tax expense for 1995 was 30.0%, as compared to 29.1% in 1994, and 28.0% in 1993. The Bank filed a consolidated federal income tax return with CTFG for each of the periods presented.

FINANCIAL CONDITION

     LOAN PORTFOLIO

     The Banks primary source of income is interest on loans. The following table presents the composition of the Bank's loan portfolio at the end of the periods indicated:

                                 LOAN PORTFOLIO

                                SEPTEMBER 30,                         DECEMBER 31,
                                -------------   --------------------------------------------------------
                                    1996           1995         1994        1993       1992       1991
                                -------------   ----------   ----------   --------   --------   --------
                                                                (IN THOUSANDS)
Commercial and industrial......  $   646,903    $  638,497   $  611,670   $580,587   $556,578   $535,807
Real estate--residential
  construction.................      165,056       121,547       94,223     71,030     55,031     44,965
Real estate--mortgage..........      177,486       207,377      202,455    135,322    106,105     84,044
Mortgage loans held-for-sale...       19,208        15,748        1,554         --         --         --
Consumer.......................      168,138       231,717      224,927    202,102    190,588    163,020
Consumer loans held-for-sale...       82,110            --           --         --         --         --
Other loans....................        1,262         2,061        1,136      1,559      1,570      1,015
                                  ----------    ----------   ----------   --------   --------   --------
       Gross loans.............    1,260,163     1,216,947    1,135,965    990,600    909,872    828,851
Less: Unearned discount........       (3,949)       (5,325)      (5,788)    (4,216)    (5,084)    (7,551)
                                  ----------    ----------   ----------   --------   --------   --------
       Total loans.............    1,256,214     1,211,622    1,130,177    986,384    904,788    821,300
Less: Allowance for loan
  losses.......................      (24,630)      (23,869)     (22,833)   (19,740)   (14,661)   (12,646)
                                  ----------    ----------   ----------   --------   --------   --------
       Loans, net..............  $ 1,231,584    $1,187,753   $1,107,344   $966,644   $890,127   $808,654
                                  ==========    ==========   ==========   ========   ========   ========

     The loan portfolio has grown consistently each of the past five years. This is consistent with the Bank's asset/liability strategy of increasing loans outstanding to increase net interest income. At September 30, 1996, gross loans increased $43.2 million, or 3.6%, over the previous year end. Gross loans increased $81.0 million, or 7.1% at December 31, 1995, as compared to December 31, 1994. In 1994, gross loans increased $145.4 million, or 14.7%, as compared to December 31, 1993.

     Commercial and industrial loans, the largest component of the Company's loan portfolio, increased to $646.9 million at September 30, 1996, an increase of $8.4 million, or 1.3% from December 31, 1995.

Commercial and industrial loans represented 51.3% of the loan portfolio at September 30, 1996 and 52.5%, 53.8% and 58.6% at December 31, 1995, 1994 and
1993, respectively.

     Real estate--residential construction loans increased $43.5 million, or 35.8%, to $165.1 million at September 30, 1996 as compared to December 31, 1995. Real estate--residential construction loans represented 13.1% of the loan portfolio at September 30, 1996 and 10.0%, 8.3% and 7.2% at December 31, 1995, 1994 and 1993, respectively.

     Real estate--mortgage loans decreased $29.9 million, or 14.4%, to $177.5 million at September 30, 1996, as compared to December 31, 1995. This decline in mortgage loans is due to normal loan amortization and prepayments and management's asset/liability strategy to limit the growth of long-term maturity mortgage loans. During 1993 the Bank retained all of the mortgages it originated. The conforming originations were securitized and transferred to the Bank's investment securities portfolio to be held to maturity. Securitization provided the Bank with additional liquidity and risk-based capital adequacy and therefore was a more desirable means for meeting the Bank's capacity for long-term investments. By mid-1994, the Bank had reached its asset/liability strategy limit for long-term fixed rate lending and began selling all conforming loan originations with maturities over 5 years. The Bank continued to hold in its portfolio adjustable rate mortgages and 3 to 5 year balloon loans. Beginning in 1995, and throughout 1996, the Bank began selling all conforming mortgages into the secondary market. Real estate--mortgage loans represented 14.1% of gross loans as of September 30, 1996 and 17.0%, 17.8% and 13.7% at December 31, 1995, 1994 and 1993, respectively.

     Mortgage loans held-for-sale increased $3.5 million, or 22.0%, to $19.2 million as of September 30, 1996, as compared to December 31, 1995. This significant increase is due to the Bank's growing emphasis on mortgage banking activities.

     Consumer loans decreased $63.6 million, or 27.4%, to $168.1 million at September 30, 1996, as compared to December 31, 1995. The decrease is a result of $79.7 million of new car indirect loans, net of unearned discounts, which were reclassified from consumer loans to consumer loans held-for-sale. Such loans will be sold to provide cash for payments due pursuant to the Split-Off Transactions. Consumer loans represented 13.3% of gross loans as of September 30, 1996 and 19.0%, 19.8% and 20.4% at December 31, 1995, 1994 and 1993,
respectively.

     The following table sets forth the remaining maturities, net of unearned discounts for certain consumer loans, at September 30, 1996:

                  MATURITIES AND RATE SENSITIVITY OF LOANS (1)

                                                    OVER 1 YEAR
                                                  THROUGH 5 YEARS             OVER 5 YEARS
                                               ----------------------    ----------------------
                                   ONE YEAR                  FLOATING                  FLOATING
                                   OR LESS     FIXED RATE      RATE      FIXED RATE      RATE        TOTAL
                                   --------    ----------    --------    ----------    --------    ----------
                                                                (IN THOUSANDS)
Commercial and industrial.......   $319,785     $176,269     $ 85,799     $ 52,009     $ 12,386    $  646,248
Real estate--residential
  construction..................     69,043       31,969       51,261       12,783           --       165,056
Real estate--mortgage...........     11,693       55,831           --      109,962           --       177,486
Mortgage loans held-for-sale....     19,208           --           --           --           --        19,208
Consumer........................     29,611       45,697       19,488        4,627       67,864       167,287
Consumer loans held-for-sale....     79,667           --           --           --           --        79,667
Other loans.....................      1,262           --           --           --           --         1,262
                                   --------     --------     --------     --------      -------    ----------
     Total......................   $530,269     $309,766     $156,548     $179,381     $ 80,250    $1,256,214
                                   ========     ========     ========     ========      =======    ==========

---------------
(1) Maturities based upon contractual dates except for loans held for sale which are expected to be sold within one year. Demand loans are included in the one year or less category and totaled $11.0 million as of September 30, 1996.

     NONPERFORMING LOANS AND ASSETS

     Management reviews the loan portfolio for problem loans through a loan review function and various credit committees. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on a nonaccrual status, the need for an additional allowance for loan loss, and (if appropriate) a partial or full charge-off. Those loans on which management does not expect to collect interest in the normal course of business are placed on a nonaccrual status. After a loan is placed on nonaccrual status, any current year interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on nonaccrual status only as interest is received and so long as management is satisfied that there is no impairment of collateral values. The loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

     The following table sets forth the amounts of nonperforming loans and other assets at the ends of the periods indicated:

                              NONPERFORMING ASSETS

                                                                          DECEMBER 31,
                                      SEPTEMBER 30,    ---------------------------------------------------
                                          1996          1995       1994       1993       1992       1991
                                      -------------    -------    -------    -------    -------    -------
Loans contractually past due 90
  days or more but still
  accruing.........................      $ 5,462       $ 3,737    $ 4,012    $ 2,151    $ 5,584    $ 8,543
Nonaccrual loans...................       10,710         9,921     10,475     10,449     11,744     10,524
                                         -------       -------    -------    -------    -------    -------
     Total nonperforming loans.....       16,172        13,658     14,487     12,600     17,328     19,067
Other real estate..................        1,583         2,928      2,843      4,628      5,373     13,588
Other repossessed assets...........          334         2,488        356        456      1,351        853
                                         -------       -------    -------    -------    -------    -------
     Total nonperforming assets....      $18,089       $19,074    $17,686    $17,684    $24,052    $33,508
                                         =======       =======    =======    =======    =======    =======
Nonperforming loans to total
  loans............................         1.29%         1.13%      1.28%      1.28%      1.92%      2.32%
Nonperforming assets to total loans
  plus repossessed property........         1.44          1.57       1.56       1.78       2.64       4.01
Nonperforming assets to total
  assets...........................         0.98          1.08       1.03       1.15       1.72       2.69

     In addition to the loans presented above, management has identified, through its internal loan monitoring, approximately $1.4 million of loans at September 30, 1996 which exhibit a higher than normal credit risk. These loans are not in default but have characteristics such as recent adverse operating cash flows or general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal or interest payments. The ultimate resolution of these credits is subject to changes in economic conditions and other factors.

     ALLOWANCE FOR LOAN LOSSES

     An allowance for loan losses has been established to provide for those loans which may not be repaid in their entirety. Loan losses are primarily created from the loan portfolio, but may also be generated from other sources, such as commitments to extend credit, guarantees, and standby letters of credit. The allowance for loan losses is increased by provisions charged to expense and decreased by charge-offs, net of recoveries. Although a loan is charged-off by management when deemed uncollectible, collection efforts continue and future recoveries may occur.

     The allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position, collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and amount of loss on any loan is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in income through the provision for loan losses in the periods in which they become known. The adequacy of the allowance for loan losses is monitored by the internal loan review staff and reported to management and the Company's Board of Directors. Although management believes that the allowance for loan losses is adequate to absorb any losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions to the allowance based upon their judgments about information available to them at the time of their examinations. See "Results of Operations--Provision for Loan Losses".

     The following table summarizes, for the periods indicated, activity in the allowance for loan losses, including amounts of loans charged-off, amounts of recoveries, additions to the allowance charged to operating expense, the ratio of net charge-offs to average total loans, the ratio of the allowance to total loans at end of period, and the ratio of the allowance to nonperforming loans:

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                              FOR THE NINE
                              MONTHS ENDED                   FOR THE YEARS ENDED DECEMBER 31,
                              SEPTEMBER 30,    ------------------------------------------------------------
                                  1996            1995          1994         1993        1992        1991
                              -------------    ----------    ----------    --------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
Average total loans.........   $ 1,254,409     $1,161,513    $1,053,928    $948,339    $876,957    $779,442
                                ==========     ==========    ==========    ========    ========    ========
Total loans at end of
  period....................   $ 1,256,214     $1,211,622    $1,130,177    $986,384    $904,788    $822,443
                                ==========     ==========    ==========    ========    ========    ========
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of
  period....................   $    23,869        $22,833       $19,740     $14,661     $12,646     $10,256
                                ----------     ----------    ----------    --------    --------    --------
Charge-offs:
  Commercial and
     industrial.............        (1,465)        (3,728)       (4,280)     (6,968)     (7,477)     (6,066)
  Real estate--residential
     construction...........            --             --            --          --          --          --
  Real estate--mortgage.....          (142)          (242)         (290)       (420)        (55)         (2)
  Consumer and other........        (1,192)          (931)         (588)       (583)       (523)       (794)
                                ----------     ----------    ----------    --------    --------    --------
     Total charge-offs......        (2,799)        (4,901)       (5,158)     (7,971)     (8,055)     (6,862)
                                ----------     ----------    ----------    --------    --------    --------
Recoveries:
  Commercial and
     industrial.............           323          1,581           666       2,344         969         364
  Real estate--residential
     construction...........            --             --            --          --          --          --
  Real estate--mortgage.....             9             40            --          --          --          --
  Consumer and other........           223            260           211         185         179          72
                                ----------     ----------    ----------    --------    --------    --------
     Total recoveries.......           555          1,881           877       2,529       1,148         436
                                ----------     ----------    ----------    --------    --------    --------
Net charge-offs.............        (2,244)        (3,020)       (4,281)     (5,442)     (6,907)     (6,426)
                                ----------     ----------    ----------    --------    --------    --------
Provision for loan losses...         3,005          4,056         7,374      10,521       8,922       8,816
                                ----------     ----------    ----------    --------    --------    --------
Allowance at end of
  period....................   $    24,630        $23,869       $22,833     $19,740     $14,661     $12,646
                                ==========     ==========    ==========    ========    ========    ========
Net charge-offs to average
  total loans(1)............          0.24%          0.26%         0.41%       0.57%       0.79%       0.82%
Allowance to total loans at
  end of period.............          1.96           1.97          2.02        2.00        1.62        1.54
Allowance to nonperforming
  loans.....................        152.30         174.76        157.61      156.67       84.61       66.32

---------------
(1) September 30, 1996 ratio is annualized.

     The Bank regards the allowance for loan losses as a general reserve which is available to absorb losses from all loans. However, for purposes of complying with disclosure requirements of the Securities and Exchange Commission, the table below presents an allocation of the allowance for loan losses among the various loan categories and sets forth the percentage of loans in each category to gross loans. The allocation of the allowance for loan losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                   SEPTEMBER 30,                                            DECEMBER 31,
                 -----------------  ---------------------------------------------------------------------------------------------
                       1996               1995               1994               1993               1992               1991
                 -----------------  -----------------  -----------------  -----------------  -----------------  -----------------
                            LOAN               LOAN               LOAN               LOAN               LOAN               LOAN
                          CATEGORY           CATEGORY           CATEGORY           CATEGORY           CATEGORY           CATEGORY
                          TO GROSS           TO GROSS           TO GROSS           TO GROSS           TO GROSS           TO GROSS
                 AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS
                 -------  --------  -------  --------  -------  --------  -------  --------  -------  --------  -------  --------
                                                              (DOLLARS IN THOUSANDS)
ALLOCATED:
Commercial and
  industrial.... $11,309     51.3%  $11,163     52.5%  $10,693     53.8%  $2,658      58.6%  $3,169      61.2%  $7,070      64.6%
Real estate--
  residential
 construction...  2,888      13.1    2,127      10.0    1,648       8.3       --       7.2       --       6.0       --       5.4
Real estate--
  mortgage......  1,967      15.6    2,231      18.3    2,040      18.0       37      13.7       12      11.7       92      10.2
Consumer and
  other.........  3,184      20.0    2,972      19.2    2,891      19.9      614      20.5      715      21.1      265      19.8
UNALLOCATED.....  5,282        --    5,376        --    5,561        --   16,431        --   10,765        --    5,219        --
                 -------    -----   -------    -----   -------    -----   -------    -----   -------    -----   -------    -----
Total allowance
  for loan
  losses........ $24,630    100.0%  $23,869    100.0%  $22,833    100.0%  $19,740    100.0%  $14,661    100.0%  $12,646    100.0%
                 =======    =====   =======    =====   =======    =====   =======    =====   =======    =====   =======    =====

     During 1994, the Bank revised the manner in which the allowance for loan losses is allocated to specific loan types for the purpose of complying with disclosure requirements of the Securities and Exchange Commission. Prior periods have not been restated.

     INVESTMENT SECURITIES

     The purpose of the investment portfolio is to primarily provide a source of earnings and secondarily for liquidity management purposes. In managing the portfolio and the composition of the entire balance sheet, the Bank seeks a balance among earnings, credit and liquidity considerations, with a goal of maximizing the longer-term overall profitability.

     On November 15, 1995, the Financial Accounting Standards Board issued its Special Report on the implementation of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Guidance in the Special Report allows entities to reclassify securities, including held-to-maturity debt securities, without calling into question the intent of the entity to hold debt securities to maturity in the future. The Special Report indicates that the one-time reclassification permitted should occur as of a single date between November 15, 1995 and December 31, 1995. In compliance with the provisions contained in the Special Report, the Bank reclassified approximately $299.8 million of held-to-maturity securities, at amortized cost, into the available-for-sale classification. Unrealized gains of approximately $400,000 were recorded in stockholder's equity as a result of this reclassification.

     The following tables present the composition and maturities of the investment portfolio by major category as of the periods indicated:

                        INVESTMENT PORTFOLIO COMPOSITION

                                      AVAILABLE-FOR-SALE       HELD-TO-MATURITY              TOTAL
                                     ---------------------   ---------------------   ---------------------
                                                 ESTIMATED               ESTIMATED               ESTIMATED
                                     AMORTIZED     FAIR      AMORTIZED     FAIR      AMORTIZED     FAIR
                                       COST        VALUE       COST        VALUE       COST        VALUE
                                     ---------   ---------   ---------   ---------   ---------   ---------
                                                                (IN THOUSANDS)
SEPTEMBER 30, 1996:
U.S. Treasury securities............ $ 137,813   $ 137,722          --          --   $ 137,813   $ 137,722
U.S. government agencies
  securities........................    44,848      44,910          --          --      44,848      44,910
U.S. government agency mortgage-
  backed securities.................   170,527     164,784          --          --     170,527     164,784
States and political subdivisions...        --          --      64,748      67,301      64,748      67,301
Collateralized mortgage
  obligations.......................       239         233          --          --         239         233
Commercial paper....................    24,934      24,811          --          --      24,934      24,811
Other securities....................        --          --      12,024      12,028      12,024      12,028
                                      --------    --------     -------     -------    --------    --------
       Total........................ $ 378,361   $ 372,460   $  76,772   $  79,329   $ 455,133   $ 451,789
                                      ========    ========     =======     =======    ========    ========
DECEMBER 31, 1995:
U.S. Treasury securities............ $ 110,897   $ 111,688          --          --   $ 110,897   $ 111,688
U.S. government agencies
  securities........................    55,131      55,738          --          --      55,131      55,738
U.S. government agency mortgage-
  backed securities.................   195,463     193,953          --          --     195,463     193,953
States and political subdivisions...        --          --      67,110      70,733      67,110      70,733
Collateralized mortgage
  obligations.......................       364         356          --          --         364         356
Other securities....................        --          --       9,503       9,506       9,503       9,506
                                      --------    --------     -------     -------    --------    --------
       Total........................ $ 361,855   $ 361,735   $  76,613   $  80,239   $ 438,468   $ 441,974
                                      ========    ========     =======     =======    ========    ========
DECEMBER 31, 1994:
U.S. Treasury securities............ $  11,051   $  11,087   $ 110,207   $ 106,265   $ 121,258   $ 117,352
U.S. government agencies
  securities........................        --          --      51,240      48,165      51,240      48,165
U.S. government agency mortgage-
  backed securities.................    51,854      46,277     170,266     157,761     222,120     204,038
States and political subdivisions...        --          --      66,639      66,643      66,639      66,643
Collateralized mortgage
  obligations.......................     1,073       1,067          --          --       1,073       1,067
Other securities....................        --          --       7,636       7,640       7,636       7,640
                                      --------    --------     -------     -------    --------    --------
     Total.......................... $  63,978   $  58,431   $ 405,988   $ 386,474   $ 469,966   $ 444,905
                                      ========    ========     =======     =======    ========    ========
DECEMBER 31, 1993:
U.S. Treasury securities............ $  30,716   $  31,823   $  70,981   $  74,319   $ 101,697   $ 106,142
U.S. government agencies
  securities........................        --          --      32,497      32,938      32,497      32,938
U.S. government agency mortgage-
  backed securities.................    60,067      59,719     158,231     160,189     218,298     219,908
States and political subdivisions...        --          --      64,324      69,013      64,324      69,013
Collateralized mortgage
  obligations.......................     3,327       3,279          --          --       3,327       3,279
Other securities....................        --          --       6,945       6,948       6,945       6,948
                                      --------    --------     -------     -------    --------    --------
     Total.......................... $  94,110   $  94,821   $ 332,978   $ 343,407   $ 427,088   $ 438,228
                                      ========    ========     =======     =======    ========    ========

                   INVESTMENT PORTFOLIO--MATURITY AND YIELDS
                           (AS OF SEPTEMBER 30, 1996)

                                                              MATURING
                             --------------------------------------------------------------------------
                                                  AFTER ONE BUT      AFTER FIVE BUT
                                  WITHIN              WITHIN             WITHIN              AFTER
                                 ONE YEAR           FIVE YEARS          TEN YEARS          TEN YEARS            TOTAL
                             ----------------    ----------------    ---------------    ---------------    ----------------
                              AMOUNT    YIELD     AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT    YIELD
                             --------   -----    --------   -----    -------   -----    -------   -----    --------   -----
                                                                 (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
  SECURITIES(1):
U.S. Treasury securities.... $ 89,413   6.51%    $ 48,309   5.68%    $    --     --%    $    --     --%    $137,722   6.22%
U.S. government agencies
  securities................   29,117   6.14       15,793   6.49          --     --          --     --       44,910   6.27
U.S. government agency
  mortgage-backed
  securities(3).............   33,717   5.86       74,315   5.76      46,920   5.68       9,832   6.88      164,784   5.82
Collateralized mortgage
  obligations(3)............      233   6.15           --     --          --     --          --     --          233   6.15
Commercial paper............   24,811   5.32           --     --          --     --          --     --       24,811   5.32
                             --------            --------            -------            -------            --------
    Total
      available-for-sale....  177,291             138,417             46,920              9,832             372,460
                             --------            --------            -------            -------            --------
HELD-TO-MATURITY
  SECURITIES(2):
States and political
  subdivisions(4)...........    2,634   8.00       19,240   9.04      37,517   9.20       5,357   8.65       64,748   9.06
Other securities............       --     --           --     --         575   8.22      11,449   6.17       12,024   6.26
                             --------            --------            -------            -------            --------
    Total
      held-to-maturity......    2,634              19,240             38,092             16,806              76,772
                             --------            --------            -------            -------            --------
         Total securities... $179,925            $157,657            $85,012            $26,638            $449,232
                             ========            ========            =======            =======            ========

---------------
(1) Based on estimated fair value.

(2) Based on amortized cost.

(3) Maturities of mortgage-backed securities and collateralized mortgage obligations are based on anticipated lives of the underlying mortgages, not contractual maturities.

(4) Rates on obligations of states and political subdivisions have been adjusted to tax equivalent yields using a 35% income tax rate.

     Investments in U.S. Treasury securities are generally considered to have very low credit risk and high liquidity. U.S. government agencies securities principally consist of Federal Home Loan Bank ("FHLB"), Federal Farm Credit Bank and Federal National Mortgage Association ("FNMA") notes. These securities are considered to possess a relatively low credit risk and moderate interest rate risk. U.S. government agency mortgage-backed securities consist principally of FNMA and Federal Home Loan Mortgage Corporation ("FHLMC") certificates. These securities possess a higher risk level than U.S. Treasuries and agencies due, in part, to certain prepayment risks. The Bank generally only invests in state and municipal investment securities which are rated investment grade by nationally recognized rating organizations. Certain municipal issues, which are restricted to the Bank's local market area, are not rated. The Bank also invests in commercial paper all of which is short term and investment grade. Other securities are primarily composed of equity securities. These include Federal Reserve Bank stock and FHLB stock that are required to be maintained for various purposes. At September 30, 1996, the Bank held no securities of any single issuer, other than the U.S. Treasury and U.S. government agencies securities, including FNMA, that exceeded 10% of stockholder's equity. Although the Bank holds securities issued by municipalities within the state of Illinois which in the aggregate exceed 10% of stockholder's equity, none of the holdings from individual municipal issues exceed this threshold.

     A significant portion of the Bank's investment securities portfolio (approximately 76% at September 30, 1996) is used as collateral for public funds time deposits, securities sold under agreement to repurchase and other Bank borrowings.

     DEPOSITS AND BORROWED FUNDS

     The Bank's core deposits consist of noninterest- and interest-bearing demand deposits, savings deposits, certificates of deposit under $100,000, certain certificates of deposit over $100,000 and public funds. These deposits, along with other borrowed funds are used by the Bank to support its asset base.

     The following tables set forth the distribution of the Bank's average deposit account balances and average cost of funds rates on each category of deposits for the periods indicated:

                                AVERAGE DEPOSITS

                                                                          FOR THE NINE MONTHS
                                                                          ENDED SEPTEMBER 30,
                                                                     ------------------------------
                                                                                  1996
                                                                     ------------------------------
                                                                                   PERCENT
                                                                      AVERAGE         OF
                                                                      BALANCE      DEPOSITS    RATE
                                                                     ----------    --------    ----
                                                                         (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits................................  $  283,840      19.82%      --%
Interest-bearing demand deposits...................................     340,348      23.76     3.57
Savings deposits...................................................     122,468       8.55     2.56
Time deposits:
  Customer certificates of deposit.................................     323,834      22.61     5.49
  Customer certificates of deposit over $100,000...................      72,254       5.04     5.82
  Brokered certificates of deposit.................................     117,173       8.18     5.74
  Public funds.....................................................     172,403      12.04     5.55
                                                                     ----------     ------
     Total time deposits...........................................     685,664      47.87     5.58
                                                                     ----------     ------
       Total deposits..............................................  $1,432,320     100.00%
                                                                     ==========     ======

     Average deposits increased $134.2 million or 10.3% to $1.4 billion through September 30, 1996 from the average of $1.3 billion in 1995. Average public funds time deposits increased $57.9 million, or 50.6%. This was a result of the Bank encouraging its municipal customers to move from repurchase agreements to time deposits, since the reduction in the FDIC insurance premiums made repurchase agreements less attractive to the Bank. Customer certificates of deposit increased $48.1 million, or 13.8%. Brokered certificates of deposit increased $26.6 million to average $117.2 million as the Bank's asset growth continued to exceed customer deposit growth.

                                AVERAGE DEPOSITS

                                                             FOR THE YEARS ENDED DECEMBER 31,
                          -------------------------------------------------------------------------------------------------------
                                       1995                                1994                                1993
                          -------------------------------     -------------------------------     -------------------------------
                                        PERCENT                             PERCENT                             PERCENT
                           AVERAGE         OF                  AVERAGE         OF                  AVERAGE         OF
                           BALANCE      DEPOSITS     RATE      BALANCE      DEPOSITS     RATE      BALANCE      DEPOSITS     RATE
                          ----------    --------     ----     ----------    --------     ----     ----------    --------     ----
                                                               (DOLLARS IN THOUSANDS)
Noninterest-bearing
  demand deposits.......  $  272,732      21.01%       -- %   $  272,546      22.05%       -- %   $  254,285      22.95%       -- %
Interest-bearing demand
  deposits..............     344,466      26.54      3.63        385,028      31.14      2.76        332,948      30.06      2.48
Savings deposits........     127,987       9.86      2.59        141,848      11.47      2.60        140,614      12.69      2.83
Time deposits:
  Certificates of
    deposit, under
    $100,000............     288,736      22.24      5.60        198,504      16.06      4.01        223,288      20.15      4.15
  Certificates of
    deposit, over
    $100,000............      59,210       4.56      5.73         30,024       2.43      4.02         30,632       2.76      3.45
  Brokered certificates
    of deposit..........      90,528       6.97      5.30         95,976       7.76      4.81         49,438       4.47      4.65
  Public funds..........     114,482       8.82      5.99        112,443       9.09      4.35         76,663       6.92      3.39
                          ----------     ------               ----------     ------               ----------     ------
    Total time
      deposits..........     552,956      42.59      5.65        436,947      35.34      4.27        380,021      34.30      4.01
                          ----------     ------               ----------     ------               ----------     ------
    Total deposits......  $1,298,141     100.00%              $1,236,369     100.00%              $1,107,868     100.00%
                          ==========     ======               ==========     ======               ==========     ======

     Average deposits increased 5.0% in 1995 as compared to an increase of 11.6% in 1994. During 1995, average noninterest-bearing deposits were flat, average interest-bearing demand deposits decreased 10.5%, average savings deposits decreased 9.8% and average time deposits increased 26.5%. In 1994, average noninterest-bearing demand deposits increased 7.2%, average interest-bearing demand deposits increased 15.6%, average savings deposits increased .9% and average time deposits increased 15.0%.

     Since 1992, earning asset growth has exceeded core deposit growth, which has resulted in the use of brokered and out of market certificates of deposit and other borrowed funds. In 1995, the Bank began offering certificates of deposit over the National CD Network. The National CD Network is a private database that collects certificate of deposit rates from participating institutions across the country and provides such information to its subscribers. The balance of certificates of deposit obtained through the National CD Network was $53.6 million at September 30, 1996. In 1992, the Bank began issuing brokered certificates of deposit. The balance of brokered certificates of deposit balances was $106.9 million at September 30, 1996. The brokered and out of market certificates of deposit generally have original terms of one to two years. Under FDIC regulations, only "well-capitalized" institutions may fund themselves with brokered certificates of deposit without the prior approval of regulators. The Bank was categorized as "well-capitalized" at September 30, 1996. See "Risks Arising from the Split-Off Transactions." In addition, municipal deposits, consisting of public funds time deposits and repurchase agreements with municipalities have become an important funding source for the Bank. Total municipal time deposits and repurchase agreements approximated $238 million at September 30, 1996. Most of these deposits and short-term borrowings are collateralized by securities which are part of the Bank's investment portfolio.

     Time deposits in denominations of $100,000 or more totaled $302.3 million at September 30, 1996, up $86.1 million, or 39.8% from 1995. The majority of the increase was due to increased public fund deposits. The following table sets forth the amount and maturities of time deposits of $100,000 or more at September 30, 1996:

                        TIME DEPOSITS $100,000 AND OVER
                                 (IN THOUSANDS)

                                                                               SEPTEMBER 30, 1996
                                                                               ------------------
        3 months or less....................................................        $183,898
        Over 3 months through 6 months......................................          65,915
        Over 6 months through 12 months.....................................          46,252
        Over 12 months......................................................           6,249
                                                                                    --------
          Total.............................................................        $302,314
                                                                                    ========

     The Bank also uses short-term borrowings to support its asset base. These borrowings include federal funds purchased, securities sold under agreements to repurchase and U.S. Treasury tax and loan note option accounts. At September 30, 1996, short-term borrowings were $153.4 million or 9.0% of total liabilities compared with $202.0 or 12.3% of total liabilities at December 31, 1995 and $244.0 million or 15.2% of total liabilities at December 31, 1994. In 1996, short-term borrowings averaged $160.0 million compared with $233.0 million, $227.3 million and $210.5 million during 1995, 1994 and 1993 respectively. The decrease in short-term borrowings was a result of the Bank encouraging its municipal deposit customers to move from repurchase agreements to time deposits.

     The following table reflects categories of short-term borrowings having average balances during the period greater than 30% of stockholder's equity at the end of each year. During each reported year, federal funds purchased and securities sold under repurchase agreements are the only categories meeting this criteria.

                             SHORT-TERM BORROWINGS

                                                           FOR THE
                                                         NINE MONTHS
                                                            ENDED
                                                        SEPTEMBER 30,        FOR THE YEARS ENDED DECEMBER 31,
                                                        -------------      ------------------------------------
                                                            1996             1995          1994          1993
                                                        -------------      --------      --------      --------
                                                                        (DOLLARS IN THOUSANDS)
FEDERAL FUNDS PURCHASED:
  Balance at end of period...........................     $  23,440        $ 43,500      $ 48,450      $ 24,720
  Weighted average interest rate at end of period....          5.50%           5.94%         6.26%         3.24%
  Maximum amount outstanding(1)......................     $  42,045        $ 54,900      $ 53,750      $ 53,175
  Average amount outstanding.........................     $  27,663        $ 28,227      $ 36,343      $ 46,942
  Weighted average interest rate during period.......          5.27%           5.82%         4.48%         3.12%
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:
  Balance at end of period...........................     $ 119,985        $148,546      $181,624      $154,007
  Weighted average interest rate at end of period....          5.17%           5.43%         5.29%         3.19%
  Maximum amount outstanding(1)......................     $ 144,825        $224,907      $190,142      $166,523
  Average amount outstanding.........................     $ 126,624        $196,728      $179,027      $143,057
  Weighted average interest rate during period.......          5.40%           5.81%         4.13%         3.22%

---------------
(1) Based on amount outstanding at month end during each year.

     The Bank's long-term borrowings consists principally of FHLB advances. The Bank, as of September 30, 1996 had $85 million of borrowings outstanding from the Federal Home Loan Bank of Chicago. FHLB advances totaled $60 million and $47.0 million at December 31, 1995 and 1994, respectively. During 1995, $50 million of new advances were offset by $37 million of maturities. The Bank also had $836,000 of non-interest bearing notes outstanding as of September 30, 1996 related to certain community reinvestment activities.

     CAPITAL RESOURCES

     The Bank actively monitors compliance with bank regulatory capital requirements, focusing primarily on the risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent on the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital.

     The Bank's capital ratios were as follows for the dates indicated:

                          RISK-BASED CAPITAL RATIOS(1)

                                                                               DECEMBER 31,
                                                     -----------------------------------------------------------------
                                 SEPTEMBER 30,
                                     1996                   1995                   1994                   1993
                              -------------------    -------------------    -------------------    -------------------
                                AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                              ----------    -----    ----------    -----    ----------    -----    ----------    -----
                                                                 (DOLLARS IN THOUSANDS)
Tier 1 capital.............   $  134,933     9.63%   $  130,642    10.19%   $  120,587    10.18%   $   98,826     9.29%
Tier 1 capital "well
  capitalized"
  requirement..............       84,134     6.00        76,948     6.00        71,069     6.00        63,823     6.00
                              ----------    -----    ----------    -----    ----------    -----    ----------    -----
Excess.....................   $   50,799     3.63%   $   53,694     4.19%   $   49,518     4.18%   $   35,003     3.29%
                              ==========    =====    ==========    =====    ==========    =====    ==========    =====
Total capital..............   $  152,549    10.88%   $  146,770    11.44%   $  135,492    11.44%   $  112,122    10.54%
Total capital "well
  capitalized"
  requirement..............      140,224    10.00       128,246    10.00       118,448    10.00       106,371    10.00
                              ----------    -----    ----------    -----    ----------    -----    ----------    -----
Excess.....................   $   12,325     0.88%   $   18,524     1.44%   $   17,044     1.44%   $    5,751     0.54%
                              ==========    =====    ==========    =====    ==========    =====    ==========    =====
Total risk adjusted
  assets...................   $1,402,242             $1,282,460             $1,184,476             $1,063,714
                              ==========             ==========             ==========             ==========

---------------
(1) Based on risk-based capital guidelines of the Federal Reserve Bank, a bank is required to maintain a Tier 1 capital to risk-adjusted asset ratio of 6% and total capital to risk-adjusted assets ratio of 10% to be considered well capitalized.

                              LEVERAGE RATIO(1)(2)

                                                                                DECEMBER 31,
                                                      -----------------------------------------------------------------
                                  SEPTEMBER 30,
                                      1996                   1995                   1994                   1993
                               -------------------    -------------------    -------------------    -------------------
                                 AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                               ----------    -----    ----------    -----    ----------    -----    ----------    -----
Tier 1 capital..............   $  134,933    7.31%    $  130,642    7.41%    $  120,587    7.15%    $   98,826    6.51%
Requirement.................      110,814    6.00        105,800    6.00        101,135    6.00         91,065    6.00
                               ----------    -----    ----------    ---- -   ----------    ---- -   ----------    ---- -
Excess......................   $   24,119    1.31%    $   24,842    1.41%    $   19,452    1.15%    $    7,761    0.51%
                               ==========    =====    ==========    =====    ==========    =====    ==========    =====
Quarterly average tangible
  assets....................   $1,846,903             $1,763,327             $1,685,587             $1,517,755
                               ==========             ==========             ==========             ==========

---------------
(1) The leverage ratio is defined as the ratio of Tier 1 capital to quarterly average tangible assets.

(2) Based on Federal Reserve Bank guidelines, a bank generally is required to maintain a leverage ratio of 4% plus an additional cushion of at least 100 to 200 basis points.

     The Bank plans to open a new branch facility in late 1997 in north suburban Chicago. While no contractor has yet been selected to construct the branch, the anticipated cost of construction approximates $3.3 million. The cost of construction will be funded from current operations.

     LIQUIDITY

     The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Bank's ability to meet withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise. The Bank actively manages its liquidity position to maintain sufficient funds to respond to the needs of depositors and borrowers, as well as to take advantage of earnings enhancement opportunities. In addition to liquidity from core deposit growth, together with repayments and maturities of loans and investments, the Bank utilizes the brokered and national certificate of deposit markets, sells securities under agreement to repurchase, and borrows overnight federal funds. The Bank is a member of the FHLB, which affords the Bank the opportunity to borrow funds (from overnight to 10 years and beyond) collateralized by the Bank's first mortgage residential loans and FHLB stock.

     The Bank's management uses two primary measures of liquidity to monitor its position. The first measure is a static analysis of basic surplus, which represents the relationship between liquid assets and short-term liabilities which are vulnerable to non-replacement under abnormally stringent conditions. The second measure is a 90-day cash flow forecast of the relationship between identified funding sources and uses and the total funds required to support that asset position. Management has targeted ranges specified for each of the measures and maintains a liquidity plan with specific action steps to provide required liquidity under stringent conditions.

     For the first nine months of 1996 and 1995, cash inflows from operating activities exceeded operating outflows by $14.8 million and $5.7 million, respectively. Interest received net of interest paid was the principal source of operating cash inflows for these periods. Net cash outflows from investing activities were $59.0 million in the first nine months of 1996 as compared to $46.4 million in the same 1995 period. The primary usage of cash flow from investing activities in each of these periods was net loan growth; however, in 1996 this outflow was also affected by purchases of investment securities which exceeded investment maturities. Net cash inflows from financing activities were $57.8 million in the first nine months of 1996 as compared to $6.6 million in 1995. For both periods, net cash inflows were attributable to deposit inflow of $91.7 million in 1996 and $41.1 million in 1995, offset by repayments of short-term borrowings.

     Cash inflows from operating activities exceeded operating outflows by $10.2 million in 1995, $20.9 million in 1994 and $25.8 million in 1993. Interest received net of interest paid is the principal source of operating cash inflows in each of the above periods. Management of investing and financing activities, and market conditions, determine the level and the stability of net interest cash flows. The decrease in net cash provided by operating activities is a result of increases in loans originated and held for sale due to the Bank's increased emphasis on mortgage banking activities.

     Net cash outflows from investing activities were $44.9 million in 1995 as compared to $192.6 million in 1994 and $132.7 million in 1993. In each of the aforementioned years, the majority of the net cash outflows from investing activities were the result of loan growth.

     Net cash inflows from financing activities were $33.9 million in 1995 as compared to $162.9 million in 1994 and $132.8 million in 1993. In 1995, net cash inflows were attributable to deposits of $70.7 million and long-term borrowings of $50.3 million. During 1994, the major contributors to net cash inflows from financing activities were deposits of $112.6 million, short-term borrowings of $34.8 million, long-term borrowings of $25.3 million and proceeds from a capital contribution of $10.0 million. In 1993, net cash inflows were attributable to deposits of $50.0 million, short-term borrowings of $57.0 million and long-term borrowings of $32.3 million.

     ASSET/LIABILITY MANAGEMENT

     The Bank's asset/liability management objectives are to manage, to the degree prudently possible, its exposure to interest rate risk over both a one year planning horizon and a longer-term strategic horizon and, at the same time, provide a stable and steadily increasing flow of net interest income. The Bank's primary measurement of interest rate risk is earnings at risk, which is determined through computerized simulation modeling. The modeling estimates changes in net interest income in response to increases or decreases in market interest rates. The model uses the rates and maturities of the Bank's existing interest-earning assets and interest-bearing liabilities and revises each based on how the market interest rates move and how the specific Bank products would respond to changes in rates. The structuring of the Bank's balance sheet is determined by ensuring that the earnings at risk do not exceed predetermined maximum limits. The Bank's policy requires that earnings at risk, under a 200 basis point increase or decrease in interest rates, does not exceed 10%. Given the Bank's current interest rate risk profile, management's response to increases in interest rates is to extend funding to lengthen liabilities and to modify product offerings to shorten asset maturities. For example, in expectation of rising rates the Bank's marketing and sales force would emphasize floating rate loans, such as home equity lines and adjustable rate mortgages, and longer term certificates of deposit and demand deposit accounts. In addition, wholesale funding through FHLB advances or brokered certificates of deposit would be extended in term. The Bank also uses static gap analysis to monitor interest rate risk. A static gap matrix is prepared reflecting the difference between interest-earning assets and interest-bearing liabilities within specific time periods. The Bank's gap position is defined as liability sensitive, which means its net interest margin is impacted negatively during periods of rising interest rates. The negative impact of the rising rates must then be minimized through growth and restructuring of the balance sheet.

     Interest rate swaps have been entered into by the Bank to reduce then existing balance sheet interest rate risk. The present notional amount of all of the interest rate swaps as of September 30, 1996 is $75 million. Under the swap contract designated to hedge certain floating-rate commercial loans, the Bank pays a variable rate (LIBOR based) in exchange for receiving a fixed rate. In periods of rising interest rates, the value of the swap contract decreases and the Bank either receives less or pays more under the terms of the contract. Conversely, the related loans against which the hedge is designated, would earn at the now higher rate, thereby substantially offsetting the negative impact of the swap contract. The effect of the contract is to fix the interest received on the hedged loans. Under the swap contract designated to hedge certain short-term borrowings, the Bank pays a fixed rate in exchange for receiving a variable rate (fed funds). In periods of rising interest rates, the value of the swap contract increases and the Bank either receives more or pays less under the terms of the contract. Conversely, the Bank would then pay the higher rate for the short-term borrowings, substantially offsetting the positive impact of the swap contract. The effect of the contract is to fix the rate paid on the hedged short-term borrowings. In each case if economic conditions reduce the value of a specific swap, that reduction in value is offset by the improved profitability of the hedged financial instruments.

     The financial impact of these swaps was to decrease net interest income by approximately $305,000 for the nine month period ended September 30, 1996 as compared to a decrease of approximately $270,000 for the full year 1995. During 1994 net interest income was increased by approximately $678,000 as a result of the swap contracts. As of September 30, 1996, the estimated fair value of these swaps was approximately $(208,000) as compared to $(796,000) at December 31, 1995 and $(2,400,000) at December 31, 1994. The financial impact of these swaps is dependent upon market interest rates, which cannot be predicted with any certainty.

     The following table sets forth information concerning interest rate sensitivity of the Bank's consolidated assets and liabilities as of September 30, 1996. Assets and liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.

                       INTEREST SENSITIVITY GAP ANALYSIS

                                                                       SEPTEMBER 30, 1996
                                               ------------------------------------------------------------------
                                                                                        NON-RATE
                                                  0-3         4-12         1-5       SENSITIVE AND
                                                MONTHS       MONTHS       YEARS       OVER 5 YEARS       TOTAL
                                               ---------    ---------    --------    --------------    ----------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Cash equivalents............................   $  11,011    $      --    $     --       $     --       $   11,011
Investment securities(1)....................      92,906      123,571     121,104        111,651          449,232
Total loans(1)..............................     685,112       97,193     383,986         89,924        1,256,215
                                               ---------    ---------    --------       --------         --------
TOTAL EARNING ASSETS........................   $ 789,029    $ 220,764    $505,090       $201,575       $1,716,458
                                               =========    =========    ========       ========         ========
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  Interest-bearing demand deposits..........   $ 331,400    $      --    $     --       $     --       $  331,400
  Savings deposits..........................     120,055           --          --             --          120,055
  Time deposits.............................     262,745      334,926     109,193             40          706,904
                                               ---------    ---------    --------       --------         --------
      Total interest-bearing deposits.......     714,200      334,926     109,193             40        1,158,359
                                               ---------    ---------    --------       --------         --------
Short-term borrowings.......................     153,410           --          --             --          153,410
Long-term debt..............................      25,000       35,160      25,640             36           85,836
                                               ---------    ---------    --------       --------         --------
      Total borrowings......................     178,410       35,160      25,640             36          239,246
                                               ---------    ---------    --------       --------         --------
TOTAL INTEREST-BEARING LIABILITIES..........   $ 892,610    $ 370,086    $134,833       $     76       $1,397,605
                                               =========    =========    ========       ========         ========
Interest sensitivity gap....................   $(103,581)   $(149,322)   $370,257       $201,499       $  318,853
Derivatives affecting interest rate
  sensitivity:
  Pay floating interest rate swaps..........     (25,000)
  Receive fixed interest rate swaps.........                               25,000
  Pay fixed interest rate swaps.............                  (50,000)
  Receive floating interest rate swaps......      50,000
Interest sensitivity gap....................   $ (78,581)   $(199,322)   $395,257       $201,499       $  318,853
Cumulative gap..............................   $ (78,581)   $(277,903)   $117,354       $318,853       $  318,853
Interest sensitivity gap to total assets....       (4.26)%     (10.80)%     21.41%         10.92%           17.27%
Cumulative sensitivity gap to total
  assets....................................       (4.26)%     (15.05)%      6.36%         17.27%           17.27%

---------------
(1) Callable investment securities are generally reported at the earlier of maturity or call date. Loans are placed in the earliest time frame in which maturity or repricing may occur, except for mortgage-backed securities and real estate loan maturities which are based on published industry prepayment estimates. Those estimates are for loans and mortgage-backed securities with comparable weighted average interest rates and contractual maturities. Loans are stated gross of the allowance for loan losses.

     The table assumes that all savings deposits reprice in the earliest period presented; however, the Bank believes a significant portion of these accounts constitute a core component and are generally not rate sensitive. The Bank believes that its aggressive lowering of interest rates paid on savings accounts has significantly reduced the volatility of the balances in these accounts.

     The table does not necessarily indicate the future impact of general interest rate movements on the Bank's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

EFFECTS OF INFLATION

     A banking organization's assets and liabilities are primarily monetary. Therefore, a banking organization does not necessarily gain or lose due to the effects of inflation. Moreover, changes in interest rates, which are a major determinant of a financial service organization's profitability, do not necessarily correspond to changes in the prices of goods and services. An analysis of a banking organization's asset and liability structure provides the best indication of how a banking organization is positioned to respond to changing interest rates and maintain profitability.

     The financial statements and supplementary financial data have been prepared, primarily, on an historical basis which is mandated by generally accepted accounting principles. Fluctuations in the relative value of money due to inflation or recession generally are not considered.

ADDITIONAL ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, ("SFAS No. 121"), is effective for fiscal years beginning after December 31, 1995. SFAS No. 121 requires entities to review assets to be held and used in the business for impairment and an impairment loss, if any, to be recognized if the carrying amount of the asset exceeds the fair value of the asset as defined in the standard. The Bank has determined that SFAS No. 121 will not have a material impact on its financial condition or results of operations.

     Statement of Financial Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation ("SFAS No. 123"), is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 encourages, but does not require, entities to recognize expense for stock-based awards based on their fair value on the date of grant. Under SFAS No. 123, entities may continue following the existing accounting rules (the intrinsic value method which often results in no compensation expense), provided that pro forma disclosures are made of what net income and earnings per share would have been had the new fair value method been used. To do so, the fair value of options and similar awards will have to be calculated using complex valuation techniques. Additionally, this new standard requires entities to make significantly more disclosures regarding employee stock options than are now required. The Bank has determined that SFAS No. 123 will not have a material impact on its financial condition or results of operations.

     Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS No. 125") was issued in June 1996, and is effective for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. If a transfer does not meet the criteria for a sale, then the transfer is accounted for as a secured borrowing with pledge of collateral. The Bank has determined that SFAS No. 125 will not have an impact on its financial condition or results of operations.

QUARTERLY FINANCIAL INFORMATION

     The following table sets forth unaudited financial data regarding the Bank's operations for the first three quarters of 1996 and each of the four quarters of 1995 and 1994. This information, in the opinion of management, includes all adjustments necessary to present fairly the Bank's results of operations for such periods, consisting only of normal recurring adjustments for the periods indicated. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                             THREE MONTHS ENDED
           ----------------------------------------------------------------------------------------------------------------------
           SEP. 30,   JUN. 30,   MAR. 31,   DEC. 31,   SEP. 30,   JUN. 30,   MAR. 31,   DEC. 31,   SEP. 30,   JUN. 30,   MAR. 31,
             1996       1996       1996       1995       1995       1995       1995       1994       1994       1994       1994
           --------   --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                         (IN THOUSANDS)
Interest
 income... $ 35,104   $ 34,362   $33,723    $ 34,171   $ 33,932   $ 33,343   $32,238    $ 31,436   $ 29,764   $ 28,702   $26,365
Interest
expense...   17,001     16,396    16,096      16,650     16,498     16,276    14,942      12,992     11,343     10,590     9,193
            -------    -------   -------     -------    -------    -------   -------     -------    -------    -------   -------
Net
  interest
 income...   18,103     17,966    17,627      17,521     17,434     17,067    17,296      18,444     18,421     18,112    17,172
Provision
  for loan
 losses...      953      1,053       999         759        965      1,055     1,277       1,817      1,740      1,901     1,916
Noninterest
  income...    4,084     3,963     3,701       3,980      3,401      3,596     3,250       3,296      3,161      3,199     3,223
Securities
  gains,
  net.....       --         --        --          --         --         --        --          --         --         --         8
Noninterest
 expense...   13,574    13,288    13,937      14,050     12,719     13,280    13,500      13,919     13,902     13,752    13,675
            -------    -------   -------     -------    -------    -------   -------     -------    -------    -------   -------
Income
  before
  income
  taxes...    7,660      7,588     6,392       6,692      7,151      6,328     5,769       6,004      5,940      5,658     4,812
Income
  taxes...    2,623      2,603     2,062       2,042      2,166      1,888     1,678       1,712      1,742      1,716     1,342
            -------    -------   -------     -------    -------    -------   -------     -------    -------    -------   -------
Net
 income... $  5,037   $  4,985   $ 4,330    $  4,650   $  4,985   $  4,440   $ 4,091    $  4,292   $  4,198   $  3,942   $ 3,470
            =======    =======   =======     =======    =======    =======   =======     =======    =======    =======   =======

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Consolidated Financial Statements include the Company and its subsidiaries, the Bank and the Mortgage Company. The pro forma financial statements begin with the historical financial statements of the Bank as of September 30, 1996 (unaudited) and December 31, 1995 (audited) and for the periods then ended. The pro forma financial statements reflect the results of the Split-Off Transactions including the acquisition of the Bank and the Mortgage Company by the Company, the sale or transfer of the Bank's Automobile Finance Business as well as the consummation of the Credit Facilities and the Preferred Stock offering described elsewhere in this Prospectus.

     The pro forma balance sheets assume that the Split-Off Transactions and Preferred Stock offering occurred on the balance sheet date and include an estimated accrual for nonrecurring expenses attributable to the transaction. The pro forma income statements assume that the transactions occurred on the first date of the reporting period and include only those adjustments expected to have a continuing impact on the Company. The pro forma financial statements are based on the assumptions set forth in the accompanying notes and are not necessarily indicative of the Bank's or Company's future results of operations or financial position.

     Following the pro forma financial statements is management's discussion and analysis of financial condition and results of operations on a pro forma basis of the Bank and the Company, highlighting the effects of the Split-Off Transactions on the Bank and the Company. See "The Split-Off Transactions."

                           TAYLOR CAPITAL GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                       PRO FORMA                    HISTORICAL
                         HISTORICAL    SPLIT-OFF     PRO FORMA      MORTGAGE   PRO FORMA
                            BANK      ADJUSTMENTS       BANK        COMPANY    COMPANY(d)    ELIMINATIONS(e)    CONSOLIDATED
                         ----------   -----------    ----------     --------   ----------    ---------------    ------------
ASSETS
Cash and due from
  banks................. $   95,193    $             $  95,193       $  286     $               $                $   95,479
Federal funds sold......     10,950                     10,950                                                       10,950
Investment securities...    449,232       59,250  (c)  535,532                                                      535,532
                                          25,250  (a)
                                           1,800  (b)
Investment in
  subsidiaries..........                                                         159,569         (159,569)
Loans held for sale.....     98,875      (77,000) (a)   21,875        8,495                                          30,370
Loans, less allowance
  for loan losses.......  1,132,709      (30,000) (a)1,102,709                     3,400           (8,032)        1,098,077
Premises, leasehold
  improvements and
  equipment, net........     15,655        8,000  (b)   23,655           63                                          23,718
Goodwill and other
  intangibles...........      4,614       40,695  (b)   45,309                                        337            45,646
Other assets............     38,826                     38,826          126          266                             39,218
                         ----------     --------     ----------      ------      -------         --------        ----------
      Total assets...... $1,846,054    $  27,995     $1,874,049      $8,970     $163,235        $(167,264)       $1,878,990
                         ==========     ========     ==========      ======      =======         ========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits.......... $1,455,807    $             $1,455,807      $          $               $                $1,455,807
Short-term borrowings...    153,410                    153,410                                                      153,410
Accrued interest, taxes
  and other
  liabilities...........     16,253        4,250  (b)   20,503          199                                          20,702
Long-term borrowings....     85,836                     85,836        8,032       27,742           (8,032)          113,578
                         ----------     --------     ----------      ------      -------         --------        ----------
      Total
        liabilities.....  1,711,306        4,250     1,715,556        8,231       27,742           (8,032)        1,743,497
                         ----------     --------     ----------      ------      -------         --------        ----------
Stockholders' equity:
  Preferred stock.......         --                                               38,250                             38,250
  Common stock..........     15,000                     15,000                        45          (15,000)               45
  Surplus...............     52,028      (10,505) (a)  143,493          739       97,198         (143,493)           97,198
                                          42,720  (b)                                                (739)
                                          59,250  (c)
  Retained earnings.....     71,245      (71,245) (a)
  Unrealized loss on
    securities available
    for sale, net of
    tax.................     (3,525)       3,525  (b)
                         ----------     --------     ----------      ------      -------         --------        ----------
      Total
        stockholders'
        equity..........    134,748       23,745       158,493          739      135,493         (159,232)          135,493
                         ----------     --------     ----------      ------      -------         --------        ----------
      Total liabilities
        and
        stockholders'
        equity.......... $1,846,054    $  27,995     $1,874,049      $8,970     $163,235        $(167,264)       $1,878,990
                         ==========     ========     ==========      ======      =======         ========        ==========

    See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

                           TAYLOR CAPITAL GROUP, INC.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            PRO FORMA        PRO      HISTORICAL      PRO
                              HISTORICAL    SPLIT-OFF       FORMA      MORTGAGE      FORMA
                                 BANK      ADJUSTMENTS       BANK      COMPANY     COMPANY(j)   ELIMINATIONS(k)   CONSOLIDATED
                              ----------   -----------     --------   ----------   ----------   ---------------   ------------
Interest & fees on loans.....  $  82,099     $(6,900) (f)  $ 75,199     $  642      $                $(332)         $ 75,509
Interest on investment
  securities.................     20,038       1,160  (f)    24,318          8                          (8)           24,318
                                                 400  (g)
                                               2,720  (h)
Interest on cash
  equivalents................      1,052                      1,052                                                    1,052
                                 -------     -------        -------     ------       -------         -----           -------
         Total interest
           income............    103,189      (2,620)       100,569        650                        (340)          100,879
Interest expense:
    Deposits.................     40,102                     40,102                                     (8)           40,094
    Short-term borrowings....      6,537                      6,537                                                    6,537
    Long-term borrowings.....      2,854                      2,854        332         1,475          (332)            4,329
                                 -------     -------        -------     ------       -------         -----           -------
         Total interest
           expense...........     49,493                     49,493        332         1,475          (340)           50,960
Net interest income..........     53,696      (2,620)        51,076        318        (1,475)                         49,919
Provision for loan losses....      3,005        (550) (f)     2,455                                                    2,455
                                 -------     -------        -------     ------       -------         -----           -------
         Net interest income
           after provision...     50,691      (2,070)        48,621        318        (1,475)                         47,464
Noninterest income:
    Service charges..........      6,499                      6,499                                                    6,499
    Trust fees...............      2,697                      2,697                                                    2,697
    Other noninterest
      income.................      2,552                      2,552        457                                         3,009
                                 -------     -------        -------     ------       -------         -----           -------
         Total noninterest
           income............     11,748                     11,748        457                                        12,205
Noninterest expense:
    Salaries & benefits......     22,634        (320) (f)    22,314        645         1,275                          24,234
    Occupancy expenses.......      3,801         435  (g)     4,236         78                                         4,314
    Furniture & equipment....      2,261                      2,261                                                    2,261
    Computer processing......      1,484                      1,484                                                    1,484
    Legal fees...............      1,146                      1,146                                                    1,146
    Other real estate &
      repos..................        897                        897                                                      897
    Other noninterest
      expense................      8,427        (210) (f)     8,217        319           750                           9,286
    Goodwill amortization....        149       2,035  (g)     2,184                                                    2,184
                                 -------     -------        -------     ------       -------         -----           -------
         Total noninterest
           expense...........     40,799       1,940         42,739      1,042         2,025                          45,806
Income (loss) before taxes...     21,640      (4,010)        17,630       (267)       (3,500)                         13,863
Income taxes (benefit).......      7,288        (690) (i)     6,598        (90)       (1,190)                          5,318
                                 -------     -------        -------     ------       -------         -----           -------
         Net income (loss)...  $  14,352     $(3,320)      $ 11,032     $ (177)     $ (2,310)        $              $  8,545
                                 =======     =======        =======     ======       =======         =====           =======
         Net income
           applicable to
           common
           stockholders(l)...                                                                                       $  5,927
                                                                                                                     =======
         Earnings per common
           share(m)..........                                                                                       $   1.32
                                                                                                                     =======

    See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

                           TAYLOR CAPITAL GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                         PRO FORMA                     HISTORICAL
                           HISTORICAL    SPLIT-OFF       PRO FORMA     MORTGAGE     PRO FORMA
                              BANK       ADJUSTMENTS        BANK        COMPANY     COMPANY(d)    ELIMINATIONS(e)    CONSOLIDATED
                           ----------    ----------      ----------    ---------    ----------    ---------------    ------------
ASSETS
Cash and due from
  banks.................   $   87,547     $              $  87,547       $ 565       $               $                $   88,112
Federal funds sold......        5,000                        5,000                                                         5,000
Investment securities...      438,348       59,250  (c)    525,448                                                       525,448
                                            25,250  (a)
                                             2,600  (b)
Investment in
  subsidiaries..........                                                              158,564         (158,564)
Loans held for sale.....       15,748                       15,748                                                        15,748
Loans, less allowance
  for loan losses.......    1,172,005     (107,000) (a)  1,065,005                                                     1,065,005
Premises, leasehold
  improvements and
  equipment, net........       16,844        8,000  (b)     24,844          62                                            24,906
Goodwill and other
  intangibles...........        3,640       41,633  (b)     45,273                                          96            45,369
Other assets............       34,900                       34,900                        192                             35,092
                           -----------    --------       -----------      ----       --------       ----------        ----------
        Total assets....   $1,774,032     $ 29,733      $1,803,765       $ 627       $158,756        $(158,468)       $1,804,680
                           ===========    ========       ===========      ====       ========       ==========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits..........   $1,364,075     $             $1,364,075      $           $               $                 $1,364,075
Short-term borrowings...      202,033                      202,033                                                       202,033
Accrued interest, taxes
  and other
  liabilities...........       14,180        4,550  (b)     18,730          83                                            18,813
Long-term borrowings....       61,003                       61,003                     23,832                             84,835
                           -----------    --------       -----------      ----       --------       ----------        ----------
        Total
          liabilities...    1,641,291        4,550       1,645,841          83         23,832                          1,669,756
                           -----------    --------       -----------      ----       --------       ----------        ----------
Stockholders' equity:
  Preferred stock.......                                                               38,250                             38,250
  Common stock..........       15,000                       15,000                         45         (15,000)                45
  Surplus...............       50,826      (14,757) (a)    142,924         544         96,629        (142,924)            96,629
                                            47,605  (b)                                                  (544)
                                            59,250  (c)
  Retained earnings.....       66,993      (66,993) (a)
  Unrealized loss on
    securities available
    for sale, net of
    tax.................          (78)          78  (b)
                           -----------    --------       -----------      ----       --------       ----------        ----------
        Total
          stockholders'
          equity........      132,741       25,183         157,924        544        134,924         (158,468)           134,924
                           -----------    --------       -----------      ----       --------       ----------        ----------
        Total
          liabilities
          and
          stockholders'
          equity........   $1,774,032     $ 29,733      $1,803,765      $ 627       $158,756        $(158,468)        $1,804,680
                           ===========    ========       ===========      ====       ========       ==========        ==========

    See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

                           TAYLOR CAPITAL GROUP, INC.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          PRO FORMA                 HISTORICAL
                            HISTORICAL    SPLIT-OFF     PRO FORMA    MORTGAGE    PRO FORMA
                               BANK      ADJUSTMENTS      BANK       COMPANY     COMPANY(j)   ELIMINATIONS(k)   CONSOLIDATED
                            ----------   -----------    ---------   ----------   ----------   ---------------   ------------
Interest & fees on loans...  $103,654      $(9,000) (f) $ 94,654      $           $                               $ 94,654
Interest on investment
  securities...............    29,358        1,550  (f)   35,078                                                    35,078
                                               540  (g)
                                             3,630  (h)
Interest on cash
  equivalents..............       672                        672                                                       672
                                                                                                     --
                             --------      -------      --------       -----       -------                        --------
      Total interest
         income............   133,684       (3,280)      130,404                                                   130,404
Interest expense:
  Deposits.................    47,034                     47,034                                                    47,034
  Short-term borrowings....    13,584                     13,584                                                    13,584
  Long-term borrowings.....     3,748                      3,748                     1,905                           5,653
                                                                                                     --
                             --------      -------      --------       -----       -------                        --------
      Total interest
         expense...........    64,366                     64,366                     1,905                          66,271
Net interest income........    69,318       (3,280)       66,038                    (1,905)                         64,133
Provision for loan
  losses...................     4,056         (460) (f)    3,596                                                     3,596
                                                                                                     --
                             --------      -------      --------       -----       -------                        --------
      Net interest income
         after provision...    65,262       (2,820)       62,442                    (1,905)                         60,537
Noninterest income:
  Service charges..........     7,452                      7,452                                                     7,452
  Trust fees...............     3,539                      3,539                                                     3,539
  Other noninterest
    income.................     3,236                      3,236                                                     3,236
                                                                                                     --
                             --------      -------      --------       -----       -------                        --------
      Total noninterest
         income............    14,227                     14,227                                                    14,227
Noninterest expense:
  Salaries & benefits......    28,973         (710) (f)   28,263          92         1,700                          30,055
  Occupancy expenses.......     4,880          580  (g)    5,460           7                                         5,467
  Furniture & equipment....     2,651                      2,651                                                     2,651
  Computer processing......     1,676                      1,676                                                     1,676
  Legal fees...............     1,655                      1,655           6                                         1,661
  Other real estate &
    repos..................     1,169                      1,169                                                     1,169
  Other noninterest
    expense................    12,349         (220) (f)   12,129          33         1,000                          13,162
  Goodwill amortization....       196        2,715  (g)    2,911                                                     2,911
                                                                                                     --
                             --------      -------      --------       -----       -------                        --------
      Total noninterest
         expense...........    53,549        2,365        55,914         138         2,700                          58,752
Income (loss) before
  taxes....................    25,940       (5,185)       20,755        (138)       (4,605)                         16,012
Income taxes (benefit).....     7,774         (740) (i)    7,034         (47)       (1,380)                          5,607
                                                                                                     --
                             --------      -------      --------       -----       -------                        --------
      Net income (loss)....  $ 18,166      $(4,445)     $ 13,721      $  (91)     $ (3,225)                       $ 10,405
                             ========      =======      ========       =====       =======           ==           ========
      Net income applicable
         to common
         stockholders(l)...                                                                                       $  6,915
                                                                                                                  ========
      Earnings per common
         share(m)..........                                                                                       $   1.54
                                                                                                                  ========

    See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     (a) Reflects transfer and sale of $107 million net automobile receivables (net of $1 million in allowance for loan losses). This includes the transfer of the estimated $31 million fair market value of Used Automobile Receivables from the Bank to New Reliance. Loans sold totaling $77 million provide cash for payment of the First Cash Component of $51 million required to be contributed to New Reliance as part of the Split-Off Transactions. The proceeds from the sale of the loans in excess of the required First Cash Component, estimated to approximate $25 million, are assumed to be reinvested in investment securities. It is assumed that the loans would be sold at an estimated loss of $1 million and the allowance for loan losses would be reduced $1 million. The estimated $51 million First Cash Component assumes the tender of 4.5 million shares by the Taylor Group in exchange for the Company.

     (b) Reflects the application of purchase accounting to the assets and liabilities of the Bank (net of deferred income taxes) and the resulting recognition of goodwill for the excess of the cost (the "Total Purchase Price") over the fair value of the net assets acquired. The Company's cost of the acquired Bank is comprised of three components: (1) the Taylor Group's proportionate interest in the Bank's book value at the balance sheet date (the "Historical Ownership Interest") plus (2) the proportionate fair value, at the date of the Share Exchange Agreement, of the 4.5 million shares exchanged (the "Purchased Ownership Interest") and (3) estimated direct acquisition costs of $2 million.

     The proportionate interest of the Taylor Group in the Bank is represented by their percentage ownership in CTFG, which, assuming the exercise of all options held by the Taylor Group and all Bank employees, approximates 28.35% of the then outstanding shares of CTFG. This represents the Taylor Group's Historical Ownership Interest in the Bank. Therefore, the first component of the Total Purchase Price of the Bank represents 28.35% of the Bank's book value at the balance sheet date (after the distribution of the $51 million First Cash Component and $31 million Used Automobile Receivables). The Purchased Ownership Interest is the proportionate fair value of the 4.5 million shares exchanged for the remaining 71.65% of the book value of the Bank. It is calculated using the average market value of the shares on the date of and two days before and two days after the Share Exchange Agreement, dated June 12, 1996.

     The excess of the cost, or total purchase price, over the fair value of the net assets acquired is recorded as goodwill. The calculation of the goodwill is as follows:

                                                                 CALCULATION OF GOODWILL
                                                       SEPTEMBER 30, 1996        DECEMBER 31, 1995
                                                     ----------------------    ----------------------
                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
Number of shares exchanged.........................  4.5 million               4.5 million
Market price of CTFG stock @ date of Share Exchange
  Agreement........................................  $     25.50               $     25.50
Implied percentage of Bank stock deemed
  purchased........................................       71.65%                    71.65%
                                                     -----------               -----------
Purchased Ownership Interest.......................                 $82,218                   $82,218
Historical Ownership Interest -- book value of Bank
  @ 28.35%.........................................                  15,025                    14,456
Direct acquisition costs...........................                   2,000                     2,000
                                                                    -------                   -------
Total Purchase Price of the Bank...................                 $99,243                   $98,674
Total book value of the Bank.......................  $   134,748               $   132,741
Transfer of cash and automobile receivables........      (81,750)                  (81,750)
Fair value adjustments to balance sheet, net of
  deferred income taxes............................        5,550                     6,050
                                                     -----------               -----------
Less: Adjusted book value of the Bank..............                  58,548                    57,041
                                                                    -------                   -------
Goodwill...........................................                 $40,695                   $41,633
                                                                    =======                   =======

     As illustrated by the calculation presented above, the actual goodwill recorded at the Split-Off Closing depends on the Taylor Group's Historical Ownership Interest percentage, the fair market value of the Bank's assets and the liabilities and the Bank's total equity at the date of the Split-Off Closing. These factors are volatile and are expected to change by the date of the Split-Off Closing.

     The estimated fair value adjustments to the Bank's balance sheet relate primarily to investment securities and premises and equipment. The adjustments to estimated fair value are proportionate to the share of the Bank deemed to have been purchased. Therefore, the purchase accounting adjustments reflect 71.65% of the total fair market value increases and decreases identified and no fair value adjustments are applied to the Taylor Group's Historical Ownership Interest in the Bank.

     (c) Reflects the capital contribution from the Company's preferred stock and long term debt proceeds into the Bank. The proceeds are assumed to be invested in investment securities. The capital contribution is funded through the issuance by the Company of $38 million (expected to net $36 million after issuance costs) of noncumulative perpetual preferred stock and approximately $23 million of long term debt.

     (d) Reflects the pro forma Company. Other assets include capitalized estimated organization costs of $100,000 and the investment in Alpha Capital Fund. Loans reflect the intercompany loan to the Mortgage Company of $3.4 million assumed as part of the Split-Off Transactions. Long term debt at September 30, 1996 totals $28 million and is composed of the $23 million drawn to contribute to the Bank, the approximate $1.2 million in cash paid to acquire the Mortgage Company and Alpha Capital Fund and the $3.4 million used to assume the intercompany loan to the Mortgage Company formerly provided by CTFG. Equity includes the estimated net proceeds from the Preferred Stock offering and 4.5 million shares of Company common stock for the CTFG stock exchanged.

     (e) Reflects the eliminations necessary to report consolidated financial statements. The Company's investment in the Bank and Mortgage Company are eliminated. In addition, the intercompany loans from the Bank and the Company to the Mortgage Company are eliminated. These consolidation entries cause the excess of the purchase price over the fair value of the net assets of the Mortgage Company totaling $337,000 at September 30, 1996 to be reclassified from investment in subsidiaries to goodwill and other intangibles.

     (f) Reflects the estimated impact to the Bank's income statement of the sale and transfer of the estimated $108 million in automobile receivables. Interest and fees on loans is reduced as well as the direct costs to originate and service these automobile receivables and the related estimated provisions for loan losses for the period. This adjustment also reflects the interest income earned on the reinvestment of the excess proceeds from the loan sale of approximately $25 million at a 6.125% yield. The reinvestment yield is the three year U.S. Treasury security market yield at September 30, 1996.

     (g) Reflects the amortization of the purchase accounting adjustments. Premises and equipment is amortized over 20 and 7 years, respectively, investment securities over approximately 7 years and goodwill over 15 years. The amortization is based on the fair market value adjustments and goodwill computed as of September 30, 1996.

     (h) Reflects the interest income on the investment of the estimated $59 million capital contribution at the Bank in investment securities at a 6.125% yield. The reinvestment yield is the three year U.S. Treasury security market yield at September 30, 1996.

     (i) Reflects the tax effect of the pro forma adjustments, excluding goodwill amortization, at a 35% tax rate in 1996 and 30% in 1995.

     (j) Reflects the pro forma Company income statement including the estimated interest expense on the cost of the long term debt and the estimated salary and other operating expenses of the Company. Both periods assume a cost on the debt of 8.25% which is the prime rate at September 30, 1996. The interest expense for the nine months ended September 30, 1996 is based on debt outstanding at January 1, 1996 of $23.8 million. The 1995 interest expense is based on debt outstanding of $23.1 million.

     (k) Reflects the eliminations necessary to report condensed consolidated financial statements. Interest income and expenses on intercompany loans is eliminated as well as interest earned on deposits maintained by the Mortgage Company at the Bank.

     (l) Assumes the issuance of $38.25 million of Preferred Stock at an annual dividend rate of 9.125%. The dividend rate is based on the market yield of the thirty year U.S. Treasury security plus 2.25%, which approximates the pricing of other perpetual preferred stock offerings for comparably rated financial institutions.

     (m) The Company intends to establish a stock option plan in the future. Issuance of stock options could have a dilutive effect on earnings per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BASIS OF PRESENTATION


     The following presents management's discussion and analysis of the financial condition and results of operations of the Bank and the consolidated Company on an unaudited pro forma basis as of September 30, 1996 and December 31, 1995 and for the nine month period and year then ended. The discussion compares the effects of the Split-Off Transactions and formation of the Company on the Bank and the consolidated Company, with the Bank on a historical basis. This discussion should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements and the accompanying notes which describe the assumptions used in the preparation of the Unaudited Pro Forma Condensed Consolidated Financial Statements. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "The Split-Off Transactions."


RESULTS OF OPERATIONS

     OVERVIEW

     For the first nine months of 1996, pro forma Bank only net income was $11.0 million as compared to $14.4 million on an historical basis. Annualized return on average assets was .80% on a pro forma basis as compared to 1.06% on an historical basis. Annualized return on average equity was 9.46% on a pro forma basis as compared to 14.52% on an historical basis. For the first nine months of 1996, pro forma consolidated Company net income was $8.5 million and annualized return on average assets and equity was .62% and 8.60% respectively.

     Pro forma Bank only net income for 1995 was $13.7 million as compared to $18.2 million on an historical basis. Return on average assets was .78% on a pro forma basis as compared to 1.05% on an historical basis. Return on average equity was 9.01% on a pro forma basis as compared to 14.29% on an historical basis. Pro forma consolidated Company net income for 1995 was $10.4 million and annualized return on average assets and equity was .59% and 8.05% respectively.

     NET INTEREST INCOME

     Net interest income for the Bank decreased $2.6 million, or 4.9%, for the nine months ended September 30, 1996 and $3.3 million, or 4.7%, for 1995 on a pro forma basis as compared to historical results. The net interest margin declined to 4.18% in 1996 and 4.23% in 1995 on a pro forma basis as compared to the historical net interest margins of 4.33% and 4.38%, respectively. The decline in net interest margin resulted from the change in the mix of assets on a pro forma basis as certain earning assets are replaced by a combination of lower earning and nonearning assets. In connection with the Split-Off Transactions, $107 million of net automobile receivables are expected to be transferred and sold. The average yield of these loans approximated 8.40% over the periods shown. A portion of the proceeds from the sale, estimated at $25 million, as well as funds received from the capital contribution to be received from the Company, estimated at $59 million, are assumed to be reinvested in investment securities yielding 6.125%. It is management's intention to ultimately reinvest these proceeds in higher yielding loans. Average earning assets on a pro forma basis declines $21 million, or 1.2% for 1996 and $20 million, or 1.2% for 1995 in comparison to historical average earning assets of $1.7 billion and $1.6 billion for 1996 and 1995 respectively.

     The negative impact of the change in the mix of assets is partially offset by the write down of the existing investment securities to fair market value at the balance sheet date in accordance with purchase accounting requirements. The resulting discount is accreted into interest income over the life of the respective securities, which approximates 7 years.

     Net interest income on a consolidated pro forma basis is further reduced, by $1.5 million to $49.9 million for the nine months ended September 30, 1996 and reduced $1.9 million to $64.1 million for the 1995 year, for the estimated interest expense for Company debt. The consolidated pro forma net interest margin is 4.08% for the nine months ended September 30, 1996 and is 4.11% for the year ended December 31, 1995. The interest expense is based on the pro forma debt outstanding of approximately $24 million and $23 million at January 1, 1996 and 1995 respectively.

     PROVISION FOR LOAN LOSSES

     The pro forma provision for loan losses decreases $550,000, or 18.3% for the nine months ended September 30, 1996 and $460,000, or 11.3% for 1995 as compared to the historical provision of $3.0 million and $4.1 million for 1996 and 1995 respectively. The decrease in the provision is a result of the disposition of the $107 million of net automobile receivables. The reductions in the provision represent the estimated provisions relating to the automobile receivables identified to be sold or transferred as a result of the Split-Off Transactions.

     NONINTEREST EXPENSE

     The Bank's pro forma noninterest expense for the first nine months of 1996 increased $1.9 million, or 4.8%, to $42.7 million as compared to $40.8 million on an historical basis. Noninterest expense for 1995 increased $2.4 million, or 4.4%, to $55.9 million on a pro forma basis as compared to $53.5 million on an historical basis. The increase is primarily attributable to the amortization of the goodwill created as a result of the Split-Off Transactions. The write-up of the Bank's premises and equipment to estimated fair value also results in increased depreciation expenses. The negative impact of these charges is partially offset by the estimated cost reductions as a result of the Bank's departure from the automobile receivables business. Estimated savings from the salaries and other direct expenses of the origination and servicing of these loans totaled $530,000 for the nine month period ended September 30, 1996 and $930,000 for the 1995 year.

     In addition, the expenses of the Mortgage Company increase total noninterest expenses by $1.0 million for the nine months ended September 30, 1996. Total noninterest expense on a consolidated pro forma basis is further increased, by $2.0 million to $45.8 million for the nine month period ended September 30, 1996 and by $2.7 million to $58.8 million for the year ended 1995, as a result of estimated Company expenses for salaries and overhead.

FINANCIAL CONDITION

     LOAN PORTFOLIO

     As a result of the sale and transfer of the $107 million of net automobile receivables, the Bank's pro forma loan portfolio, including loans held for sale, declines 8.7% to $1.125 billion and 9.0% to $1.081 billion at September 30, 1996 and December 31, 1995, respectively. The mix of the loan portfolio changes as a result of the sale and transfer. Consumer loans as a percentage of the total loan portfolio decreases to 12% at September 30, 1996 on a pro forma basis from 20% on an historical basis.

     ALLOWANCE FOR LOAN LOSSES

     In connection with the sale and transfer of the $108 million of automobile receivables, the allowance for loan losses is assumed to be reduced by $1 million. The Bank's pro forma allowance as a percentage of total loans at September 30, 1996 is 2.06% as compared to 1.96% on an historical basis. The consolidated Company's pro forma allowance as a percentage of total loans at September 30, 1996 is 2.05%.

     INVESTMENT SECURITIES

     Investment securities increase $84.5 million as a result of the reinvestment of the remaining proceeds received from the sale of certain automobile receivables, estimated to be $25.25 million and the capital contribution, estimated to be $59.25 million from the Company to the Bank. In addition, securities designated as held to maturity are assumed to be written up to the fair market value of the securities at the balance sheet date.

     CAPITAL RESOURCES

     Total pro forma Bank equity at September 30, 1996 increases by $24 million to $158 million as compared to historical equity of $135 million. Pro forma equity is first decreased by approximately $82 million due to the distribution of cash and the Used Automobile Receivables to New Reliance. The application of purchase accounting at the Bank then results in a pro forma increase in total equity of $46 million at September 30, 1996. Finally, Bank equity is increased with a capital contribution of $59 million.

     Although total pro forma Bank equity increases from historical equity, the Bank's pro forma tangible capital at September 30, 1996 decreases by $20 million. Tier 1 risk-based capital at September 30, 1996 is 8.73% on a pro forma basis as compared to 9.63% on an historical basis. Pro forma total risk-based capital is 9.99% at September 30, 1996 as compared to 10.88% on an historical basis. It is management's intention that the Bank remain "well capitalized" after the consummation of the Split-Off Transactions. Management expects the Bank's earnings subsequent to September 30, 1996 to raise the Bank's historical total equity such that the assumed capital contribution of $59 million results in a total risk-based capital ratio of at least 10.0% at the time of the Split-Off Closing. A failure to meet the regulatory risk-based capital guidelines for a "well capitalized" institution potentially impacts the Bank's use of brokered certificates of deposit as a funding source and may increase FDIC deposit insurance premiums. In addition, beginning on January 1, 1997, the premium rate for FDIC insurance will be .0129% per $100 of deposits for "well capitalized" banks as compared to .0429% per $100 of deposits for "adequately capitalized" banks. Based on the Bank's deposits at September 30, 1996, should the Bank be deemed "adequately capitalized," this insurance premium differential could increase the annual cost of FDIC insurance to the Bank by approximately $420,000.

     The consolidated Company's pro forma tangible capital totals $108.3 million. Pro forma Tier 1 risk-based capital and total risk-based capital is 6.94% and 8.20% respectively. The consolidated pro forma leverage capital ratio is 5.08%. As a result, the Company will be deemed "adequately capitalized" for purposes of various banking regulations.

     LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

     As a result of the sale of the automobile receivables and the proceeds from the capital contribution, the Bank's liquidity on a pro forma basis would improve. The immediate impact to the Bank's interest rate risk profile and gap position as a result of the Split-Off Transactions is dependent on the term and structure of the investment securities acquired with the cash received. After re-deployment of the net sale proceeds and the capital contribution consistent with the Bank's existing asset/liability management strategy, no significant impact to the Bank's position and profile is expected.

                                    BUSINESS

GENERAL

     The Company, a newly incorporated bank holding company, wholly owns the Bank, which commenced operations over 60 years ago as Main State Bank. The Bank provides a full range of commercial and consumer banking services both to small and mid-size businesses and to individuals through its ten branch offices in Chicago neighborhoods and suburban Cook County, Illinois and DuPage County, Illinois. The Bank's historical market niche has been providing commercial loans to small and mid-size companies located in the Chicago metropolitan area. The Company also wholly owns the Mortgage Company, a Delaware corporation, which began operations in the first quarter of 1996 and competes in the subprime mortgage market for residential loans on a brokered basis. The Mortgage Company's principal office is located in Altamonte Springs, Florida. Through its subsidiaries, the Mortgage Company currently provides mortgage services primarily to borrowers in the southeastern United States.


     Main State Bank was acquired by Irwin Cole and Sidney J Taylor in 1969. In 1978, Drovers National Bank was purchased and several years later CTFG was created as a holding company to own and operate these two banks. The Bank of Yorktown was acquired in 1982 and Wheeling Trust & Savings Bank, Ford City Bank & Trust Co. and Skokie Trust & Savings Bank were acquired in 1984. At the end of 1988, the banks (other than the Bank of Yorktown), were merged into Cole Taylor Bank. The Bank of Yorktown was merged into Cole Taylor Bank in 1992.


OPERATIONS OF THE COMPANY AFTER THE SPLIT-OFF TRANSACTIONS; GROWTH STRATEGY

     The Company's strategy for the Bank and Mortgage Company is to continue to improve their earnings and financial condition by following the key initiatives outlined below.

     Grow and Improve Core Commercial Bank Business. The Company intends to continue to grow and improve the Bank's core commercial bank business and to further improve its management of credit and interest rate risk. The Bank's strategy will be to continue to emphasize relationship banking for small to mid-sized business customers in the Chicago metropolitan market. The Bank also intends to improve its core business by selling additional banking services to its existing customer base.

     Increase Fee Income. The Company plans to continue to increase the Bank's fee income by more intensively marketing an integrated array of lending, cash management, investment and trust services and other fee producing products. The Bank's marketing efforts have focused on offering its core fee income services to new and existing customers, through initiatives in its professional and executive banking area, as well as marketing new financial services through its retail operations.

     Expand Deposit Gathering Capabilities. The Company intends to expand deposit gathering capabilities by considering strategic opportunities to open de novo bank branches, such as its planned branch site expected to open in late 1997 across from the Old Orchard shopping mall in north suburban Chicago, to complement the Bank's existing branch network. The Company will continue to market products and services which expand its customer base and enhance its relationships with existing customers. Finally, the Company intends to increase its cross-selling of deposit products to customers of other Bank products.

     Selectively Expand Subprime Mortgage Financing Activities. The Company plans to continue to expand the Mortgage Company's subprime mortgage financing activities by purchasing additional loans, by increasing its warehouse funding capability and by opening retail offices in the Chicago area or in other regions.

THE BANK

     The Bank offers various loan products such as commercial and industrial loans, residential construction and mortgage loans, consumer loans and a full range of deposit services including checking, savings and money market accounts and certificates of deposit. The Bank's trust and investment department provides a wide array of trust services for corporations and individuals.

     The Bank's primary market is the Chicago metropolitan area. Five of the Bank's branch offices are located in Chicago neighborhoods and the remainder are located in suburban Cook and DuPage counties. A substantial majority of the Bank's total consolidated net loans are attributable to customers located in the Chicago metropolitan area. Generally, each branch draws most of its deposits from and makes most of its consumer and small business loans within a three mile radius of the respective branch; however, the Bank's branches provide commercial banking services and make industrial loans to companies located throughout the Chicago metropolitan area.


     The following table presents certain information about each of the Bank's branches:

                                                                         TOTAL DEPOSITS AT SEPTEMBER 30, 1996
              BANK BRANCH                  YEAR OPENED OR ACQUIRED       ------------------------------------
----------------------------------------   -----------------------       (IN THOUSANDS)
Chicago Branches:
  824 East 63rd Street (Woodlawn)            Opened 1993                               $ 11,496
  1965 North Milwaukee Avenue (Chicago)      Acquired 1969                               91,187
  850 West Jackson Boulevard (Jackson)       Opened 1987                                 30,995
  1542 West 47th Street (Ashland)            Acquired 1978                              171,246
  7601 South Cicero Avenue (Cicero)          Acquired 1984                              192,335
Suburban Branches:
  Lombard (Yorktown)                         Acquired 1982                              156,023
  Skokie                                     Acquired 1984                              377,495
  Burbank                                    Acquired 1984                              176,971
  Broadview                                  Opened 1995                                 31,118
  Wheeling                                   Acquired 1984                              216,940

     The Bank's staff focuses on establishing and maintaining long-term relationships with customers. The Bank encourages its officers to actively participate in community organizations and, within credit and rate of return parameters, the Bank attempts to ensure that it meets the credit needs of its communities and that it invests in local municipal securities. The Bank has focused its efforts on its "Relationship Builders" advertising campaign and promoting programs such as the Bank's "Sweat Equity" program, in which commercial lenders, branch managers and trust officers from the Bank spend a day working at a customer's business.

     LOANS AND INVESTMENTS

     General. In allocating its assets among locally generated loans, investment assets and other earning assets, the Bank attempts to maximize return while managing risk at an acceptable level. The Bank has identified and implemented strategies to reach these goals, including an emphasis on quality local loan growth, diversification and long-term performance of its earning asset portfolios. The following is a brief description of the types of lending and investment activities engaged in by the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--Loan Portfolio" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations-- Financial Condition--Loan Portfolio."

     Commercial and Industrial Loans. Commercial and industrial loans represent the largest portion of the Bank's loan portfolio. On a pro forma basis after giving effect to the Split-Off Transactions, at September 30, 1996 approximately 56% of loans outstanding were in this category. The Bank makes both collateralized and unsecured loans. Collateral for loans generally includes accounts receivable, inventory, equipment and real estate. Included in this category are commercial real estate loans which are generally collateralized by owner-occupied properties used for business purposes.

     Real Estate--Residential Construction Loans. The real estate-residential construction loan portfolio consists primarily of loans to professional homebuilders and developers. These loans have increased in recent years primarily because of an increase in homebuilding in the Chicago metropolitan area. Generally, these loans are structured with three components: a non-revolving lot loan which is used to fund costs other than construction, such as marketing and architectural costs and financing fees; a construction revolver primarily relating to pre-sold homes; and a letter of credit which the bank issues to guarantee the performance of a customer to a third party. These loans generally mature and are completely repaid within two years and bear interest at an annual rate based upon prime. On a pro forma basis after giving effect to the Split-Off Transactions, at September 30, 1996 approximately 14% of the Bank's loans were residential construction loans.

     Real Estate Mortgage Loans. The real estate mortgage loan portfolio primarily consists of first mortgage loans for single-family properties. On a pro forma basis after giving effect to the Split-Off Transactions, at September 30, 1996, 17% of the Bank's loan portfolio was real estate mortgage loans. Approximately 65% of the portfolio consisted of fixed rate loans at September 30, 1996, with approximately 50% of the fixed rate loans comprised of balloon loans with 3 to 5 year original maturities. The remaining 35% of the portfolio consists of adjustable rate mortgage loans. Beginning in 1995 and throughout 1996, the Bank began selling all conforming mortgages into the secondary market. In late 1995, the Bank began purchasing loans on a wholesale basis from approved mortgage bankers and other financial intermediaries. Currently, approximately 60% of originations are originated through the Bank's retail network and 40% are originated through its wholesale sources. Both retail and wholesale loans are underwritten by the Bank and processed for pooling and sale into the secondary market.

     From the time a formal commitment is extended to the borrower until the sale of the resulting mortgage loan to the secondary mortgage market investor, the Bank is exposed to changes in interest rates which impact the market values of these loans. The primary method used to manage interest rate risk is forward sale of the mortgages or mortgage securities. Management of this risk is monitored daily by the Mortgage Risk Management Committee of the Bank. Mortgage loans held for sale are valued at the lower of cost or fair value. Fair value is the commitment price for loans sold forward and market prices for loans not hedged.

     Servicing of loans sold is retained or released based upon which method provides a more economic outcome. Beginning in 1995, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" which allows the Bank to capitalize the fair value of the loan servicing rights at the time the loans are sold into the secondary market. The servicing rights are then amortized over the estimated servicing life of the loan and is a reduction of loan servicing income. Since 1995, the Bank has retained the servicing rights on approximately 75% of the loans sold into the secondary market. The current servicing portfolio consists primarily of FHLMC and FNMA mortgage backed securities pool servicing that was originated in-house. The Bank has not purchased any mortgage servicing rights. The Bank derives servicing income by collecting the difference between the note rate of the loans and the pass-through rate paid to the investor. Typically, this difference is 25 to 35 basis points of the loan balances. The Bank also receives late and service charge revenue generated from these loans. During 1995 and 1996, the Bank sold a portion of these servicing rights, representing 20% in 1995 and 12% in 1996, of the servicing loan balances.

     Consumer Loans. Prior to the Split-Off Transactions, the Bank's consumer loan portfolio included home equity, credit card and loans secured by automobiles. Because the Bank is discontinuing its Automobile Finance Business as a result of the Split-Off Transactions, after the Closing, the Bank's consumer loan business will primarily be comprised of its home equity and credit card lines. The Bank's consumer loan portfolio consists of both collateralized and unsecured loans to individuals for various personal reasons, such as home improvements. This category includes home equity lines of credit issued by the Bank that can be drawn at the discretion of the borrower. The majority of home equity lines, after giving effect to the outstanding loan balance of any existing mortgage loan, does not exceed 80% of the appraised value of the underlying real estate collateral. On a pro forma basis after giving effect to the Split-Off Transactions at September 30, 1996, approximately 12% of loans outstanding were consumer loans.

     Loan Approval Procedures and Authority. The Bank's Loan Policy is established by the Board of Directors based upon the recommendations of the Bank's Chief Credit Officer and the Credit Policy Committee. The Loan Policy of the Bank is reviewed and reaffirmed by the Board of Directors not less often than annually. The Bank's Lending Guidelines for its various product lines are approved by the Credit Policy Committee and reviewed annually by that committee as well as the Directors' Loan Committee. These guidelines and policies set forth the underwriting criteria for the various types of loans originated by the Bank based upon the risks attendant to each type of loan, the borrowers of such loans and the types of collateral. The Credit Policy Committee also determines the adequacy of the Bank's allowance for loan losses.


     The Bank delegates lending decision authority among various committees and officers based primarily on the size of the loan sought. With limited exceptions, the Bank generally applies a self-imposed maximum of $10.0 million total credit exposure for each borrower. The Loan Committee of the Bank reviews all loans in excess of $100,000, and any loan which would result in an aggregate credit exposure to a borrower in excess of $500,000 requires the prior approval of the Loan Committee of the Bank. Loans in excess of $500,000 that result in an aggregate credit exposure to a borrower in excess of $5.0 million require the prior approval of the Bank's president and subsequent review by the Credit Policy Committee. All loans or commitments in excess of $2.0 million are presented for review on a monthly basis to the Directors' Loan Committee (which includes members of the Bank's Board of Directors). Subject to these requirements, each loan officer has authority to approve loans that comply with the Bank's commercial lending guidelines and loan policies of up to a specified amount which is determined based upon such person's experience and position with the Bank. Any exception to the Bank's commercial lending guidelines and loan policies must be approved by a higher authority, such as the Loan Committee or Credit Policy Committee.


     Investment Portfolio. The Company's investment portfolio is used primarily to provide a source of earnings and secondarily for liquidity management purposes. Management maintains an investment grade portfolio oriented toward U.S. government and U.S. government agency securities. The portfolio is comprised of U.S. Treasury securities, U.S. government agency instruments and a modest amount of investment grade obligations of state and political subdivisions. In managing its interest rate exposure the Company also invests in mortgage-backed securities and floating rate collateralized mortgage obligations. Investment securities of the Company on a pro forma basis were $535.5 million, or 28.5% of pro forma total assets, at September 30, 1996. Virtually all of the Bank's securities at September 30, 1996 were rated investment grade by a nationally recognized rating organization. The Bank is a party to two interest rate swap contracts with a combined notional amount of $75 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Financial Condition -- Investment Securities" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operation -- Financial Condition -- Investment Securities."

     DEPOSITS

     Each of the Bank branches offers the usual and customary range of depository products provided by commercial banks, including checking, savings and money market accounts, and certificates of deposit. Deposits at each Bank are insured by the Federal Deposit Insurance Corporation up to statutory limits. The Bank also gathers deposits through brokerage relationships and the National Certificates of Deposit Network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     TRUST AND INVESTMENT DEPARTMENT

     The Bank's trust and investment department provides a wide array of trust services for corporations and individuals. As of November 30, 1996, the Bank's trust asset mix consisted of approximately 49% employee benefits, 10% exchange/land trusts, 29% personal trusts, and 12% corporate trusts. Historically, the trust and investment department primarily has serviced its commercial customers out of its office located near downtown Chicago. Recently, however, the Bank has placed a greater emphasis on offering trust services to its retail as well as commercial customers out of its other branch offices. The Bank's trust and investment department is also emphasizing ESOPs, tax deferred exchanges and employee benefit plans to commercial business customers for additional growth. The Bank's retail investment securities activities are sold through a third party agreement with a registered broker/dealer to effect securities and annuity transactions for retail clients.

     COMPETITION

     The banking business is highly competitive. The Bank encounters competition primarily in seeking deposits and in obtaining loan customers. The Bank's principal competitors include other commercial banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, the United States Government, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In recent years, several major multi-bank holding companies have entered the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Bank and have access to greater capital and other resources. As a result of these and other factors, future growth opportunities for the Bank may be limited. In addition, many of the Bank's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors may have advantages over the Bank in providing certain services.

THE MORTGAGE COMPANY

     During the fourth quarter of 1995, the Company formed a new subsidiary, the Mortgage Company. In the first quarter of 1996, the Mortgage Company entered the subprime mortgage market for loans secured by first and second mortgages on a brokered basis. Depending on referrals from independent brokers, the subsidiaries of the Mortgage Company, originate, warehouse and resell residential mortgages of borrowers who do not qualify for conventional loans or whose borrowing needs are not met by traditional residential mortgage lenders. Such borrowers may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history. Management of the Mortgage Company believes that this market is underserved by traditional lenders. Therefore, there is less competition in this market and interest rates are higher than on mortgage loans for more credit-worthy borrowers.

     These wholesale originated loans are funded using the underwriting criteria of selected secondary mortgage market investors and are typically sold to one of those buyers after a period of warehousing at the Mortgage Company, which generally ranges from 30 to 90 days or longer. The Mortgage Company is currently funding such loans at a rate of approximately $3 million per month. Once funded, and prior to sale, the loans are carried under either a warehouse line of credit granted by the Bank or advances from the Company.

     The Mortgage Company derives its income principally from gains on the sale of loans and, to a lesser degree, from net interest income on loans being held for sale. In instances wherein a sold loan is prepaid during the first year after sale, the Mortgage Company may be obligated to refund a portion of the premium paid by the secondary mortgage market investor for such loan. In addition, the agreements under which the loans are sold to institutional buyers contain representations and warranties which are standard in the mortgage industry. Violations of these representations and warranties could constitute grounds for a requirement for the seller of the loan to repurchase any such loan. Furthermore, the agreements under which the loans are sold contain indemnification provisions which are standard in the mortgage industry and which could require the payment of sums beyond the repurchase price. All obligations of CT Mortgage and its subsidiaries under the various loan sales agreements, including, without limitation, obligations to make refunds, to repurchase loans and to indemnify, will be guaranteed by the Company.

     The Mortgage Company's principal office is located in Altamonte Springs, Florida. Through its subsidiaries, the Mortgage Company currently provides mortgage services primarily to borrowers in the southeastern United States.

EMPLOYEES

     After giving effect to the Split-Off Transactions, the Company, the Bank and the Mortgage Company will have a total of approximately 660 full-time equivalent employees. None of the employees of the Company, the Bank or the Mortgage Company is subject to a collective bargaining agreement. The Company, the Bank and the Mortgage Company consider their relationship with their employees to be good.

PROPERTIES

     The principal offices of both the Company and the Bank are located in the Bank's main office building at 350 East Dundee Road, Wheeling, Illinois. The Bank's main office is leased by the Bank and consists of a three-story building which has six drive-up windows. The Bank occupies approximately 58,310 square feet. The Bank also owns an adjacent 1.65 acre parking lot which can accommodate approximately 150 cars. Both the building and the land are leased by the Bank under a renegotiated lease which commenced on January 1, 1995 and expires March 31, 2010, with options to extend until March 31, 2025.


     The Company owns four of the buildings from which the Bank branches are operated. The Company leases buildings for its Chicago, Woodlawn, Jackson, Yorktown and Cicero branches, which in accordance with the current lease terms expire in or may be extended to December 1997, May 2013, March 2014, March 2010 and January 2002, respectively.


LEGAL PROCEEDINGS

     The Bank and the Mortgage Company are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company, the Bank or the Mortgage Company which, if determined adversely, would have a material adverse impact on the financial condition or results of operations.

     On February 16, 1996, Carolyn B. Blackwell, Sandra Carbone, Phyllis K. Cramer, George Havelka and Philip A. Roche v. Cole Taylor Bank, Cole Taylor Financial Group, Inc., Sidney Taylor, Jeffrey Taylor, Bruce Taylor, Richard Keneman, Daniel Bleil and Fred deRoode was filed by five former Bank branch managers in the U.S. District Court for the Northern District of Illinois, Eastern Division, claiming age discrimination, race discrimination (as to one of them) and defamation. The plaintiffs seek unspecified compensatory and punitive damages. The case is currently in the discovery phase and has not been set for trial. The Bank believes that the complaint is without merit and intends to vigorously defend the allegations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company will, as of the Split-Off Closing, be as follows:

             NAME                AGE                            POSITION
------------------------------   ---    --------------------------------------------------------
Jeffrey W. Taylor.............   44     Chairman of the Board, Chief Executive Officer and
                                        Director of the Company, Chairman of the Board and
                                        Director of the Bank and Director of the Mortgage
                                        Company
Bruce W. Taylor...............   41     President and Director of the Company, President,
                                        Director and Chief Executive Officer of the Bank and
                                        Director of the Mortgage Company
Sidney J Taylor...............   73     Director of the Company and Director of the Bank
Richard W. Tinberg(1).........   46     Director of the Company
Melvin E. Pearl(1)............   60     Director of the Company
Adelyn Dougherty(1)...........   66     Director of the Company
John Christopher Alstrin......   50     Chief Financial Officer and Director of the Company, the
                                        Bank and the Mortgage Company
Richard C. Keneman............   52     Director and Executive Vice President of the Bank
Frank DeGradi.................   48     Executive Vice President of the Bank and President and
                                        Director of the Mortgage Company

---------------
(1) Member of the Compensation Committee.

     JEFFREY W. TAYLOR is Chairman of the Board, Chief Executive Officer and a director of the Company and Chairman of the Board and a director of both the Bank and the Mortgage Company. Mr. Taylor will have served as a director of CTFG from its inception in 1984 until the Split-Off Closing. From February 1994 until prior to the Split-Off Transactions, Mr. Taylor served as Chairman and Chief Executive Officer of CTFG and Chairman of the Bank. From 1990 to February 1994, Mr. Taylor served as Vice Chairman of CTFG and Chairman and Chief Executive Officer of the Bank. Mr. Taylor served as Vice Chairman of Banking Strategy from April 1990 until the end of 1990. Mr. Taylor began his career with the Bank in 1978 as Associate General Counsel and has held several management positions with the Bank since that time. Mr. Taylor is the son of Sidney J Taylor and the brother of Bruce W. Taylor.

     BRUCE W. TAYLOR is President and a director of the Company and President and Chief Executive Officer of the Bank and a director of the Mortgage Company. Mr. Taylor will have served as a director of CTFG from its inception in 1984 until the Split-Off Closing. From February 1994 until prior to the Split-Off Transactions, Mr. Taylor served as President of CTFG in addition to President and Chief Executive Officer of the Bank. From 1991 to February 1994, Mr. Taylor served as Vice Chairman of CTFG and President and Chief Operating Officer of the Bank. Mr. Taylor began working for Cole Taylor Bank in 1979 and has held several management positions with the Bank since that time. Mr. Taylor is the son of Sidney J Taylor and the brother of Jeffrey W. Taylor.

     SIDNEY J TAYLOR is a director of the Company and of the Bank and will have been a director of CTFG from its inception in 1984 until the Split-Off Closing. From the inception of CTFG through February 1994, Mr. Taylor served as its Chairman and Chief Executive Officer. Mr. Taylor has over 50 years of banking experience. Mr. Taylor began his banking career in 1946 and in 1960 became the President of Main State Bank. In 1969, Mr. Taylor purchased Main State Bank with Irwin H. Cole and became Chairman of the Board. Mr. Taylor is the father of Jeffrey W. Taylor and Bruce W. Taylor.

     RICHARD W. TINBERG is a director of the Company and will have been a director of CTFG from 1995 until the Split-Off Closing. Since 1985, Mr. Tinberg has been the President and Chief Executive Officer of The Bradford Group, a group of organizations engaged in the development and marketing of collectibles and Chief

Executive Officer of Hammacher Schlemmer & Company, which specializes in the marketing of innovative products and gifts.

     MELVIN E. PEARL is a director of the Company and will have been a director of CTFG from its inception in 1984 until the Split-Off Closing. Mr. Pearl is a Partner with the law firm of Katten, Muchin & Zavis.

     ADELYN DOUGHERTY is a director of the Company and will have been a director of CTFG from August 1995 until the Split-Off Closing. Ms. Dougherty retired in August 1996 as the President of the Institute of European and Asian Studies. From 1988 to 1992, Ms. Dougherty was Senior Vice President and director of Human Resources for First Colonial Bankshares Corporation, a holding company for sixteen banks and three non-bank subsidiaries located in the greater metropolitan Chicago area.

     JOHN CHRISTOPHER ALSTRIN is a director and the Chief Financial Officer of the Company. Mr. Alstrin was the Chief Financial Officer of CTFG from August 1995 until prior to the Split-Off Transactions. Mr. Alstrin also has been Chief Financial Officer of the Bank since August 1995, and has served as a director of the Mortgage Company since its inception. From March 1989 to June 1994, Mr. Alstrin was the Chief Financial Officer and the Chief Investment Officer of the Farm & Home Financial Corp., a multi-state financial services corporation.

     RICHARD C. KENEMAN joined the Bank in August 1990 and is currently the Bank's Executive Vice President-Relationship Banking Division. Since 1991, Mr. Keneman also has served as director of the Bank. Prior to joining the Bank, Mr. Keneman was Senior Vice President of the bank consulting firm BMR, Inc., held executive management positions with First America Bank, Atlanta, Georgia and served as a director of Escambia Bank in Pensacola, Florida.

     FRANK S. DEGRADI has been the President and a director of the Mortgage Company since its inception and has been the Bank's Executive Vice President-Mortgage Banking and Servicing since April 1995. Mr. DeGradi was Vice President and Regional Manager for Norwest Mortgage in Southfield, Michigan from October 1994 to March 1995 and was employed by Independence One Mortgage Corporation, which was purchased by Norwest Mortgage in 1994, from November 1983 to September 1994, ultimately holding the position of Senior Vice President, Regional Manager from 1988 to 1994.

KEY EMPLOYEES

     Other key employees of the Company will be as follows:

                NAME                    AGE                        POSITION
-------------------------------------   ---    ------------------------------------------------
Roy Postel...........................   51     Chief Credit Officer of the Bank
Jean C. Schmidt......................   52     Director of Human Resources and Business
                                               Planning of the Company
Richard Schwartz.....................   57     Executive Vice President of the Company
Richard S. White, Jr.................   62     Executive Vice President of the Bank

     ROY POSTEL has been the Bank's Chief Credit Officer since 1990 and currently serves as chairman of the Bank's Loan Committee. Prior to joining the Bank, Mr. Postel was President of Columbian Financial Corp. in Kansas City, Missouri, and prior to that served as Senior Vice President, Corporate Loan Review for Boatmen's Bancshares in St. Louis, Missouri.

     JEAN C. SCHMIDT is the Company's Director of Human Resources and Business Planning and will have held such position with CTFG from 1993 until the Split-Off Closing. From 1990 to 1993, Ms. Schmidt was Vice President in charge of human resources consulting services for Management Resource Group Inc. Prior to 1990, Ms. Schmidt served as Senior Vice President and Director of Corporate Human Resources of First America Corp., a bank holding company based in Nashville, Tennessee.

     RICHARD SCHWARTZ is the Company's Executive Vice President-Acquisitions and will have held such position with CTFG from June 1994 until the Split-Off Closing. From 1963 to 1994, Mr. Schwartz was employed by American National Bank and Trust Company of Chicago, ultimately serving as Executive Vice President, Middle Market Commercial Banking.

     RICHARD S. WHITE, JR. has been the Bank's Executive Vice President-Trust & Investment Department and Director, Trust Services since December 1994. From 1988 to 1994, Mr. White was Executive Vice President, Trust & Investments for Premier Bank of Baton Rouge, Louisiana. From 1979 to 1988, Mr. White held several executive positions at Republic Bank in Houston, Texas.

TERM OF OFFICE

     Each member of the Board of Directors of the Company will be elected annually. All officers of the Company will serve at the pleasure of the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Certificate contains a provision eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of Delaware. The By-Laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law. These provisions do not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of a director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders. These provisions also do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The By-Laws also permit the Company to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of his or her actions in such capacity, regardless of whether the By-Laws would permit indemnification. The Company maintains liability insurance for its directors and officers.

     The Company intends to enter into agreements to indemnify its directors and certain of its officers, in addition to the indemnification provided for in the Certificate and By-Laws. These agreements, among other things, will indemnify the Company's directors and such officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director or officer of the Company or as a director, officer, employee or other agent of any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     Except as disclosed under "Business--Legal Proceedings", there is no pending litigation or proceeding involving any director or officer of the Company where indemnification will be required or permitted. The Company is not aware of any additional threatened litigation or proceeding that might result in a claim for such indemnification.

BOARD COMMITTEES

     The Board of Directors intends to establish four standing committees: the Nominating Committee, the Audit Committee, the Compensation Committee and the Executive Committee. The Nominating Committee will conduct a continuing study of the size, structure and composition of the Board, will determine Board selection and retention criteria and will nominate proposed directors. The Audit Committee will recommend the appointment of auditors and oversee the accounting and audit functions of the Company. The

Compensation Committee will determine executive officers' and key employees' salaries and bonuses and administer any future stock option plan. The Executive Committee will have the authority to take all actions which the Board of Directors as a whole would be able to take, except as limited by applicable law.

DIRECTOR COMPENSATION


     Directors who are not employees or officers of the Company will receive an annual fee of $10,000 and an attendance fee of $500 for each Board meeting attended and $650 for each committee meeting attended. The chairman of each committee receives an additional $250 per committee meeting attended. In addition, all directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company will not receive additional compensation for service as a director.


EXECUTIVE COMPENSATION

     The Company was incorporated on October 9, 1996. Therefore, the requirement for prior years' information regarding the Chief Executive Officer of the Company and the next four most highly compensated executives of the Company is not applicable. The following table sets forth the estimated compensation to be paid in 1997 by the Company to such individuals (collectively, the "Named Officers"). With the exception of the bonus figures as described in footnote 1 below, the estimated compensation figures represent estimates of compensation projected to be paid in 1997, with calculations of such amounts based on actual compensation paid by CTFG in 1996.

                          ESTIMATED COMPENSATION TABLE

                                                                          OTHER ANNUAL    ALL OTHER
NAME AND PRINCIPAL POSITION                          SALARY    BONUS(1)   COMPENSATION   COMPENSATION
-------------------------------------------------   --------   --------   ------------   ------------
Jeffrey W. Taylor................................   $365,510   $127,929     $ 19,378       $ 43,216
Chairman of the Board and Chief Executive Officer
  of the Company(2)
Bruce W. Taylor..................................    344,525    120,619       22,269         40,389
President of the Company(3)
Sidney J Taylor..................................    300,000         --       76,675         97,884
Director of the Company(4)
Richard S. White, Jr.............................    309,000     20,000        2,425         38,410
Executive Vice President of the Bank(5)
Richard Keneman..................................    216,300     27,729       37,835         25,653
Executive Vice President of the Bank(6)

---------------

(1) The Company anticipates that bonuses in each future year will be based upon the Company's performance compared to budgeted goals set by the Compensation Committee each year. Different groups of executives will receive a percentage of salary for surpassing earnings, returns on assets and return on equity goals established by the Compensation Committee. The classifications of employees will involve committee judgments as to the value of the employee to the Company and in the market place and the growth and contribution demonstrated by the executive. The bonus amounts reflect actual CTFG bonus amounts for fiscal year 1996 to be paid in 1997.
(2) "Other Annual Compensation" includes the following estimated amounts: $933 for reimbursement of premiums to be paid by Mr. Taylor for split-dollar life insurance for Mr. Taylor for 1997 and $18,445 in reimbursement for country club dues and company car costs to be paid in 1997. "All Other Compensation" includes an estimated: $5,250 in 401(k) contributions by the Company to the Profit Sharing/
     ESOP, $24,899 in contributions to the deferred compensation plan which the Company expects to establish, $5,625 in ESOP stock account contributions to the Profit Sharing/ESOP and payments totaling $7,442, representing the full dollar value of all premiums expected to be paid by the Company for split-dollar life insurance for Mr. Taylor.

(3) "Other Annual Compensation" includes the following estimated amounts: $771 for reimbursement of premiums to be paid by Mr. Taylor for split-dollar life insurance for Mr. Taylor for 1997 and $21,498 in reimbursement for country club dues and company car costs to be paid in 1997. "All Other Compensation" includes an estimated: $5,250 in 401(k) contributions by the Company to the Profit Sharing/ESOP, $22,855 in contributions to the deferred compensation plan which the Company expects to establish, $5,625 in ESOP stock account contributions to the 401(k)/ESOP and payments totaling $6,659, representing the full dollar value of all premiums expected to be paid by the Company for split-dollar life insurance for Mr. Taylor.
(4) "Other Annual Compensation" includes the following estimated amounts:
     $61,893 for reimbursement of premiums to be paid by Mr. Taylor for split-dollar life insurance for Mr. Taylor for 1997 and $14,782 in reimbursement for country club dues and company car costs to be paid in 1997. "All Other Compensation" includes an estimated: $5,250 in 401(k) contributions by the Company to the Profit Sharing/ESOP, $5,625 in ESOP stock account contributions to the Profit Sharing/ESOP and payments totaling $87,009, representing the full dollar value of all premiums expected to be paid by the Company for split-dollar life insurance for Mr. Taylor.
(5) "Other Annual Compensation" includes an estimated $379 for reimbursement of premiums to be paid by Mr. White for split-dollar life insurance for Mr. White for 1997 and $2,046 in reimbursement for country club dues to be paid in 1997. "All Other Compensation" includes an estimated: $5,250 in 401(k) contributions by the Company to the Profit Sharing/ESOP, $12,978 in contributions to the deferred compensation plan which the Company expects to establish, $5,625 in ESOP stock account contributions to the Profit Sharing/ESOP and payments totaling $14,557, representing the full dollar value of all premiums expected to be paid by the Company for split-dollar life insurance for Mr. White.
(6) "Other Annual Compensation" includes an estimated $945 for reimbursement of premiums to be paid by Mr. Keneman for split-dollar life insurance for Mr. Keneman for 1997 and $36,890 in reimbursement for country club dues to be paid in 1997. "All Other Compensation" includes an estimated: $5,250 in 401(k) contributions by the Company to the Profit Sharing/ESOP, $6,817 in contributions to the deferred compensation plan which the Company expects to establish, $5,625 in ESOP stock account contributions to the Profit Sharing/ESOP and payments totaling $7,961, representing the full dollar value of all premiums expected to be paid by the Company for split-dollar life insurance for Mr. Keneman.

STOCK OPTION PLANS

     The Company currently does not have a stock option plan in place. However, the Company intends to establish such a plan in the future and accordingly expects to reserve 500,000 shares of Common Stock for issuance under such plan.

SEVERANCE AGREEMENTS

     Subject to the approval of the Compensation Committee, the Company intends to enter into severance agreements with Jeffrey Taylor, Bruce Taylor, Richard White, Richard Keneman and certain other officers (collectively, the "Senior Managers"). Although the terms of the agreements have not been finalized, it is anticipated that upon termination other than for cause, each Senior Manager will be entitled to severance payments which will range from the amount of such Senior Manager's base salary to one and one half times such Senior Manager's base salary plus an amount equal to the performance bonus payable to such Senior Manager in the year immediately preceding termination (the "Past Performance Amount"). The Senior Manager will also receive medical benefits and outplacement assistance for a defined period following termination.

CHANGE OF CONTROL AGREEMENTS

     Subject to the approval of the Compensation Committee, the Company intends to enter into change of control agreements with Richard White, Richard Keneman and certain other Senior Managers. Although the terms of the agreements have not been finalized, it is anticipated that upon termination due to a change of control of the Company, any stock options held by the Senior Manager will be fully exercisable and any contributions to the Company's deferred compensation plan will become fully vested. In addition, each Senior Manager will receive a change of control severance payment in an amount which will range from one and one half times such Senior Manager's base salary plus the Past Performance Amount to two and one half times base salary plus the Past Performance Amount.

PROFIT SHARING/ESOP

     The Company will sponsor a defined contribution retirement plan that will be designed to qualify under Sections 401(a), 401(k) and 4975(e)(7) of the Code (the "Profit Sharing/ESOP"). Prior to the Split-Off Closing, CTFG will transfer to the Profit Sharing/ESOP the account balances held in the Cole Taylor Financial Group, Inc. Employee Stock Ownership Plan (the "CTFG ESOP") and the Cole Taylor Financial Group, Inc. 401(k)/Profit Sharing Plan (the "CTFG Profit Sharing") on behalf of the active and former Bank employees and any employee of CTFG who will be a Bank employee on the date of the Split-Off Closing. The Profit Sharing/ESOP is intended to provide substantially the same benefits on substantially the same terms as the CTFG ESOP and the CTFG Profit Sharing/ESOP. The Profit Sharing/ESOP will permit each eligible employee of the Company to elect to contribute, through payroll deductions, a specified percentage of his or her compensation up to the statutory limitation. The Company will make a matching contribution and a profit sharing contribution to the Profit Sharing/ESOP. The Profit Sharing contribution will be in an amount as determined at the discretion of the Board of Directors. The Company's contribution may be made in the form of shares of Common Stock, cash to be invested in shares of Common Stock or cash to be invested as directed by the Profit Sharing/ESOP participants. The account values to be transferred from the CTFG ESOP and CTFG Profit Sharing to the Profit Sharing/ESOP for each of the Named Executives above as of November 15, 1996 are as follows: Jeffery Taylor, $202,788.10 and 9,157.9857 shares of CTFG common stock; Bruce Taylor, $360,386.96 and 9,157.9986 shares of CTFG common stock; Sidney Taylor, $105,409.64 and 8,656.1145 shares of CTFG common stock; Richard White, $2,919.78 and 467.6112 shares of CTFG common stock; and Richard Keneman, $66,331.32 and 3,088.1648 shares of CTFG common stock.

                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state laws. As a result, the business, financial condition and prospects of the Company and its subsidiaries, including the Bank, can be materially affected not only by management decisions and general economic conditions, but also by applicable statutes and regulations and the legislative and governmental actions of Congress and the various federal and state regulatory agencies with jurisdiction over the Company and the Bank, such as the Federal Reserve Board ("FRB"), Federal Deposit Insurance Corporation ("FDIC") and the Illinois Office of Banks and Real Estate ("IOBRE"). The effect of applicable statutes, regulations and policies can be significant, cannot be predicted with a high degree of certainty and can change over time. Furthermore, such statutes, regulations and other pronouncements and policies are intended to protect the Bank's depositors and the FDIC's deposit insurance fund, not to protect stockholders. Bank holding companies and banks are subject to enforcement actions by their regulators for statutory and regulatory violations and safety and soundness considerations. In addition to compliance with statutory and regulatory limitations and requirements concerning financial, managerial and operating matters, regulated financial institutions such as the Company and the Bank must file periodic and other reports and information with their regulators and are subject to examination by each of their regulators.

     The statutory requirements applicable to, and regulatory supervision of, bank holding companies and banks have increased significantly and have undergone substantial change in recent years. These changes are embodied in, among others, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Community Development Act") and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA"), and the regulations promulgated thereunder. Many of the regulations promulgated pursuant to FDICIA have only recently been finalized, and the provisions of the Community Development Act and IBBEA are still being implemented. As a result, the impact of these new laws on the Company and the Bank cannot be predicted with certainty.

     Legislation may be introduced from time to time that could, if enacted, have significant impact on the operations of the Company and its subsidiaries. On September 30, 1996 President Clinton signed into law the Deposit Insurance Funds Act of 1996 ("DIFA") which imposes a special assessment on federally-insured depository institutions to contribute towards the cost of interest due on bonds issued between 1987 and 1989 to resolve failed savings and loan associations. Because the Bank has no Savings Association Insurance Fund ("SAIF")--assessable deposits, it will not be required to pay the special assessment imposed by DIFA. However, to cover the annual Financing Corporation ("FICO") assessment for the period from January 1, 1997 until December 31, 1999, banks, including the Bank, will pay semiannually on their Bank Insurance Fund ("BIF") deposit base 1.29 basis points, according to revised Banking Committee estimates. Starting in the year 2000 until the FICO bonds are retired, banks and thrifts will pay the FICO assessment on a pro rata basis (estimated to run 2.43 basis points on each institution's insured deposit base). Recently enacted legislation allows well-capitalized bank holding companies to engage in certain activities without the advance approval of the FRB. Well-capitalized bank holding companies are required merely to notify the FRB within 10 business days of engaging in such activity. Congress currently is considering legislation to broaden the powers of bank holding companies and permit other financial service companies to own banks. Legislation also has been introduced in the Congress to restructure the federal bank regulatory system. Although the Secretary of Treasury of the United States and the Chairman of the FRB have previously expressed support for restructuring the federal bank regulatory system, there can be no certainty as to the effect, if any, that such legislation would have on the regulation of the Company or the Bank.

     The following discussion and other references to and descriptions of the regulation of financial institutions and their parent holding companies contained herein are not intended to constitute and do not purport to be a complete statement of all legal restrictions and requirements applicable to the Company and the Bank, and all such descriptions are qualified in their entirety by reference to applicable statutes, regulations and policies.

REGULATION OF BANK HOLDING COMPANIES AND THEIR NON-BANK SUBSIDIARIES

     The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As such, the Company is subject to regulation, supervision and examination by the FRB. The Company is also subject to the limitations and requirements of the Illinois Bank Holding Company Act ("IBHCA"). These limitations and requirements, however, are no more restrictive in most instances than those imposed by the BHCA and the FRB. The business and affairs of the Company are regulated in a variety of ways, including limitations on acquiring control of other banks and bank holding companies, limitations on activities and investments, regulations relating to capital requirements and limitations on payment of dividends. In addition, it is the FRB's policy that a bank holding company is expected to act as a source of financial strength to banks that it owns or controls and, as a result, the FRB could require the Company to commit resources to support the Bank in circumstances in which the Company might not do so absent the FRB's policy.

     In 1996, Federal Reserve examiners began to assign a formal supervisory rating to the adequacy of a bank holding company's and its member bank's risk management processes, including their internal controls. The emphasis on sound risk management processes and strong internal controls reflects the Federal Reserve's view that proper risk management is critical to the conduct of safe and sound banking activities in light of new technologies, activities in product innovation and other changes to the banking industry.

     ACQUISITION OF BANKS AND BANK HOLDING COMPANIES

     The BHCA generally prohibits a bank holding company from (1) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (2) acquiring control of a bank or another bank holding company, (3) acquiring all or substantially all of the assets of a bank or (4) merging or consolidating with another bank holding company, without first obtaining FRB approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial conditions, managerial resources and future prospects of the combining and resulting institutions, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the CRA and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws. In addition, both the federal Change In Bank Control Act and the Illinois Banking Act ("IBA") impose limitations on the ability of one or more individuals or other entities to acquire control of the Company or the Bank.

     AFFILIATE TRANSACTIONS

     The Federal Reserve Act and IBA impose certain limitations on extensions of credit and other transactions by and between banks and their parent holding companies or affiliates of their parent holding companies. Under the Bank Holding Company Act Amendments of 1970 and the FRB's regulations, a bank holding company and its bank and nonbanking subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property and the furnishing of any services.

     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     INTERSTATE BANKING AND BRANCHING


     Beginning June 1, 1997, the IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. The IBBEA also provides that states may enact laws permitting interstate bank merger transactions prior to June 1, 1997. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or de novo. Under Illinois law, after May 31, 1997, an Illinois chartered bank, such as the Bank, may establish and maintain branches in another state that may conduct any activity in that state that is authorized or permitted for any bank that has a banking charter issued by that state, subject to the same limitations and restrictions that are applicable to banks chartered by that state. In addition, an out-of-state bank which is the resulting bank in a merger with an Illinois chartered bank may, after the merger, establish or maintain a branch or branches in Illinois at the locations where the in-state bank had its main office and branches immediately before the merger, and may subsequently establish and maintain additional branches in Illinois to the same extent as an in-state bank.


     The restrictions described above represent limitations on expansion by the Company and the Bank, the acquisition of control of the Company by another company and the disposition by the Company of all or a portion of the stock of the Bank or by the Bank of all or a substantial portion of its assets.

     PERMITTED NON-BANKING ACTIVITIES

     The BHCA generally prohibits a bank holding company from engaging in activities or acquiring or controlling, directly or indirectly, more than 5% of the voting securities or assets of any company engaged in any activity other than banking, managing or controlling banks and bank subsidiaries or another activity that the FRB has determined, by regulation or otherwise, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Those activities that the FRB has determined by regulation to be closely related to banking include real estate mortgage lending, the principal activity of the Mortgage Company. Subject to certain exceptions, a bank holding company must obtain the prior approval of the FRB to engage in or acquire control of a company engaging in a permissible nonbanking activity.

     In evaluating such applications, the FRB will consider, among other relevant factors, whether permitting the bank holding company to engage in the activity in question can reasonably be expected to produce benefits to the public (such as increased convenience, competition or efficiency) that outweigh any possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or safety and soundness concerns).

     The recent enactment of the Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") streamlines the nonbanking activities application process for well capitalized and well managed bank holding companies. Under EGRPRA, qualified bank holding companies may commence a regulatory approved nonbanking activity without prior notice to the FRB; written notice is merely required within 10 days after commencing the activity. Also, under EGRPRA, the prior notice period is reduced to 12 days in the event of any nonbanking acquisition or share purchase, assuming the size of the acquisition does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% in Tier 1 capital. This prior notice requirement also applies to commencing a nonbanking activity de novo which has been previously approved by order of the FRB, but not yet implemented by regulations.

     CAPITAL REQUIREMENTS

     The FRB has adopted minimum risk-based capital standards for bank holding companies. The FRB requires bank holding companies to maintain certain minimum ratios of risk-weighted capital to total risk-adjusted assets. Risk-adjusted assets include a "credit equivalent amount" of off-balance sheet items, determined in accordance with conversion factors set forth in the FRB's regulations. In August 1995, the federal bank regulators implemented a final rule to revise and expand the conversion factors used to calculate the credit equivalent amounts to recognize certain derivative contracts and transactions subject to qualifying bilateral netting arrangements. Each asset and off-balance sheet item, after certain adjustments, is assigned to one of four risk-weighing categories, 0%, 20%, 50% or 100%, and the risk-adjusted values then are added together to determine the total amount of risk-weighted assets.

     A bank holding company must meet two risk-based capital standards, a "core" or "Tier 1" capital requirement and a total capital requirement. The current regulations require that a bank holding company maintain Tier 1 capital equal to 4% of risk-adjusted assets and total capital equal to 8% of risk-adjusted assets, at least one-half of which must be Tier 1 capital. Tier 1 capital consists of common stockholders' equity; qualifying noncumulative perpetual preferred stock; qualifying cumulative perpetual preferred stock (up to 25% of total Tier 1 capital); and minority interests in the equity accounts of consolidated subsidiaries. Core capital excludes goodwill and certain other intangible assets. It is intended that the Preferred Stock will be considered Tier 1 capital for the purposes of those regulations.

     Total capital represents the sum of Tier 1 capital plus "Tier 2" capital, less certain deductions. Tier 2 or "supplementary" capital consists, subject to certain limitations, of allowances for loan and lease losses (up to 1.25% of total weighted risk assets); perpetual preferred stock (to the extent not included in Tier 1 capital); hybrid capital instruments; perpetual debt; mandatory convertible debt securities; term subordinated debt; and intermediate term preferred stock. In determining total capital, a bank holding company must deduct its investments in unconsolidated banking and finance subsidiaries and, as determined by the FRB on a case-by-case basis, other designated subsidiaries or associated companies, reciprocal holdings of certain securities of banking organizations; and other deductions required by regulation or determined by the FRB on a case-by-case basis.

     The FRB also has established a minimum leverage ratio requirement for bank holding companies. The minimum leverage ratio, which is defined as Tier 1 capital divided by average quarterly assets (net of allowance for losses and goodwill), is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity and good earnings. Banking organizations, however, generally are expected to operate well above these minimum risk-based ratios and are expected to have ratios of at least 100 to 200 basis points above the stated minimum, depending upon their particular condition and growth plans. Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization. The FRB has not advised the Company of any specific minimum Tier 1 leverage ratio applicable to it.

     As of September 30, 1996, CTFG had Tier 1 and total risk-based capital ratios of 10.03% and 12.73%, respectively, and a Tier 1 leverage ratio of 7.91%. As adjusted for the Split-Off Transactions and giving effect to the offering of Preferred Stock described hereby, the Company had pro forma September 30, 1996 Tier 1 and total risk-based capital ratios of 6.94% and 8.20%, respectively, and a leverage ratio of 5.08%.

     The failure of a bank holding company to meet its risk-weighted capital ratios may result in supervisory action, as well as an inability to obtain approval of any regulatory applications and, potentially, increased frequency of examination. The nature and intensity of the supervisory action will depend upon the level of noncompliance. Under the IBHCA, no bank holding company may acquire control of a bank if, at the time it applies for approval or at the time the transaction is consummated, its ratio of total capital to total assets as determined in accordance with then applicable FRB regulations, is or will be less than 7%.

     The federal bank regulators have previously indicated a desire to raise minimum capital requirements for banking organizations and have suggested that revisions to the risk-based capital requirements should be made. The effect of any future change in the required capital ratios of the Company or the Bank cannot be determined at this time.

     Risk-based capital ratios which focus principally on broad categories of credit risk are only one indicator of the overall financial health of a bank organization. They do not incorporate other factors that can affect the Company's financial condition, such as overall interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, investment or loan portfolio concentrations, the quality of loans and investments, the effectiveness of loan and investment policies and management's ability to monitor and control financial and operating risks.

     In the event that the subsidiary institution fails to meet minimum capital requirements and is required to submit a capital restoration plan, such plan would be acceptable only if the parent holding company guarantees compliance with the plan up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into compliance with capital standards applicable at the time that the institution fails to comply.

     DIVIDENDS


     The FRB has indicated that banking organizations should generally pay cash dividends out of current operating earnings and the current rate of earnings retention should be consistent with the organization's capital needs, asset quality and overall financial condition. A banking organization experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health or undermine its ability to serve as a source of strength to its subsidiary bank, such as by borrowing. The FRB may, and in certain circumstances must, prohibit a bank holding company from making any capital distributions without prior FRB approval if the subsidiary institution is undercapitalized. See "--Capital Requirements." The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers or acquisitions. In 1991, at the request of the FRB, CTFG's Board passed a resolution requiring that CTFG give prior notification to the FRB before paying dividends on its stock. In 1993, the FRB informed CTFG that CTFG was permitted to pay dividends without restriction.


REGULATION OF BANKS

     The Bank is a banking corporation organized under the IBA. As such, it is subject to regulation, supervision and examination by the IOBRE. The Bank is a member of the Federal Reserve System and, therefore, subject to regulation, supervision and examination by the FRB. The deposit accounts of the Bank are insured up to applicable limits by the FDIC's Bank Insurance Fund (the "BIF"). Thus, the Bank is also subject to regulation, supervision and examination by the FDIC. In certain instances, statutes administered and regulations promulgated by certain of these agencies are more stringent than those of other agencies with jurisdiction. In these instances, the Bank must comply with the more stringent restrictions, prohibitions or requirements.

     The business and affairs of the Bank are regulated in a variety of ways. Regulations apply to, among other things, insurance of deposit accounts, the Bank's capital ratios, payment of dividends, liquidity requirements, the nature and amount of the investments that the Bank may make, transactions with affiliates, community and consumer lending, internal policies and controls, reporting by and examination of the Bank and changes in control of the Bank. The federal bank regulators have recently adopted an interest rate risk component to the risk capital requirements to assess the exposure of banks to declines in the economic value of the bank's capital due to changes in interest rates.

     DEPOSIT INSURANCE

     As a BIF-insured institution, the Bank is required to pay deposit premiums to the BIF. The FDIC has implemented a risk-based deposit insurance assessment system under which each insured depository institution is assigned to one of nine categories based upon its level of capital and an evaluation of other supervisory factors and assessed insurance premiums accordingly. These premium rates for the semiannual period beginning July 1, 1996 range from 0.0% of deposits included in an institution's "assessment base" for the highest rated institutions to .27% of such deposits for the lowest rated institutions, with well-capitalized and well-managed institutions paying only the statutory minimum yearly fee of $2,000. Risk classification of an insured institution is made by the FDIC for each semiannual assessment period.

     In August 1995, the FDIC revised the schedule for BIF-insured institutions to lower the premium rates to .04% for the highest rated institutions and .31% for the lowest rated institutions. The BIF rates were further reduced to 0.0% for the highest rated institutions and .27% for the lowest rated institutions effective January 1, 1996. The FDIC left untouched the premium levels for the period beginning July 1, 1996. Rates may be increased in the future if the designated reserve ratio for BIF falls below 1.25%, or are otherwise modified by the FDIC or the Congress. The FDIC may propose additional changes in the assessment rate matrix at a later date.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound banking practices, is in a condition that is unsafe or unsound for the continuation of operations or otherwise has violated any applicable law, regulation or order, or any condition imposed in writing by or in a written agreement with the FDIC. The FDIC also may suspend deposit insurance temporarily during the pendency of a proceeding to terminate insurance if the institution has no tangible capital.

     CAPITAL REQUIREMENTS

     FRB regulations establish the same three minimum capital standards for insured state member banks as they do for bank holding companies. Under the FRB regulations, the Bank's capital ratios are computed in a manner substantially similar to the manner in which bank holding company capital ratios are determined. See "Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries--Capital Requirements." The FRB capital requirements are minimum requirements and higher levels of capital will be required if warranted by the particular circumstances or risk profile of an individual bank.

     FDICIA provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers under this provision depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators, a bank is considered "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level. An "adequately capitalized" bank is defined as one that (i) has a total risk-based capital ratio of 8% or greater, (ii) has a Tier 1 risk-based capital ratio of 4% or greater, (iii) has a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with the highest composite regulatory examination rating that is not experiencing or anticipating significant growth) and (iv) does not meet the definition of a well capitalized bank. A bank would be considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4% or
(iii) a leverage ratio of less than 4% (or 3% in the case of a bank with the highest composite regulatory examination rating that is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier 1 risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3% and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets of equal to or less than 2%. The appropriate federal banking regulator may downgrade a bank to the next lower category if the regulator determines (i) after notice and opportunity for hearing or response, that the bank is in an unsafe or unsound condition or (ii) that the bank has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management earnings or liquidity in its most recent exam.

     As of September 30, 1996, the Bank qualified as "well capitalized," with a total risk-based capital ratio of 10.88%, a Tier 1 risk-based capital ratio of 9.63% and a leverage ratio of 7.31%. As adjusted for the Split-Off Transactions and giving effect to the offering of Preferred Stock described hereby and the assumption of the Credit Facilities, the Bank had pro forma September 30, 1996 total and Tier 1 risk-based capital ratios of 9.99% and 8.73% respectively, and a leverage ratio of 6.38%.

     Depending upon the capital category to which an institution is assigned, the regulators' supervisory and corrective powers, many of which are mandatory in certain circumstances, include a prohibition on capital distributions by the institution if, after making the distribution, it would be undercapitalized; prohibition on payment of management fees to controlling persons; requiring the submission of a capital restoration plan; placing limits on asset growth; limiting acquisitions, branching or new lines of business, requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates that the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; requiring the holding company to divest the institution or other nonbanking subsidiaries; prohibiting the holding company from making any distributions without FRB approval, prohibiting the payment of principal or interest on subordinated debt; and, ultimately, appointing a receiver for the institution. See "--Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries--Dividends."

     DIVIDENDS

     Under the IBA, the Bank is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it shall retain in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent previous dividend until said additions to surplus, in the aggregate, equal at least the paid-in capital of the Bank. In no event may the Bank, while it continues its banking business, pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts). The Bank is also subject to various regulatory policies and requirements relating to the payment of dividends. See "--Capital Requirements."

     The FRB permits a state member bank such as the Bank to pay dividends, while it continues its banking operations, in an amount not greater than its net profits then on hand, after deducting therefrom its losses and bad debts. No state member bank may pay as a dividend any portion of its paid-in capital and no state member bank may pay dividends if its accumulated losses equal or exceed its undivided profits then on hand. The FRB cash dividend policy statement described above (See "Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries--Dividends") also applies to the payment of dividends by state member banks.

     INSIDER AND AFFILIATE TRANSACTIONS

     The Bank is subject to certain restrictions imposed by the Federal Reserve Act and the IBA on any extensions of credit to, purchase of assets from, and other transactions with the Company and its nonbanking subsidiaries, on investments in the stock or other securities of the Company and its subsidiaries and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans made by the Bank.

     Such restrictions prevent the Company and its affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of specified amounts. Further, such secured loans, investments and other transactions between the Bank and the Company or its affiliates are limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans, investments and other transactions are limited, in the aggregate, to 20% of either the Bank's capital and surplus (as defined by federal regulations). The sales of some assets, for example the sales of mortgages by the Mortgage Company to the Bank, are exempt from these percentage limitations and security requirements only if specific regulatory requirements are met. In addition, all covered transactions with affiliates must comply with regulations prohibiting terms that would be preferential to the Company or the Mortgage Company. There have been no intercompany transactions between the Company or the Mortgage Company and the Bank which would implicate these provisions.

     Certain limitations and reporting requirements also are placed on extensions of credit by the Bank to principal stockholders of the Company and to directors and certain executive officers of the Company, its non-bank subsidiaries and the Bank and to "related interests" of such principal stockholders, directors and officers. In addition, any director or officer of the Company or the Bank or principal stockholder of the Company may be limited in his or her ability to obtain credit from banks with which the Bank maintains a correspondent relationship.

     COMMUNITY REINVESTMENT ACT

     In connection with its lending activities, the Bank is subject to a variety of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the Home Mortgage Disclosure Act ("HMDA"), Real Estate Settlement Procedures Act ("RESPA"), Truth-In-Lending Act ("TILA"), the Equal Credit Opportunity Act ("ECOA"), Fair Credit Reporting Act ("FCRA"), the CRA and similar Illinois laws applicable to, among other things, usury, credit discrimination and business practices.

     The CRA requires a bank to define the communities that it serves, identify the credit needs of such communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which it offers credit products and takes other actions that respond to the credit needs of the communities. Under

FIRREA, the FRB is required to conduct annual CRA examinations of insured financial institutions and to assign to them a CRA rating of "outstanding," "satisfactory," "needs improvement" or "unsatisfactory" based on their record of meeting community needs.

     The federal banking regulatory agencies will take into account the CRA ratings of combining organizations and their level of compliance with the Equal Credit Opportunity Act in connection with acquisitions involving a change in control of a financial institution and, if any of the combining institutions has a CRA rating of "needs improvement" or "unsatisfactory," the agency may deny the application or require corrective action as a condition of its approval. In 1995, 1994 and 1993 the Bank's CRA rating was "satisfactory". Under recently approved regulations, the Bank will be subject to a new system for evaluating its actual performance in meeting community needs beginning with the December 1996 examination. There can be no certainty as to the effect, if any, that such changes will have on the Bank.

     The operations of the Mortgage Company and its subsidiaries are subject to HMDA, RESPA, TILA, ECOA, the regulations promulgated thereunder and similar state laws applicable to among other things, usury, credit discounts and business practices. Provisions of those statutes and related regulations prohibit discrimination and require disclosure of certain basic information to mortgagors such as credit and settlement costs. Each of the subsidiaries of the Mortgage Company has or will obtain all necessary licenses in all states in which it conducts or expects to conduct its mortgage operations.

     ANNUAL AUDIT, REPORTING AND MANAGERIAL CONTROL REQUIREMENTS

     Under FDICIA, the FDIC was required to promulgate regulations requiring FDIC-insured financial institutions over a certain size to have an annual independent audit of their financial statements in accordance with generally accepted auditing standards, to have an independent audit committee of outside directors, and to file with the FDIC and their respective primary federal regulators annual reports, attested to by their independent auditors, as to their internal control structure and compliance with certain designated laws and regulations. The FDIC's regulations apply these requirements to insured depository institutions with total assets of $500 million or more. The requirements can be satisfied by audit procedures adhered to by a parent entity such as the Company that is consolidated with the Bank for financial reporting purposes. Legislation is pending that could result in substantial changes to the audit requirements. There is no certainty as to what, if any, effect such legislation may have on the Company or the Bank.

     BROKERED DEPOSITS

     The FDIC has issued a rule regarding the ability of depository institutions to accept brokered deposits, i.e. deposits obtained through a deposit broker. The rule provides that (i) an "undercapitalized" institution is prohibited from accepting, renewing or rolling over brokered deposits, (ii) an "adequately capitalized" institution must obtain a waiver from the FDIC before accepting, renewing or rolling over brokered deposits and is subject to limitations on the rate of interest payable on brokered deposits, and (iii) a "well capitalized" institution may accept or renew brokered deposits without restriction. At September 30, 1996 the Bank had brokered deposits of $106.9 million and was considered "well capitalized" for purposes of this rule. See "Risk Factors--Liquidity Management".

     OTHER FDICIA RULES

     The banking agencies have also adopted or proposed rules to implement provisions of FDICIA, the Community Development Act and the IBBEA, including:
(i) real estate lending standards for banks, which provide guidelines concerning loan-to-value ratios for various types of real estate loans; (ii) revisions to the risk-based capital rules to account for interest rate risk, concentration of credit risk, transferring of assets without recourse and the risks posed by "non-traditional activities"; (iii) rules requiring depository institutions to develop and implement internal procedures to evaluate and control credit and settlement exposure to their correspondent banks; (iv) rules prohibiting, with certain exceptions, state member banks from making equity investments of types and amounts not permissible for national banks; and (v) rules addressing various "safety and soundness" issues, including operations and managerial standards, standards for asset quality, earnings and stock valuations, and compensation standards for the officers, directors, employees and principal shareholders of the depository institution.

     CHANGE IN CONTROL

     As an Illinois bank, the Bank is subject to the rules regarding change in control of Illinois banks contained in the IBA. The Company is also subject to these rules by virtue of its control of the Bank. Generally, the IBA provides that no person or entity or group of affiliated persons or entities may, without the IOBRE's consent, directly or indirectly, acquire control of an Illinois bank. Such control is presumed if any person, directly or indirectly, owns or controls 20% or more of the outstanding stock of an Illinois bank or such lesser amount as would enable the holder or holders, by applying cumulative voting, to elect one director of the bank.

     In evaluating applications for acquisition of control of an Illinois bank or bank holding company, in addition to the IOBRE's consideration of other factors deemed relevant, the IOBRE must find that the character of the proposed management of the bank, after the change in control will assure reasonable promise of successful, safe and sound operation, that the future earnings prospects of the bank after the promised change in control are favorable, and that any prior involvement that the proposed controlling persons or the proposed management of the institution after the change in control have had with any other financial institution has been conducted in a safe and sound manner. See "Regulation of Bank Holding Companies and Their Non-Bank Subsidiaries -- Acquisition of Banks and Bank Holding Companies."

     The IOBRE has reviewed the Split-Off Transactions and on September 9, 1996 issued its determination that such transactions do not constitute a change of control for purposes of the IBA.

REGULATION OF THE MORTGAGE COMPANY

     The Mortgage Company's business is subject to extensive regulation at both the Federal and state level. Regulated matters include loan origination, credit activities, truth in lending, maximum interest rates and finance and other charges, disclosure to customers, equal credit opportunity, the terms of secured transactions, the collection, repossession and claims handling procedures utilized by the Mortgage Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information regarding the Common Stock which is projected to be beneficially owned as of the Split-Off Closing by
(i) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Collectively, such stockholders set forth below, together with Cindy Taylor Bleil, who beneficially owns 126,880 shares, constitute the "Taylor Group." Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Except as set forth below, the address of each of the stockholders named below is the Company's principal executive and administrative office.



                                                                 NUMBER OF SHARES       PERCENT OF
                            NAME                                BENEFICIALLY OWNED    COMMON STOCK(1)
-------------------------------------------------------------   ------------------    ---------------
Iris A. Taylor(2)............................................        2,531,000              56.2%
Sidney J Taylor(3)(4)........................................          685,490              15.2
Jeffrey W. Taylor(5).........................................          267,600               5.9
Bruce W. Taylor..............................................          267,150               5.9
Melvin E. Pearl(6)...........................................               --                --
State Street Bank and Trust Company(7).......................          330,703               7.3
Taylor Family Partnership, L.P.(8)...........................          987,577              21.9
All directors and executive officers as a group (9
  persons)...................................................        1,220,240              27.1


---------------

(1) Percentage of beneficial ownership is based on 4.5 million shares of Common Stock to be outstanding immediately following the Split-Off Closing.


(2) Excludes 685,490 shares beneficially owned by Iris A. Taylor's husband, Sidney J Taylor, of which shares Iris Taylor disclaims beneficial ownership. Includes an aggregate 1,781,000 shares held by various Taylor Family Trusts, including 633,960 shares held by the Shirley Tark Grandchildren Trust dated January 20, 1978; 783,960 shares held by the Shirley Tark Great Grandchildren Trust dated January 20, 1978; 152,200 shares held by the Lillian M. Tark Trust dated October 26, 1971 and 210,880 shares held by the Annual Gift Trusts dated December 14, 1982, July 10, 1983, November 10, 1985, November 18, 1985, December 15, 1987 and August 1, 1988; over all of which Iris A. Taylor has sole voting and investment power. Also includes 750,000 of the shares held by the Taylor Family Partnership, L.P. (the "Taylor Family Partnership"), over which Iris Taylor has sole voting and investment power.


(3) Excludes 2,531,000 shares beneficially owned by Sidney J Taylor's wife, Iris
    A. Taylor, of which shares Sidney J Taylor disclaims beneficial ownership. Includes 626,840 shares held by various Taylor Family Trusts including 547,320 shares held in the Sidney J Taylor Trust dated September 17, 1976, over which Sidney J Taylor has sole voting and investment power.


(4) Upon the death of the sole beneficiary of each Taylor Family Trust or all of the beneficiaries of the Trust, the trust assets will be divided among sub-trusts for the benefit of the deceased beneficiary's descendants and/or siblings. However, each trust agreement contains a "rule against perpetuities" provision which generally provides that all trust assets must be distributed outright to the current income beneficiaries of the trust twenty-one years after the date of death of the last survivor of the Grantor/Donor, and all descendants of the Grantor/Donor and all natural persons mentioned by name in the Trust Agreement who were living at the date of the execution of the Agreement or the date on which the Trust Agreement became irrevocable.


(5) Includes 40,000 shares held in trust for the benefit of Mr. Taylor's spouse and 450 shares held by Mr. Taylor's children.


(6) Mr. Pearl disclaims beneficial ownership of 53,600 shares which are held by the 12/17/92 Gift Trust of which Mr. Pearl serves as a Trustee. Mr. Pearl's address is c/o Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661.


(7) The address of this stockholder is 200 Newport Avenue, N. Quincy, MA 02191. State Street Bank and Trust Company holds such stock as trustee for the Profit Sharing/ESOP. See "The Split-Off Transactions--Establishment of Profit Sharing/ESOP" and "Management--Profit Sharing/ESOP." The number of shares for the Profit Sharing/ESOP represents the number of shares allocated to the participants' accounts under the ESOP portion of the Profit Sharing/ESOP.


(8) The address of this stockholder is c/o Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661. Iris Taylor has sole voting and investment power over 750,000 of the shares held by the Taylor Family Partnership.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS, OFFICERS AND FAMILY MEMBERS


     Certain of the directors and officers of the Company and of the Bank and members of their immediate families, and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in certificates of deposit. These arrangements will continue after the Split-Off Closing. Management believes that all such loans and investments have been and will continue to be made in the ordinary course of business of the Bank on substantially the same terms, including interest rates paid or changed and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. All future material transactions and loans, and any forgiveness of loans, will be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions. As of September 30, 1996, the aggregate outstanding amount of all loans which are projected to exceed $60,000 to officers and directors of the Company, and members of their immediate families and firms and corporations in which they have at least a 10% beneficial interest was approximately $20.5 million. The Company relies on its directors and executive officers for identification of loans to their related interests.


     The Company expects that its primary insurance brokers will be Dann Brothers, Inc., which provides property and casualty insurance brokerage services, and Benefit Planning Associates, which provides health insurance brokerage services. Each of Russell Dann and Scott Dann, the brothers-in-law of Jeffrey W. Taylor, beneficially owns approximately 25% of the capital stock of Dann Brothers, Inc. Each of Russell Dann, Scott Dann and Armand Dann, the father-in-law of Jeffrey Taylor and a director of the Bank, beneficially owns approximately 16% of the partnership interests of Benefit Planning Associates. During 1995, CTFG paid total commissions of approximately $180,000 to Dann Brothers, Inc. and Benefit Planning Associates in connection with various insurance policies. The Company anticipates it will pay commissions to such entities in substantially similar amounts in 1997.

     It is expected that the Company will reimburse the Taylor family for expenses incurred in connection with the organization of the Company and the transactions contemplated by the Split-Off Transactions. Such expenses are estimated to be $2 million.

     The Share Exchange Agreement between CTFG and members of the Taylor Family provides for a series of Split-Off Transactions. The Company was formed solely for the purpose of facilitating the Split-Off Transactions. Accordingly, the Share Exchange Agreement and related agreements and arrangements affecting the Company, some of which will continue beyond the Closing, were negotiated with CTFG and executed by representatives of the Taylor Family. See "Risk Factors--Risks Arising From the Split-Off Transactions--Interest of Taylor Family; Possible Conflicts of Interest", "--Liabilities Under Share Exchange Agreement" and "The Split-Off Transactions." In addition, the Company and the Taylor Family have entered into an Indemnity Agreement whereby the Company agrees to indemnify and hold harmless the Taylor Family in the event the Company fails to satisfy certain agreements of the Taylor Family set forth in the Share Exchange Agreement and in certain other events. The Company has also entered into an agreement with CTFG which provides for the assumption by the Company of various obligations of the Taylor Family. See "The Split-Off Transactions--Liabilities Under Share Exchange Agreement."

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 10 million shares, of which 7 million shares are Common Stock, par value $.01 per share, and 3 million shares are preferred stock, par value $.01 per share. Upon the consummation of the Split-Off Transactions, there will be 4,500,000 shares of Common Stock outstanding and held of record by 39 stockholders. No shares of preferred stock are currently outstanding.


     The following description of the capital stock of the Company and certain provisions of Delaware General Corporation Law, as amended (the "DGCL"), the Certificate, Certificate of Designation (as defined) and By-Laws is a summary and is qualified in its entirety by the DGCL and the Certificate, Certificate of Designation and By-Laws, which have been filed as exhibits to the Company's Registration Statement on Form S-1, of which this Prospectus forms a part.

COMMON STOCK

     The shares of Common Stock which will be issued and outstanding as of the closing of the Split-Off Transactions will be validly issued, fully paid and nonassessable. Subject to the rights of holders of preferred stock which may be issued, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding, including holders of the Preferred Stock described hereby. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

     The Board of Directors may approve for issuance, without approval of the holders of Common Stock, preferred stock which has voting, dividend or liquidation rights superior to the Common Stock and which may adversely affect the rights of holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

PREFERRED STOCK


     The Certificate authorizes the Board of Directors to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. Pursuant to this authority, prior to the commencement of this offering, the Board of
Directors designated 1,530,000 shares as      % Noncumulative Perpetual
Preferred Stock, Series A (the "Preferred Stock"), $25.00 stated value per share. The rights, preferences, privileges, qualifications, restrictions and limitations of the Preferred Stock are described in a Certificate of Designation, Rights and Preferences filed with the Delaware Secretary of State (the "Certificate of Designation").


     The shares of Preferred Stock which will be issued and outstanding as of the Preferred Closing will be validly issued, fully paid and nonassessable. The rights of holders of Preferred Stock could be subject to, and may be adversely affected by, the rights of holders of any additional series of preferred stock that may be issued in the future and that may rank prior to, or on parity with, as to dividends or distributions of assets, the Preferred Stock described herein. However, any such issuance will be subject to the approval of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the Preferred Stock then outstanding, voting together separately as a class. See "--Voting Rights."

     The shares of Preferred Stock will not be convertible into, or exchangeable for, shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the Company and will have no preemptive rights. No fractional shares of Preferred Stock will be issued. The Company will treat the Preferred Stock as Tier 1 Capital for purposes of the risk-based capital guidelines of the Federal Reserve Board. The shares of Preferred Stock will be subject to redemption under the circumstances described under "--Redemption at the Option of the Company" below.

     Since the Company is a holding company, the right of the Company, and hence the rights of creditors and shareholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, including depositors in the case of the Bank, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     DIVIDEND RIGHTS


     Holders of shares of Preferred Stock shall be entitled to receive noncumulative cash dividends payable quarterly in arrears for each quarter at an
annual rate of $          per share, when, as and if declared by the Board of
Directors, or a duly authorized committee thereof, out of funds legally available therefor, for the period commencing on the date of original issuance of the Preferred Stock to and including March 31, 1997 and for each quarterly dividend period commencing on the first day of each April, July, October and January thereafter, and ending on and including the day next preceding the first day of the next Dividend Period (each a "Dividend Period"). Dividends so declared will be payable on the first day of each April, July, October and January, commencing on April 1, 1997 (each, a "Dividend Payment Date"), to the holders of record on a date not more than 30 days and not less than 10 days preceding the related Dividend Payment Date, as may be determined by the Board of Directors, or a duly authorized committee thereof, in advance of such Dividend Payment Date. Dividends payable for any period of less than a quarter will be paid on the basis of a 360-day year of twelve 30 day months. The amount of dividends payable per share of Preferred Stock for each Dividend Period shall be computed by dividing the amount due on an annual basis by four. When a Dividend Payment Date falls on a non-business day, the dividend will be paid on the next business day. Holders of Preferred Stock will not participate in dividends, if any, declared and paid on the Common Stock.


     The Company intends to declare and pay dividends on the Preferred Stock as well as the Common Stock each quarter. However, the right of holders of Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board fails to declare a dividend on the Preferred Stock for a Dividend Period, then holders of the Preferred Stock will have no right to receive a dividend for that Dividend Period, and the Company will have no obligation to pay the dividend accrued for that Dividend Period, whether or not dividends are declared for any subsequent Dividend Period. The Company may redeem the Preferred Stock without ever having declared or paid a dividend on such stock.

     Under the DGCL, the Company can pay dividends on the Preferred Stock only out of (i) the Company's surplus, which is equal to the amount by which its net assets (excess of assets over liabilities) exceed the stated capital attributable to all outstanding shares of capital stock), or (ii) if it has no surplus, its net profits for the current or preceding year. If the Company has no surplus or profits, it would be unable to pay the scheduled dividends on the Preferred Stock. The Company's right to pay dividends on the Preferred Stock also will be subject to certain restrictions under the Company's Loan Agreement. See "The Split-Off Transactions--Related Financing."

     No full dividends will be declared or paid or set apart for payment on any share of any series of preferred stock or any share of any other class of stock, or series thereof, in any such case ranking on a parity with or junior to the Preferred Stock as to dividends unless full dividends for the then-current Dividend Period on the Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof, and for all prior Dividend Periods for which dividends were declared, set apart for such payment. When dividends are not paid in full upon the Preferred Stock and any other series or class of stock ranking on a parity with the Preferred Stock as to dividends, all dividends declared upon the Preferred Stock and such other series or class of stock will be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other series or class of stock will in all cases bear the same ratio that accrued dividends per share (which in the case of the Preferred Stock will not include any accumulation in respect of undeclared or unpaid dividends for prior Dividend Periods) on the Preferred Stock and on such other series or class of stock bear to each other.

     Except as set forth in the paragraph immediately following, so long as any shares of Preferred Stock are outstanding, unless the full dividends on all outstanding shares of Preferred Stock have been declared and paid or set apart for payment for the current Dividend Period and have been paid for all Dividend Periods for which dividends were declared, and except as provided in the immediately preceding paragraph, (i) no dividend (other than a dividend in Common Stock or in any other stock of the Company ranking junior to the Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up) may be declared and paid, or set aside for payment, or other distribution declared or made, on the Common Stock or on any other stock ranking junior to or on a parity with Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, and (ii) no shares of Common Stock or shares of any other stock of the Company ranking junior to or on a parity with Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, will be redeemed, purchased or otherwise acquired for any consideration by the Company or any subsidiary of the Company (nor may any moneys be paid to or made available for a sinking or other fund for the redemption, purchase or other acquisition of any shares of any such stock), other than by conversion into or exchange for Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up.

     Participants with ESOP stock account balances under the Profit Sharing/ESOP will have the right to exercise certain limited "put" rights requiring the Company to purchase their shares of Common Stock following their termination of employment with the Company and the Bank. These former Profit Sharing/ ESOP participants will receive in-kind distribution of shares of Common Stock, subject to the terms of the Profit Sharing/ESOP. Upon receipt of their shares of Common Stock, former participants will have a "put" right entitling them to sell the shares to the Company. The rights of the Preferred Stockholders described in the preceding paragraph notwithstanding, the Company has a legal obligation to honor a holder's "put" rights by purchasing the shares of Common Stock at a purchase price that is equal to the fair market value, as determined by the Trustee of the Profit Sharing/ESOP, based on a valuation report by an independent appraiser. The Company may pay for these shares of Common Stock in cash or by issuing a five-year, interest-bearing promissory note.

     DIVIDEND RATE

     Except as provided below, the dividend rate per annum referred to above for
any Dividend Period will be equal to      % per annum (or $       per share of
Preferred Stock). The amount of dividends payable per share for each Dividend Period shall be computed by dividing the annual rate by four.

     REDEMPTION AT THE OPTION OF THE COMPANY


     Shares of Preferred Stock are not redeemable prior to January 15, 2002. On or after such date, the shares of Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on not less than 30, nor more than 60, days' written notice, at a redemption price of $25.00 per share, plus an amount equal to dividends declared and unpaid for the then-current Dividend Period (without accumulation of accrued and unpaid dividends for prior Dividend Periods and without interest) to the date fixed for redemption.


     In the event the Company shall redeem shares of Preferred Stock, on or before 12:00 noon, Chicago time, on the date fixed for redemption, the Company shall deposit with a paying agent (which may be an affiliate of the Company) (a "Paying Agent"), which shall be a bank or trust company organized and in good standing under the laws of the United States, the state of Illinois or the state of New York, and having capital, surplus and undivided profits aggregating at least $100 million, funds necessary for such redemption, in trust, with irrevocable instructions and authorization that such funds be applied to the redemption of the shares of Preferred Stock called for redemption upon surrender of certificates for such shares (properly endorsed or assigned for transfer). If notice of redemption shall have been mailed or if the Company shall have given to a Paying Agent irrevocable authorization promptly to mail such notice, then deposit of the funds necessary for redemption with a Paying Agent shall be deemed to constitute full payment of such shares to their holders and from and after the date of such deposit, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed to be outstanding. Thereafter, all rights of the holders of such shares as holders of Preferred Stock (except the right to receive the redemption price, but without interest) will cease.

     In no event shall the Company redeem less than all the outstanding shares of Preferred Stock, unless dividends for the then-current Dividend Period to the date fixed for redemption for such series shall have been declared and paid or set apart for payment on all outstanding shares of Preferred Stock; provided however, that the foregoing provisions will not prevent, if otherwise permitted, the purchase or acquisition by the Company of shares of Preferred Stock pursuant to a tender or exchange offer made on the same terms to holders of all the outstanding shares of Preferred Stock, and mailed to the holders of record of all such outstanding shares at such holders' addresses as the same appear on the books of the Company; and provided, further, that if some, but less than all, of the shares of Preferred Stock are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of shares so tendered exceeds the number of such shares so to be purchased or otherwise acquired by the Company, the shares of Preferred Stock so tendered will be purchased or otherwise acquired by the Company on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares tendered by each holder so tendering shares of Preferred Stock for such purchase or exchange.

     If less than all of the outstanding shares of Preferred Stock are to be redeemed, the Company will select the shares to be redeemed by lot, pro rata (as nearly may be), or in such other equitable manner as the Board of Directors of the Company may determine.

     Any optional redemption by the Company will be with the approval of the Federal Reserve Board, unless at the time the Federal Reserve Board determines that its approval is not required, and with the approval of LaSalle pursuant to the Loan Agreement.

     VOTING RIGHTS

     Except as indicated below and except as required by applicable law, the holders of the Preferred Stock shall have no voting rights.

     Generally, in the election of directors, the holders of Preferred Stock, voting separately as a class, together with the holders of shares of any one or more other series of preferred stock entitled to vote in the election of directors, shall be entitled at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders to cast one vote (or fraction thereof) for each $25.00 of liquidation preference to which such preferred stock is entitled for the election of one director of the Company, with the remaining directors of the Company to be elected by the holders of the shares of any other class or classes or series of stock entitled to vote therefor. Any director who has been so elected may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may only be filled by the vote of such holders.

     If a Voting Event (as hereinafter defined) occurs, the holders of a majority of the shares of Preferred Stock, voting separately as a class with the holders of shares of any one or more other series of preferred stock entitled to vote upon the occurrence of such Voting Event, will be entitled commencing with the Company's next annual meeting of stockholders and at each subsequent annual meeting of stockholders, unless prior thereto such Voting Event has been terminated, to elect one additional director of the Company, (and to exercise any right of removal or replacement of such director). At elections for such director, each holder of Preferred Stock and holders of one or more series of preferred stock then entitled to vote thereon shall be entitled to cast one vote (or fraction thereof) for each $25.00 of liquidation preference to which such preferred stock is entitled, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. The Board of Directors at no time will include more than two directors who have been elected by the holders of shares of Preferred Stock or other preferred stock. Until such Voting Event has been terminated, any director who has been elected as described above may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may only be filled by the vote of such holders. If and when such Voting Event has been terminated, the holders of shares of

Preferred Stock then outstanding and so authorized will be divested of the foregoing special voting rights, subject to revesting upon the further occurrence of a Voting Event. Upon termination of such Voting Event, the terms of office of any person who may have been elected a director by vote of the holders of shares of Preferred Stock and such other series of preferred stock pursuant to the foregoing special voting rights will immediately terminate.

     A "Voting Event" will be deemed to have occurred in the event that dividends payable on any share or shares of Preferred Stock shall not be declared and paid at the stated rate for the equivalent of six full quarterly Dividend Periods (whether or not consecutive). A Voting Event will be deemed to have been terminated when all such dividends in arrears have been declared and paid or declared and set apart for payment in full, subject always to the revesting of the right of holders of the Preferred Stock voting as a class with the holders of any other preferred stock, to elect a director as provided above in the event of any future failure on the part of the Company to pay dividends at the stated rate for any six full quarterly Dividend Periods (whether or not consecutive).

     The Company is not permitted to amend, alter or repeal (whether by merger, consolidation or otherwise) any provisions of the Certificate so as to adversely affect the rights, powers or preferences of the Preferred Stock or the holders thereof without the approval of the holders of two-thirds of the outstanding shares of Preferred Stock voting separately as a class. The Company may not, without the consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting separately as a class, create, authorize or increase the authorized or issued amount of shares of any class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or distribution of assets on liquidation.

     Under regulations adopted by the Federal Reserve Board, the Preferred Stock may be deemed a "class of voting securities" and a holder of 25% or more of such Preferred Stock (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time (i) any bank holding company may be required to obtain the approval of the Federal Reserve Board under the BHCA, to acquire or retain 5% or more of the Preferred Stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Bank Change in Control Act to acquire 10% or more of the Preferred Stock.

     LIQUIDATION RIGHTS


     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of the assets is made to the holders of shares of the Common Stock or on any other class or series of stock of the Company ranking junior to the shares of Preferred Stock as to such a distribution, an amount equal to $25.00 per share, plus an amount equal to dividends declared and unpaid for the then-current Dividend Period up to the date of liquidation (without accumulation of accrued and unpaid dividends for prior Dividend Periods) to the date fixed for payment of such distribution. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company will be insufficient to make the full liquidating payment on the Preferred Stock and liquidating payments on any other class or series of stock of the Company ranking on a parity with the Preferred Stock as to any such distribution, then such assets will be distributed among the holders of the Preferred Stock and such other class or series of stock, ratably in proportion to the respective full preferential amounts to which they are entitled. After any liquidating payments, the holders of shares of Preferred Stock will be entitled to no other payments. A consolidation or merger of the Company with or into any other corporation or corporations or the sale, lease or conveyance, whether for cash, shares of stock, securities or properties, of all or substantially all the assets of the Company will not be regarded as a liquidation, dissolution or winding up of the Company.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Preferred Stock is Cole Taylor
Bank.

                                  UNDERWRITING

     The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the number of shares of Preferred Stock set forth opposite each Underwriter's name in the table below.

                                                                           NUMBER OF
                                   UNDERWRITERS                             SHARES
          --------------------------------------------------------------   ---------
          Piper Jaffray Inc.............................................
          Robert W. Baird & Co. Incorporated............................
                                                                           ---------
               Total....................................................   1,530,000
                                                                            ========

     Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the shares of Preferred Stock being sold pursuant thereto if any shares are purchased. In the event of a default by either Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriter may be increased or the Purchase Agreement may be terminated.

     The Underwriters have advised the Company that the Underwriters propose to offer shares of the Preferred Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain
selected dealers at such price less a concession of not in excess of $     per
share. Additionally, the Underwriters may allow, and such dealers may re-allow,
a concession not in excess of $     per share to certain other dealers. After
the initial public offering of the Preferred Stock, the public offering price and other selling terms may be changed by the Underwriters.

     The Underwriters have informed the Company that the Underwriters will not, without customer authority, confirm sales to any accounts over which they exercise discretionary authority.

     The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company does not intend to list the shares of Preferred Stock on any securities exchange or include the Preferred Stock on any quotation system and no active trading market is expected to develop. Although each Underwriter has indicated an intention to make a market in the Preferred Stock, neither Underwriter is obligated to make a market in the Preferred Stock and any market making may be discontinued at any time at the sole discretion of such Underwriter. If shares of the Preferred Stock are traded after their original issuance, they may trade at a discount to their offering price. Without an active market, it may be difficult for investors to resell shares of Preferred Stock.

     In connection with the Split-Off Transactions, Piper Jaffray Inc. provided investment banking services to the Taylor Family, some of whom are directors, officers or affiliates of the Company. As compensation for those investment banking services Piper Jaffray Inc. received an initial payment of $100,000 and will receive a final payment of $500,000 upon the Split-Off Closing.

                                 LEGAL MATTERS

     The validity of the shares of Preferred Stock offered hereby will be passed upon for the Company by McDermott, Will & Emery, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Faegre & Benson LLP, Minneapolis, Minnesota.

                                    EXPERTS

     The financial statements of the Bank as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 have been included in this Prospectus and the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Preferred Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Preferred Stock offered hereby, reference is made to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed by the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                COLE TAYLOR BANK

                                                                                          PAGE
                                                                                          ----
Independent Auditors' Report....................................................           F-2
Financial Statements:
  Balance Sheets as of September 30, 1996 (unaudited) and December 31, 1995
     and 1994...................................................................           F-3
  Statements of Income for the nine months ended September 30, 1996 and 1995
     (unaudited) and for the years ended December 31, 1995, 1994 and 1993.......           F-4
  Statements of Changes in Stockholder's Equity for the nine months ended
     September 30, 1996 (unaudited) and for the years ended December 31, 1995,
     1994 and 1993..............................................................           F-5
  Statements of Cash Flows for the nine months ended September 30, 1996 and 1995
     (unaudited) and for the years ended December 31, 1995, 1994 and 1993.......           F-6
  Notes to Financial Statements.................................................    F-7 - F-22

     All schedules are omitted, because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

     The financial statements of Taylor Capital Group, Inc. have been omitted, because Taylor Capital Group, Inc. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of Cole Taylor Bank:

     We have audited the balance sheets of Cole Taylor Bank (a wholly owned subsidiary of Cole Taylor Financial Group, Inc.) as of December 31, 1995 and 1994, and the related statements of income, changes in stockholder's equity and cash flows for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cole Taylor Bank (a wholly owned subsidiary of Cole Taylor Financial Group, Inc.) as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.

Chicago, Illinois                         KPMG PEAT MARWICK LLP
November 21, 1996

                                COLE TAYLOR BANK

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                   DECEMBER 31,
                                                            SEPTEMBER 30,    ------------------------
                                                                1996            1995          1994
                                                            -------------    ----------    ----------
                                                              (UNAUDITED)
                                               ASSETS
Cash and due from banks..................................    $    95,193     $   87,547    $   69,715
Federal funds sold.......................................         10,950          5,000        23,600
Investment securities:
  Available-for-sale, at fair value......................        372,460        361,735        58,431
  Held-to-maturity, at amortized cost (fair value of
     $79,329 (unaudited), $80,239 and $386,474 at
     September 30, 1996, and December 31, 1995 and 1994,
     respectively).......................................         76,772         76,613       405,988
Loans held for sale, net.................................         98,875         15,748         1,554
Loans, less allowance for loan losses of $24,630
  (unaudited), $23,869 and $22,833 at September 30, 1996,
  and December 31, 1995 and 1994, respectively...........      1,132,709      1,172,005     1,105,790
Premises, leasehold improvements and equipment, net......         15,655         16,844        13,873
Other assets.............................................         43,440         38,540        40,702
                                                              ----------     ----------    ----------
       Total assets......................................    $ 1,846,054     $1,774,032    $1,719,653
                                                              ==========     ==========    ==========
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits:
  Noninterest-bearing....................................    $   297,448     $  318,117    $  318,800
  Interest-bearing.......................................      1,158,359      1,045,958       974,611
                                                              ----------     ----------    ----------
     Total deposits......................................      1,455,807      1,364,075     1,293,411
Short-term borrowings....................................        153,410        202,033       243,997
Accrued interest, taxes and other liabilities............         16,253         14,180        15,384
Long-term borrowings.....................................         85,836         61,003        47,864
                                                              ----------     ----------    ----------
       Total liabilities.................................      1,711,306      1,641,291     1,600,656
                                                              ----------     ----------    ----------
Commitments and contingent liabilities
Stockholder's equity:
  Common stock, $10 par value; 1,500,000 shares
     authorized, issued and outstanding..................         15,000         15,000        15,000
  Surplus................................................         52,028         50,826        50,826
  Retained earnings......................................         71,245         66,993        56,777
  Unrealized holding loss on securities
     available-for-sale, net of income taxes.............         (3,525)           (78)       (3,606)
                                                              ----------     ----------    ----------
       Total stockholder's equity........................        134,748        132,741       118,997
                                                              ----------     ----------    ----------
       Total liabilities and stockholder's equity........    $ 1,846,054     $1,774,032    $1,719,653
                                                              ==========     ==========    ==========

                See accompanying notes to financial statements.

                                COLE TAYLOR BANK

                              STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              FOR THE NINE MONTHS
                                              ENDED SEPTEMBER 30,     FOR THE YEARS ENDED DECEMBER 31,
                                              -------------------    -----------------------------------
                                                1996       1995        1995        1994         1993
                                              --------    -------    --------    --------    -----------
                                                  (UNAUDITED)
Interest income:
  Interest and fees on loans................. $ 82,099    $76,946    $103,654    $ 87,057     $  76,160
  Interest on investment securities:
     Taxable.................................   17,146     19,186      25,382      25,045        21,928
     Tax-exempt..............................    2,892      2,979       3,976       3,891         3,638
  Interest on cash equivalents...............    1,052        402         672         274           102
                                              --------    -------    --------    --------      --------
          Total interest income..............  103,189     99,513     133,684     116,267       101,828
                                              --------    -------    --------    --------      --------
Interest expense:
  Deposits...................................   40,102     34,341      47,034      32,998        27,472
  Short-term borrowings......................    6,537     10,517      13,584       9,483         6,639
  Long-term borrowings.......................    2,854      2,858       3,748       1,637         1,036
                                              --------    -------    --------    --------      --------
          Total interest expense.............   49,493     47,716      64,366      44,118        35,147
                                              --------    -------    --------    --------      --------
Net interest income..........................   53,696     51,797      69,318      72,149        66,681
Provision for loan losses....................    3,005      3,297       4,056       7,374        10,521
                                              --------    -------    --------    --------      --------
          Net interest income after provision
            for loan losses..................   50,691     48,500      65,262      64,775        56,160
                                              --------    -------    --------    --------      --------
Noninterest income:
  Service charges............................    6,499      5,381       7,452       7,199         6,947
  Trust fees.................................    2,697      2,500       3,539       3,095         2,944
  Legal settlement...........................       --         --          --          --         2,438
  Investment securities gains, net...........       --         --          --           8           565
  Other noninterest income...................    2,552      2,366       3,236       2,585         2,531
                                              --------    -------    --------    --------      --------
          Total noninterest income...........   11,748     10,247      14,227      12,887        15,425
                                              --------    -------    --------    --------      --------
Noninterest expense:
  Salaries and employee benefits.............   22,634     21,766      28,973      28,691        28,069
  Occupancy of premises, net.................    3,801      3,747       4,880       4,885         5,114
  Furniture and equipment....................    2,261      1,961       2,651       2,385         2,458
  Computer processing........................    1,484      1,212       1,676       1,444         1,403
  Legal fees.................................    1,146      1,159       1,655       1,106         1,116
  Advertising and public relations...........    1,325      1,109       1,582       2,298         2,183
  FDIC deposit insurance.....................        2      1,329       1,451       2,646         2,400
  Other real estate and repossessed asset
     expense.................................      897         74       1,169         999         1,292
  Other noninterest expense..................    7,249      7,142       9,512      10,794         9,891
                                              --------    -------    --------    --------      --------
          Total noninterest expense..........   40,799     39,499      53,549      55,248        53,926
                                              --------    -------    --------    --------      --------
Income before income taxes...................   21,640     19,248      25,940      22,414        17,659
Income taxes.................................    7,288      5,732       7,774       6,512         4,937
                                              --------    -------    --------    --------      --------
          Net income......................... $ 14,352    $13,516    $ 18,166    $ 15,902     $  12,722
                                              ========    =======    ========    ========      ========
Earnings per share........................... $   9.57    $  9.01    $  12.11    $  10.60     $    8.48
                                              ========    =======    ========    ========      ========
Cash dividends declared per share............ $   6.73    $  3.43    $   5.30    $   3.07     $    4.27
                                              ========    =======    ========    ========      ========

                See accompanying notes to financial statements.

                                COLE TAYLOR BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 UNREALIZED
                                                                                  HOLDING
                                                                               GAIN (LOSS) ON
                                                                                 SECURITIES
                                             COMMON                RETAINED      AVAILABLE-
                                              STOCK     SURPLUS    EARNINGS       FOR-SALE        TOTAL
                                             -------    -------    --------    --------------    --------
Balance at January 1, 1993................   $15,000    $40,826    $ 39,153       $     --       $ 94,979
  Adoption of SFAS No. 115................                                             462            462
  Dividends on common stock -- $4.267 per
     share................................                           (6,400)                       (6,400)
  Net income..............................                           12,722                        12,722
                                             -------    -------     -------        -------       --------
Balance at December 31, 1993..............    15,000     40,826      45,475            462        101,763
  Change in unrealized holding loss on
     investment securities, net of income
     taxes................................                                          (4,068)        (4,068)
  Capital contribution....................               10,000                                    10,000
  Dividends on common stock -- $3.067 per
     share................................                           (4,600)                       (4,600)
  Net income..............................                           15,902                        15,902
                                             -------    -------     -------        -------       --------
Balance at December 31, 1994..............    15,000     50,826      56,777         (3,606)       118,997
  Change in unrealized holding gain on
     investment securities, net of income
     taxes................................                                           3,528          3,528
  Dividends on common stock -- $5.300 per
     share................................                           (7,950)                       (7,950)
  Net income..............................                           18,166                        18,166
                                             -------    -------     -------        -------       --------
Balance at December 31, 1995..............    15,000     50,826      66,993            (78)       132,741
Nine months ended September 30, 1996
  (unaudited):
  Change in unrealized holding loss on
     investment securities, net of income
     taxes................................                                          (3,447)        (3,447)
  Tax benefit associated with exercise of
     CTFG common stock options............                1,202                                     1,202
  Dividends on common stock -- $6.733 per
     share................................                          (10,100)                      (10,100)
  Net income..............................                           14,352                        14,352
                                             -------    -------     -------        -------       --------
Balance at September 30, 1996.............   $15,000    $52,028    $ 71,245       $ (3,525)      $134,748
                                             =======    =======     =======        =======       ========

                See accompanying notes to financial statements.

                                COLE TAYLOR BANK

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             FOR THE NINE MONTHS
                                                             ENDED SEPTEMBER 30,       FOR THE YEARS ENDED DECEMBER 31,
                                                            ---------------------    -------------------------------------
                                                              1996         1995        1995         1994          1993
                                                            ---------    --------    ---------    ---------    -----------
                                                                 (UNAUDITED)
Cash flows from operating activities:
Net income................................................  $  14,352    $ 13,516    $  18,166    $  15,902     $  12,722
Adjustments to reconcile net income to net cash provided
    by operating activities:
  Investment security gains, net..........................         --          --           --           (8)         (565)
  Amortization of premiums and discounts, net.............        592         809        1,024        2,058         2,518
  Deferred loan fee amortization..........................     (1,818)     (1,768)      (2,515)      (2,146)       (1,851)
  Provision for loan losses...............................      3,005       3,297        4,056        7,374        10,521
  (Gain) loss on sales of loans originated for sale.......       (822)        (76)        (150)          87            --
  Loans originated and held for sale......................   (173,913)    (60,683)     (87,250)     (17,795)           --
  Proceeds from sales of loans originated for sale........    171,113      49,163       73,368       16,154            --
  Depreciation and amortization...........................      2,261       1,876        2,534        2,343         2,343
  Amortization of intangible assets.......................        125         146          196          180           121
  Deferred income taxes...................................        459        (168)          16       (1,239)       (2,662)
  Provision for other real estate.........................         38          96          243          587           266
  Other, net..............................................       (509)         23           75          158          (115)
  Changes in assets and liabilities:
    Accrued interest receivable...........................        259      (1,048)        (251)      (4,045)            1
    Other assets..........................................     (3,633)      1,645        1,940          434          (655)
    Accrued interest, taxes and other liabilities.........      3,275      (1,108)      (1,204)         814         3,145
                                                            ---------    --------    ---------    ---------     ---------
            Net cash provided by operating activities.....     14,784       5,720       10,248       20,858        25,789
                                                            ---------    --------    ---------    ---------     ---------
Cash flows from investing activities:
  Purchases of available-for-sale securities..............   (154,883)    (27,228)     (27,228)          --            --
  Purchases of held-to-maturity securities................     (3,228)     (3,784)      (4,744)     (93,993)      (71,220)
  Proceeds from principal payments and maturities of
    available-for-sale securities.........................    137,826      13,559       29,130       29,879            --
  Proceeds from principal payments and maturities of
    held-to-maturity securities...........................      3,027      19,275       33,317       52,075        90,400
  Proceeds from sales of investment securities............         --          --           --          525        41,914
  Proceeds from sale of loans.............................         --      28,924       28,924           --            --
  Net increase in loans...................................    (43,168)    (75,752)    (100,743)    (178,878)     (191,922)
  Net additions to premises, leasehold improvements and
    equipment.............................................       (922)     (3,344)      (5,502)      (4,438)       (2,124)
  Acquisition of land trust customer base.................         --        (204)        (204)          --          (887)
  Proceeds from sale of other real estate.................      2,318       2,145        2,145        2,227         1,164
                                                            ---------    --------    ---------    ---------     ---------
            Net cash used in investing activities.........    (59,030)    (46,409)     (44,905)    (192,603)     (132,675)
                                                            ---------    --------    ---------    ---------     ---------
Cash flows from financing activities:
  Net increase (decrease) in deposits.....................     91,732      41,130       70,664      112,566        49,995
  Net (decrease) increase in short-term borrowings........    (48,623)    (42,319)     (41,964)      34,770        56,968
  Repayments of long-term borrowings......................    (50,167)    (22,111)     (37,111)     (15,076)          (50)
  Proceeds from long-term borrowings......................     75,000      35,000       50,250       25,250        32,250
  Proceeds from capital contribution......................         --          --           --       10,000            77
  Dividends paid..........................................    (10,100)     (5,150)      (7,950)      (4,600)       (6,400)
                                                            ---------    --------    ---------    ---------     ---------
            Net cash provided by financing activities.....     57,842       6,550       33,889      162,910       132,840
                                                            ---------    --------    ---------    ---------     ---------
Net (decrease) increase in cash and cash equivalents......     13,596     (34,139)        (768)      (8,835)       25,954
Cash and cash equivalents, beginning of year..............     92,547      93,315       93,315      102,150        76,196
                                                            ---------    --------    ---------    ---------     ---------
Cash and cash equivalents, end of year....................  $ 106,143    $ 59,176    $  92,547    $  93,315     $ 102,150
                                                            =========    ========    =========    =========     =========
Supplemental disclosure of cash flow information:
    Cash paid during the year for:
      Interest............................................  $  48,858    $ 46,909    $  63,339    $  46,612     $  35,901
      Income taxes........................................      4,878       5,198        7,448        8,576         7,348
Supplemental disclosures of noncash investing and
    financing activities:
  Unrealized holding (loss) gain on investment securities,
    net of income taxes...................................     (3,447)      2,651        3,528       (4,068)          462
  Securitization of mortgage loans transferred to
    investment securities.................................         --          --           --       33,414       106,260
  Reclassification of investment securities from
    held-to-maturity to available-for-sale................         --          --      299,858           --        94,821
  Mortgage servicing rights originated....................      1,274         705          958           --            --
  Real estate acquired through foreclosure................        498       1,485        2,465        1,090         2,050
  Sale of other real estate financed......................         --          --           --           --         1,575
  Tax benefit associated with exercise of parent company
    common stock options..................................      1,202          --           --           --            --
  Transfer of consumer loans to loans held for sale.......     79,667          --           --           --            --

                See accompanying notes to financial statements.

                                COLE TAYLOR BANK

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

     Cole Taylor Bank ("the Bank") is a wholly owned subsidiary of Cole Taylor Financial Group, Inc. ("CTFG", or "the Parent"). The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general reporting practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The unaudited September 30, 1996 financial statements of the Bank reflect all adjustments which are, in the opinion of management, of a normal recurring nature and necessary to a fair statement of the results of the financial statements presented. The results of operations for the nine month periods ended September 30, 1996 and 1995 is not necessarily indicative of the results to be expected for the full year. The following is a summary of the more significant accounting and reporting policies:

     INVESTMENT SECURITIES:

     Securities that may be sold as part of the Bank's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair value. Unrealized holding gains and losses on such securities are reported net of tax in a separate component of stockholder's equity. Securities that the Bank has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Realized gains and losses on the sales of all securities are reported in income and computed using the specific identification method. The Bank did not maintain a trading portfolio in 1996 or prior years.

     LOANS HELD FOR SALE:

     Mortgage and consumer loans held for sale are carried at the lower of cost or market as determined by the aggregate method. In determining the aggregate lower of cost or market, the unrealized gains and losses associated with the corresponding closed loans, outstanding commitments to originate loans and the forward sale/delivery commitments used to hedge these loans and loan commitments are netted together. Market prices are generally taken from on-line market reporting services or dealer quoted prices for specialized loans and commitments.

     LOANS:

     Loans are stated at the principal amount outstanding, net of unearned discount. Unearned discount on consumer loans is recognized as income over the terms of the loans using the sum-of-the-months-digits method, which approximates the interest method. Interest on other loans is accrued on the principal amount outstanding during the period. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loans' yields.

     ALLOWANCE FOR LOAN LOSSES:

     An allowance for loan losses has been established to provide for those loans which may not be repaid in their entirety. The allowance is increased by provisions for loan losses charged to expense and decreased by charge-offs, net of recoveries. Although a loan is charged off by management when deemed uncollectible, collection efforts continue and future recoveries may occur.

                                COLE TAYLOR BANK

     The allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and amount of loss on any loan is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in income in the periods in which they become known.

     Effective January 1, 1995, the Bank adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. SFAS No. 114 and SFAS No. 118 do not apply to certain groups of small-balance homogenous loans which are collectively evaluated for impairment and are generally represented by consumer and residential mortgage loans or loans which are measured at fair value or at the lower of cost or fair value. The Bank generally identifies impaired loans within the nonaccrual and restructured commercial and commercial real estate portfolios on an individual loan-by-loan basis. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Prior to January 1, 1995, the Bank's impaired loans were described as, and included in, nonaccrual loans. The adoption of SFAS No. 114 and SFAS No. 118 had no impact on the Bank's nonperforming assets or financial statements, determined as of January 1, 1995.

     INCOME RECOGNITION ON IMPAIRED LOANS AND NONACCRUAL LOANS:

     Loans, including impaired loans, are generally placed on a nonaccrual basis for recognition of interest income when, in the opinion of management, uncertainty exists as to the ultimate collection of principal or interest. The nonrecognition of interest income on an accrual basis does not constitute forgiveness of the interest. While a loan is classified as nonaccrual, collections of interest and principal are generally applied as a reduction to principal outstanding.

     Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

     PREMISES, LEASEHOLD IMPROVEMENTS AND EQUIPMENT:

     Premises, leasehold improvements and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is charged to operating expense using the straight-line and accelerated methods over a three to thirty year period, the estimated useful lives of the assets. Leasehold improvements are amortized over a three to thirty year period, which represents the shorter of the lease term or the estimated useful life of the improvement.

     OTHER REAL ESTATE:

     Other real estate primarily includes properties acquired through foreclosure or deed in lieu of foreclosure. Other real estate is recorded in other assets at the lower of the amount of the loan balance or the current fair value. Fair value is based on the estimated sales price of the property less any selling expenses. Any charge-off of the loan balance to fair value when the property is acquired is charged to the allowance for loan losses. Subsequent provisions for losses, operating expenses and gains or losses on the sale of other real estate are charged or credited to other real estate expense.

                                COLE TAYLOR BANK

     MORTGAGE SERVICING RIGHTS:

     Effective January 1, 1995, the Bank adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights." This new standard requires that an entity recognize as separate assets the right to service mortgage loans for others, however those servicing rights are acquired, eliminating the previously existing accounting distinction between servicing rights acquired through purchase transactions and those acquired through loan originations. This statement requires the assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights.

     The fair value of capitalized mortgage servicing rights is estimated using the present value of estimated expected future cash flows based upon assumptions on interest, default and prepayment rates which are consistent with assumptions that market participants would utilize. The Bank stratifies the capitalized mortgage servicing rights generally on the basis of the note rate and loan type for purposes of measuring impairment. Impairment is recognized through a valuation allowance for each impaired stratum. Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income similar to the interest method. The amortization of capitalized mortgage servicing rights is reflected in the income statement as a reduction to mortgage servicing fee income.

     INTANGIBLE ASSETS:

     Intangible assets are comprised of the excess cost over net assets acquired and are principally allocated, based on independent appraisals, to core deposit benefit, land trust customer base and goodwill. These intangibles are being amortized on a straight-line basis over eleven to forty years.

     INCOME TAXES:

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the income tax provision.

     FINANCIAL INSTRUMENTS:

     In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit, letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     The Bank uses interest-rate exchange agreements (swaps) to manage interest rate risk. These contracts are designated and are effective as hedges of specific existing assets and liabilities. Net interest income (expense) resulting from the differential between exchanging floating and fixed rate interest payments is recorded on a current basis. The Bank's asset and liability management and investment policies do not allow the use of derivative financial instruments for trading purposes.

     STATEMENTS OF CASH FLOWS:

     For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold with maturities of three months or less.

                                COLE TAYLOR BANK

2. CASH AND DUE FROM BANKS:

     The Bank is required to maintain a reserve balance with the Federal Reserve Bank. The average reserve balance for the years ended December 31, 1995 and 1994 was approximately $7.7 million and $9.1 million, respectively.

3. INVESTMENT SECURITIES:

     The amortized cost and estimated fair value of investment securities at December 31, 1995 and 1994 are as follows:

                                                                     DECEMBER 31, 1995
                                                  -------------------------------------------------------
                                                                  GROSS          GROSS
                                                  AMORTIZED     UNREALIZED     UNREALIZED      ESTIMATED
                                                    COST          GAINS          LOSSES        FAIR VALUE
                                                  ---------     ----------     ----------      ----------
                                                                      (IN THOUSANDS)
Available-for-Sale:
  U.S. Treasury securities.....................   $ 110,897       $  964        $   (173)       $ 111,688
  U.S. government agency securities............      55,131          698             (91)          55,738
  Mortgage-backed securities...................     195,827        1,014          (2,532)         194,309
                                                   --------       ------         -------         --------
       Total Available-for-Sale................     361,855        2,676          (2,796)         361,735
                                                   --------       ------         -------         --------
Held-to-Maturity:
  State and municipal obligations..............      67,110        3,646             (23)          70,733
  Other securities.............................       9,503            3              --            9,506
                                                   --------       ------         -------         --------
       Total Held-to-Maturity..................      76,613        3,649             (23)          80,239
                                                   --------       ------         -------         --------
          Total................................   $ 438,468       $6,325        $ (2,819)       $ 441,974
                                                   ========       ======         =======         ========

                                                                      DECEMBER 31, 1994
                                                    ------------------------------------------------------
                                                                    GROSS          GROSS
                                                    AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                                      COST          GAINS          LOSSES       FAIR VALUE
                                                    ---------     ----------     ----------     ----------
                                                                        (IN THOUSANDS)
Available-for-Sale:
  U.S. Treasury securities.......................   $  11,051       $   43        $      (7)     $  11,087
  Mortgage-backed securities.....................      52,927           --           (5,583)        47,344
                                                     --------       ------         --------       --------
       Total Available-for-Sale..................      63,978           43           (5,590)        58,431
                                                     --------       ------         --------       --------
Held-to-Maturity:
  U.S. Treasury securities.......................     110,207           --           (3,942)       106,265
  U.S. government agency securities..............      51,240           32           (3,107)        48,165
  Mortgage-backed securities.....................     170,266           59          (12,564)       157,761
  State and municipal obligations................      66,639        1,398           (1,394)        66,643
  Other securities...............................       7,636            4               --          7,640
                                                     --------       ------         --------       --------
       Total Held-to-Maturity....................     405,988        1,493          (21,007)       386,474
                                                     --------       ------         --------       --------
          Total..................................   $ 469,966       $1,536        $ (26,597)     $ 444,905
                                                     ========       ======         ========       ========

     On November 15, 1995, the Financial Accounting Standards Board issued its Special Report on the implementation of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Guidance in the Special Report allows entities to reclassify securities, including held-to-maturity debt securities, without calling into question the intent of the entity to hold debt securities to maturity in the future.

                                COLE TAYLOR BANK

The Special Report indicates that the one-time reclassification permitted should occur as of a single date between November 15, 1995 and December 31, 1995. In conjunction with the provisions contained in the Special Report, the Bank reclassified approximately $299.8 million of held-to-maturity securities, at amortized cost, into the available-for-sale classification. Unrealized gains of approximately $400,000 were recorded as a result of this reclassification.

     The amortized cost and estimated fair value of investment securities at December 31, 1995, categorized by the earlier of call or contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                    AMORTIZED    ESTIMATED
                                                                      COST       FAIR VALUE
                                                                    ---------    ----------
                                                                        (IN THOUSANDS)
        Available-for-Sale:
          Due in one year or less................................   $  89,173     $  89,951
          Due after one year through five years..................      76,855        77,475
          Mortgage-backed securities.............................     195,827       194,309
                                                                     --------      --------
               Totals............................................   $ 361,855     $ 361,735
                                                                     ========      ========
        Held-to-Maturity:
          Due in one year or less................................   $   5,459     $   5,516
          Due after one year through five years..................      31,043        32,621
          Due after five years through ten years.................      30,983        32,969
          Due after ten years....................................       9,128         9,133
                                                                     --------      --------
               Totals............................................   $  76,613     $  80,239
                                                                     ========      ========

     Mortgage-backed securities are collateralized by residential real estate loans and consist primarily of Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) certificates.

     Proceeds from sales of investment securities available for sale and the related gross realized gains and losses are as follows:

                                                                  1995    1994     1993
                                                                  ----    ----    -------
                                                                      (IN THOUSANDS)
        Proceeds from sales....................................   $ --    $525    $41,914
        Gross realized gains...................................     --       8        717
        Gross realized losses..................................     --      --       (152)

     Investment securities with an approximate book value of $297 million at December 31, 1995 were pledged to collateralize certain deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

                                COLE TAYLOR BANK

4. LOANS:

     Loans classified by type at December 31, 1995 and 1994 are as follows:

                                                                    1995          1994
                                                                 ----------    ----------
                                                                      (IN THOUSANDS)
        Commercial and industrial.............................   $  638,497    $  611,670
        Real estate--construction.............................      121,547        94,223
        Real estate--mortgage.................................      207,377       202,455
        Consumer..............................................      231,717       224,927
        Other loans...........................................        2,061         1,136
                                                                 ----------    ----------
             Gross loans......................................    1,201,199     1,134,411
        Less: Unearned discount...............................       (5,325)       (5,788)
                                                                 ----------    ----------
             Total loans......................................    1,195,874     1,128,623
        Less: Allowance for loan losses.......................      (23,869)      (22,833)
                                                                 ----------    ----------
             Loans, net.......................................   $1,172,005    $1,105,790
                                                                 ==========    ==========

     Loans on a nonaccrual basis, including impaired loans, at December 31, 1995, 1994 and 1993 were approximately $9.9 million, $10.5 million and $10.4 million, respectively. Interest on these loans included in income amounted to $240,000, $346,000 and $78,000 in 1995, 1994 and 1993, respectively. The total interest income which would have been recognized under the original terms of the loans was $1,073,000, $942,000 and $827,000 in 1995, 1994 and 1993,
respectively.

     At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $9.6 million, of which $3.9 million related to impaired loans which do not require a related allowance for loan losses because the loans have been partially written down through charge-offs, and $5.7 million related to loans with a corresponding allowance for loan losses of $604,000. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $7.8 million. The Bank recognized $39,000 of interest on impaired loans during the portion of the year that they were impaired.

     The Bank provides several types of loans to its customers including residential, construction, commercial and consumer loans. Lending activities are conducted with customers in a wide variety of industries as well as with individuals with a wide variety of credit requirements. The Bank does not have a concentration of loans in any specific industry. Credit risks tend to be geographically concentrated in that the majority of the Bank's customer base lies within the Chicago metropolitan area.

     Activity in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                                                1995         1994         1993
                                                               -------      -------      -------
                                                                        (IN THOUSANDS)
Balance at beginning of year................................   $22,833      $19,740      $14,661
Provision for loan losses...................................     4,056        7,374       10,521
Loans charged-off...........................................    (4,901)      (5,158)      (7,971)
Recoveries on loans previously charged-off..................     1,881          877        2,529
                                                               -------      -------      -------
Net charge-offs.............................................    (3,020)      (4,281)      (5,442)
                                                               -------      -------      -------
Balance at end of year......................................   $23,869      $22,833      $19,740
                                                               =======      =======      =======

                                COLE TAYLOR BANK

     The Bank has extended loans to directors and executive officers of the Bank, the Parent and their related interests. The aggregate loans outstanding as reported by the directors and executive officers of the Bank and their related interests, which individually exceeded $60,000, totaled $20.3 million, $7.4 million and $11.8 million at December 31, 1995, 1994 and 1993, respectively. During 1995, 1994 and 1993, new loans totaled $20.2 million, $2.2 million and $6.3 million, respectively, and repayments totaled $7.3 million, $6.6 million and $4.1 million, respectively. In the opinion of management, these loans were made in the normal course of business and on substantially the same terms for comparable transactions with other borrowers and do not involve more than a normal risk of collectibility. The Bank relies on its directors and executive officers for identification of loans to their related interests.

     At December 31, 1995, 1994 and 1993, mortgage loans serviced for others totaled $195 million, $166 million and $135 million, respectively.

5. PREMISES, LEASEHOLD IMPROVEMENTS AND EQUIPMENT:

     Premises, leasehold improvements and equipment at December 31, 1995 and 1994 are summarized as follows:

                                                                 1995        1994
                                                               --------    --------
                                                                  (IN THOUSANDS)
            Land and improvements...........................   $  4,524    $  2,915
            Buildings and improvements......................      7,522       5,577
            Leasehold improvements..........................      4,398       4,234
            Furniture, fixtures and equipment...............     19,039      17,255
                                                               --------    --------
                 Total cost.................................     35,483      29,981
            Less accumulated depreciation and
              amortization..................................    (18,639)    (16,108)
                                                               --------    --------
                 Net book value.............................   $ 16,844    $ 13,873
                                                               ========    ========

6. OTHER REAL ESTATE AND REPOSSESSED ASSETS:

     Other real estate and repossessed assets included in other assets in the balance sheet at December 31, 1995 and 1994 are summarized as follows:

                                                                    1995      1994
                                                                   ------    ------
                                                                    (IN THOUSANDS)
            Other real estate...................................   $2,928    $2,843
            Repossessed assets..................................    2,488       356
                                                                   ------    ------

                 Net book value.................................   $5,416    $3,199
                                                                   ======    ======

     Activity in the allowance for other real estate for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                            1995     1994     1993
                                                            -----    -----    -----
                                                                (IN THOUSANDS)
            Balance at beginning of year.................   $ 795    $ 482    $ 381
            Provision for other real estate..............     243      587      266
            Charge-offs..................................    (451)    (274)    (165)
                                                            -----    -----    -----
            Balance at end of year.......................   $ 587    $ 795    $ 482
                                                            =====    =====

                                COLE TAYLOR BANK

7. MORTGAGE SERVICING RIGHTS:

     Capitalized mortgage servicing rights included in other assets in the balance sheet totaled $895,000 as of December 31, 1995, which approximates fair value. For the year ended December 31, 1995, amortization of capitalized mortgage servicing rights totaled $68,000. During 1995, there were no valuation allowances established for capitalized mortgage servicing rights.

8. INTEREST-BEARING DEPOSITS:

     Interest-bearing deposits at December 31, 1995 and 1994 are summarized as follows:

                                                                    1995           1994
                                                                 ----------      --------
                                                                      (IN THOUSANDS)
        NOW accounts..........................................   $   66,049      $ 57,795
        Savings accounts......................................      124,210       135,291
        Money market deposits.................................      266,351       275,384
        Certificates of deposit, less than $100,000...........      292,489       214,162
        Certificates of deposit, $100,000 or more.............       84,910        61,089
        Public time deposits..................................      114,127       132,940
        Brokered certificates of deposit......................       97,822        97,950
                                                                 ----------      --------
             Total............................................   $1,045,958      $974,611
                                                                 ==========      ========

     Interest expense on certificates of deposit, $100,000 or more, was $3.4 million, $1.7 million and $1.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     At December 31, 1995 the scheduled maturities of time deposits are as follows:

                                       YEAR                        AMOUNT
                                       ----                       --------
                    1996.......................................   $465,011
                    1997.......................................    104,108
                    1998.......................................     11,889
                    1999.......................................      3,333
                    2000 and thereafter........................      5,007
                                                                  --------
                                                                  $589,348
                                                                  ========

9. SHORT-TERM BORROWINGS:

     Short-term borrowings at December 31, 1995 and 1994 are summarized as follows:

                                                                    1995          1994
                                                                  --------      --------
                                                                      (IN THOUSANDS)
        Securities sold under agreements to repurchase.........   $148,546      $181,624
        Federal funds purchased................................     43,500        48,450
        U.S. Treasury tax and loan note option.................      9,987        13,923
                                                                  --------      --------
             Total.............................................   $202,033      $243,997
                                                                  ========      ========

     Securities sold under agreements to repurchase generally mature within 1 to 180 days from the transaction date. Under the terms of the repurchase agreements, if the market value of the pledged securities declines below the repurchase liability, the Bank may be required to provide additional collateral to the buyer.

                                COLE TAYLOR BANK

     Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                        1995          1994          1993
                                                      --------      --------      --------
        Average balance during the year............   $196,728      $179,027      $143,057
        Average interest rate during the year......       5.81%         4.13%         3.22%
        Maximum month end balance during the
          year.....................................   $224,907      $190,142      $166,523

     Additional information with respect to securities sold under agreements to repurchase as of December 31, 1995 is summarized as follows:

                                                                               COLLATERAL
                                                          -----------------------------------------------------
                                                             U.S. TREASURY AND
                                                             GOVERNMENT AGENCY             MORTGAGE-BACKED
                                             WEIGHTED            SECURITIES                   SECURITIES
                                             AVERAGE      ------------------------     ------------------------
                              REPURCHASE     INTEREST     AMORTIZED     ESTIMATED      AMORTIZED     ESTIMATED
           TERM               LIABILITY        RATE         COST        FAIR VALUE       COST        FAIR VALUE
           ----               ----------     --------     ---------     ----------     ---------     ----------
                                                               (IN THOUSANDS)
Overnight..................    $ 93,429        5.43%       $23,244       $ 23,387      $  75,899      $  74,763
Up to 30 days..............      27,604        5.13         10,177         10,285         19,903         19,699
30 to 90 days..............       9,673        5.49            514            519         10,587         10,574
Over 90 days...............      17,840        5.72          6,859          6,986         13,147         13,185
                               --------        ----        -------        -------       --------       --------
                               $148,546        5.41%       $40,794       $ 41,177      $ 119,536      $ 118,221
                               ========        ====        =======        =======       ========       ========

     Under the treasury tax and loan note option, the Bank is authorized to accept U.S. Treasury deposits of excess funds along with the deposits of customer taxes. These liabilities bear interest at a rate of .25% below the average federal funds rate and are collateralized by a pledge of various investment securities.

     At December 31, 1995, the Bank had outstanding and unused lines of credit for short-term borrowings with various entities totaling $233 million.

10. INCOME TAXES:

     The components of the income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                          1995      1994       1993
                                                         ------    -------    -------
                                                                (IN THOUSANDS)
            Current tax expense:
              Federal.................................   $7,758    $ 7,751    $ 7,599
            Deferred tax expense (benefit):
              Federal.................................       16     (1,139)    (2,662)
              State...................................      --       (100)       --
                                                         ------    -------    -------
                 Total................................       16     (1,239)    (2,662)
                                                         ------    -------    -------
                   Applicable income taxes............   $7,774    $ 6,512    $ 4,937
                                                         ======    =======    =======

                                COLE TAYLOR BANK

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                                                 AMOUNT
                                                                          --------------------
                                                                           1995         1994
                                                                          -------      -------
                                                                             (IN THOUSANDS)
    DEFERRED TAX ASSETS:
      Fixed assets, principally due to differences in depreciation.....   $   478      $   316
      Loans, principally due to allowance for loan losses..............     8,454        8,092
      State net operating loss carryforwards...........................       261          941
      Deferred income, principally net loan origination fees...........     1,183        1,248
      Other real estate................................................       352          276
      Other accruals...................................................       216          353
                                                                          -------      -------
         Gross deferred tax assets.....................................    10,944       11,226
      Less valuation allowance.........................................      (261)        (941)
                                                                          -------      -------
         Gross deferred tax assets, net of valuation allowance.........    10,683       10,285
                                                                          -------      -------
    DEFERRED TAX LIABILITIES:
      Discount accretion...............................................      (224)        (123)
      Mortgage servicing rights........................................      (313)          --
                                                                          -------      -------
         Gross deferred tax liabilities................................      (537)        (123)
                                                                          -------      -------
           Subtotal....................................................    10,146       10,162
                                                                          -------      -------
      Tax effect of unrealized holding losses on investment
         securities....................................................        42        1,941
                                                                          -------      -------
           Net deferred tax assets.....................................   $10,188      $12,103
                                                                          =======      =======

     There was no securities transactions tax effect for 1995. The securities transactions tax effect for 1994 and 1993 was approximately $3,000 and $198,000, respectively.

     At December 31, 1995 and 1994, the Bank had net operating loss carryforwards for Illinois state income tax purposes of approximately $6 million and $20 million, respectively. These carryforwards will expire at various dates through the year 2006. A valuation allowance has been provided for these net operating loss carryforwards because of the uncertainty surrounding their recognition prior to their expiration.

     Income tax expense (benefit) was different from the amounts computed by applying the federal statutory rate of 35% in 1995, 1994 and 1993 to income before income taxes because of the following:

                                                            1995        1994        1993
                                                           -------     -------     -------
                                                                   (IN THOUSANDS)
        Federal income tax expense at statutory rate       $ 9,079     $ 7,845     $ 6,181
        (Decrease) increase in taxes resulting from:
          Tax-exempt interest income, net of disallowed
             interest deduction.........................    (1,423)     (1,448)     (1,370)
          Other, net....................................       118         115         126
                                                           -------     -------     -------
             Total......................................   $ 7,774     $ 6,512     $ 4,937
                                                           =======     =======     =======

                                COLE TAYLOR BANK

11. LONG-TERM BORROWINGS:

     Long-term borrowings consisted of the following at December 31, 1995 and 1994:

                                                                             1995        1994
                                                                            -------     -------
                                                                              (IN THOUSANDS)
Federal Home Loan Bank (FHLB) various advances ranging from $5 million to
  $15 million due at various dates through May 8, 1997; collateralized by qualified first mortgage residential loans and FHLB stock totaling approximately $256 million and $7 million, respectively, as of December
  31, 1995; weighted average interest rates at December 31, 1995 and 1994
  are 6.33% and 5.99%, respectively......................................   $60,000     $47,000
Chicago Equity Fund non-interest bearing notes payable over a five to
  seven year period in approximately equal annual installments...........     1,003         864
                                                                            -------     -------
     Total...............................................................   $61,003     $47,864
                                                                            =======     =======

     Following are the scheduled maturities of long-term borrowings at December 31, 1995:

                                      YEAR                              AMOUNT
               --------------------------------------------------   --------------
                                                                    (IN THOUSANDS)
               1996..............................................      $ 50,166
               1997..............................................        10,204
               1998..............................................           192
               1999..............................................           151
               2000..............................................           109
               Thereafter........................................           181
                                                                        -------
                    Total........................................      $ 61,003
                                                                        =======

12. EMPLOYEE BENEFIT PLANS:

     The employees of the Bank participate in the employee benefit plans of CTFG, consisting of the CTFG Profit Sharing Plan, the CTFG 401(k) Plan, and the CTFG ESOP. Company contributions are at the discretion of the CTFG Board of Directors, with the exception of certain matching of employee contributions and a minimum ESOP contribution sufficient to service the ESOP debt. During 1995, 1994 and 1993, Bank contributions paid to the profit-sharing plan and ESOP were $1.5 million, $1.2 million and $857,000, respectively.

13. RELATED PARTY TRANSACTIONS:

     Included in other assets are amounts due from and to the Parent and other affiliates. As of December 31, 1995 and 1994, the amounts due from the Parent and other affiliates totaled $131,000 and $46,000, respectively. The amount due to the Parent as of December 31, 1995 totaled $99,000.

     During the years ended December 31, 1995, 1994 and 1993, payments were made to the Parent and other affiliates for interest expense on securities sold under agreements to repurchase totaling $303,000, $173,000 and $43,000, respectively.

     The Bank received from the Parent and other affiliates, $422,000, $418,000 and $509,000, during the years ended December 31, 1995, 1994 and 1993, respectively, for office space and various services performed by Bank employees on behalf of the Parent and other affiliates. These services include accounting, marketing,

                                COLE TAYLOR BANK
operations, human resources, and legal services. These fees were recorded as a reduction to occupancy and salaries and employee benefits. During 1995, the Bank paid $1.1 million to the Parent for various services which include acquisition related services, human resources services, and audit services during 1995. These fees are included in salaries and employee benefits. No such payments were made in 1994 or 1993.

14. ALLOCATION OF PARENT COMPANY EXPENSES:

     The Parent Company provides certain executive and other services to the Bank. Costs related to those services are not allocated to the Bank, nor are the costs reflected in the Bank's financial statements. The Parent estimates these costs to be $2.86 million, $1.82 million and $1.69 million for the years ended December 31, 1995, 1994 and 1993, respectively. These costs are computed using various estimates and a predefined formula based upon assets, revenues and employees. The above estimates would change if different methods were applied.

15. COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS:

     COMMITMENTS:

     The Bank is obligated in accordance with the terms of various long-term noncancelable operating leases for premises (land and building) and office space and equipment. The terms of the leases generally require periodic adjustment of the minimum lease payments based on an increase in the consumer price index. In addition, the Bank is obligated to pay the real estate taxes assessed on the properties and certain maintenance costs. Certain of the leases contain renewal options for periods of up to five years. Total rental expense was approximately $2.0 million, $2.3 million and $1.9 million for 1995, 1994 and 1993, respectively.

     Estimated future minimum rental commitments under these operating leases as of December 31, 1995 are as follows:


            YEAR                                                          AMOUNT
            ----                                                      --------------
                                                                      (IN THOUSANDS)
            1996...................................................      $  1,718
            1997...................................................         1,642
            1998...................................................         1,472
            1999...................................................           858
            2000...................................................           821
            Thereafter.............................................         7,205
                                                                          -------
                 Total.............................................      $ 13,716
                                                                          =======

     CONTINGENCIES:

     The Bank is a defendant in various legal proceedings arising in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the Bank's financial position.

     FINANCIAL INSTRUMENTS:

     The Bank is party to various financial instruments with off-balance sheet risk. The Bank uses these financial instruments in the normal course of business to meet the financing needs of customers and to effectively manage exposure to interest rate risk. These financial instruments include commitments to extend credit, standby letters of credit, interest-rate exchange contracts (swaps) and forward commitments to sell loans. When viewed in terms of the maximum exposure, those instruments may involve, to varying degrees,

                                COLE TAYLOR BANK
elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. Credit risk is the possibility that a counterparty to a financial instrument will be unable to perform its contractual obligations. Interest rate risk is the possibility that, due to changes in economic conditions, the Bank's net interest income will be adversely affected.

     The Bank mitigates its exposure to credit risk through its internal controls over the extension of credit. These controls include the process of credit approval and review, the establishment of credit limits, and, when deemed necessary, securing collateral. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; income-producing commercial properties; accounts receivable; inventories; and property, plant and equipment. The Bank manages its exposure to interest rate risk, on a limited basis, by using off-balance sheet instruments to offset existing interest rate risk of its assets and liabilities, and by generally setting variable rates of interest on contingent extensions of credit.

     The following is a summary of the contractual or notional amount of each significant class of off-balance sheet financial instrument outstanding. The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. For interest-rate exchange contracts (swaps) and forward commitments to sell loans the contract or notional amounts substantially exceed actual exposure to credit loss.

     At December 31, 1995, the contractual or notional amounts are as follows:

                                                                                AMOUNT
                                                                            --------------
                                                                            (IN THOUSANDS)
        Financial instruments wherein contract amounts represent credit risk:
          Commitments to extend credit...................................      $394,877
          Standby letters of credit......................................        53,683
        Financial instruments wherein notional amounts exceed the amount of credit risk:
          Interest rate exchange agreements (swaps)......................      $ 75,000
          Forward commitments to sell loans..............................        18,926

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Such instruments are generally issued for one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Most of the Bank's standby letters of credit are expected to expire undrawn.

     An interest-rate exchange contract (swap) is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. The Bank's objective in holding interest-rate swaps is interest rate risk management. The Bank entered into an agreement based on a $25 million notional amount to assume variable-market indexed interest payments in exchange for fixed-rate interest payments. The original maturity of this agreement (12/6/98) was five years and the fixed-rate component received is 5.32%. The variable-interest rate component paid is based on three-month LIBOR and was 5.81% as of December 31, 1995. The Bank also entered into an agreement based on a $50 million notional amount to assume fixed-rate interest payments in exchange for variable-market indexed payments. The original maturity of this agreement

                                COLE TAYLOR BANK

(5/12/97) was 2 years and the fixed-rate component paid is 5.97%. The variable-interest component paid is based on the federal funds rate and was 5.65% as of December 31, 1995.

     The Bank enters into forward commitments to sell loans to manage the interest rate risk exposure of mortgage banking activities. The hedging activity helps to protect the Bank from a risk that the market value of mortgage loans intended to be sold will be adversely affected by changes in interest rates. At December 31, 1995, the Bank's forward commitments to sell loans had delivery commitments expiring within three months. Gross unrealized losses on forward sale commitments, based on dealer-quoted prices, approximated $103,000 at December 31, 1995.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of financial instruments. For the Bank, a significant portion of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of the Bank's financial instruments, however, lack an available, or readily discoverable, trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Significant estimations and present value calculations were used by the Bank for the purposes of estimating fair values. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment and, therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect these estimated values.

     The methods and assumptions used to determine fair values for each significant class of financial instruments are presented below:

     CASH AND CASH EQUIVALENTS:

     Cash, due from banks and federal funds sold are reported at amounts which approximate fair value in the balance sheet.

     INVESTMENT SECURITIES:

     Fair values for investment securities are determined from quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments. The fair values pertaining to investment securities are disclosed in Note 3.

     LOANS:

     Fair values of loans have been estimated by the present value of future cash flows, using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. The estimated fair value of the entire loan portfolio as of December 31, 1995 and 1994 was $1.21 billion and $1.11 billion, respectively.

     DEPOSIT LIABILITIES:

     Deposit liabilities with stated maturities have been valued at the present value of future cash flows using rates which approximate current market rates for similar instruments. Fair values of demand deposits are equal to the respective amounts due on demand. The carrying amount of variable rate instruments approximates fair value. The estimated fair value of deposit liabilities as of December 31, 1995 and 1994 was $1.366 billion and $1.287 billion, respectively.

                                COLE TAYLOR BANK

     SHORT-TERM BORROWINGS AND LONG-TERM DEBT:

     Short-term borrowings and long-term debt have been valued at present values of future cash flows using rates which approximate current market rates for similar instruments. The estimated fair value of short-term borrowings as of December 31, 1995 and 1994 was $202 million and $244 million, respectively. The estimated fair value of long-term debt as of December 31, 1995 and 1994 was $61 million and $48 million, respectively.

     FINANCIAL INSTRUMENTS:

     The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of these commitments is not material. The fair value of interest rate swap agreements is estimated using quoted market prices for similar instruments. The estimated fair value of interest rate exchange contracts (swaps) as of December 31, 1995 and 1994 was $(796,000) and $(2.4) million, respectively.

17. REGULATORY DISCLOSURES

     The Bank is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1995, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized "well-capitalized" the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                COLE TAYLOR BANK

     The Bank's actual capital amounts and ratios as of December 31, 1995 and 1994 are also presented in the following table.

                                                                                       TO BE WELL
                                                                                   CAPITALIZED UNDER
                                                                FOR CAPITAL        PROMPT CORRECTIVE
                                            ACTUAL            ADEQUACY PURPOSE      ACTION PROVISION
                                      ------------------     ------------------    ------------------
                                       AMOUNT      RATIO      AMOUNT      RATIO     AMOUNT     RATIO
                                      --------     -----     --------     -----    --------    ------
As of December 31, 1995
  Total Capital
     (to Risk Weighted Assets).....   $146,770     11.44     $102,597     >8.00    $128,246    >10.00
  Tier 1 Capital
     (to Risk Weighted Assets).....    130,642     10.19       51,248     >4.00      76,948     >6.00
  Tier 1 Capital
     (to Average Assets)...........    130,642      7.41       70,533     >4.00      88,166     >5.00
As of December 31, 1994
  Total Capital
     (to Risk Weighted Assets).....    135,492     11.44       94,758     >8.00     118,448    >10.00
  Tier 1 Capital
     (to Risk Weighted Assets).....    120,587     10.18       47,379     >4.00      71,069     >6.00
  Tier 1 Capital
     (to Average Assets)...........    120,587      7.15       67,423     >4.00      84,279     >5.00

18. DEFINITIVE SHARE AGREEMENT

     On June 12, 1996 the Board of Directors of CTFG approved a definitive share agreement as amended providing for the split-off of the Bank to an investment group headed by CTFG's Chairman, President, and Company director and co-founder. Under the terms of the agreement, CTFG will receive between 4.0 and 4.5 million shares of common stock of CTFG plus the Bank's used automobile receivables business, principally consisting of cash and sales finance receivables secured by automobiles and cash amounts. The aggregate value of the cash and receivables to be transferred to CTFG will range from $82 million to $98 million depending on the number of shares exchanged. The Bank anticipates that the split-off transaction will be consummated by the first quarter of 1997.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR EITHER UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                        -------------------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Prospectus Summary...................   3
Risk Factors.........................   8
The Split-Off Transactions...........  17
Use of Proceeds......................  28
Pro Forma Capitalization.............  29
Selected Bank Financial Data.........  30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................  31
Unaudited Pro Forma Condensed
  Consolidated Financial
  Statements.........................  54
Notes to Unaudited Pro Forma
  Condensed Consolidated Financial
  Statements.........................  59
Management's Discussion and Analysis
  of Pro Forma Financial Condition
  and Results of Operations..........  62
Business.............................  65
Management...........................  71
Supervision and Regulation...........  77
Security Ownership of Management and
  Certain Beneficial Owners..........  86
Certain Transactions.................  87
Description of Capital Stock.........  88
Underwriting.........................  93
Legal Matters........................  93
Experts..............................  94
Additional Information...............  94
Index to Financial Statements........ F-1


                        -------------------------------

     Until              , 1997 (25 days from the date of this Prospectus), all
dealers effecting transactions in the Preferred Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                1,530,000 SHARES

                                 TAYLOR CAPITAL
                                  GROUP, INC.

                                    % NONCUMULATIVE
                              PERPETUAL PREFERRED
                                STOCK, SERIES A
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                               PIPER JAFFRAY INC.

                       ROBERT W. BAIRD & CO. INCORPORATED
                                January   , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.



     On June 12, 1996, CTFG and the Taylor Family entered into the Share Exchange Agreement. The members of the Taylor Family who are parties to the Share Exchange Agreement collectively directly own 3,645,980 shares of common stock of CTFG. In addition, they own 26,733 shares through the CTFG ESOP and 280,540 options to purchase shares of common stock of CTFG which are currently exercisable. The Share Exchange Agreement provides that the Taylor Family must exchange all of the shares of common stock of CTFG which they own as of the Split-Off Closing, but does not restrict the Taylor Family from increasing or decreasing their holdings of shares of CTFG common stock prior to the Split-Off Closing. In accordance with the Share Exchange Agreement, the Taylor Family will exchange their shares of common stock of CTFG for Common Stock immediately prior to the Split-Off Closing. It is expected that the amount acquired in the exchange, when added to the amount disclosed in the next paragraph, will total
4.5 million shares of Common Stock.



     The Company has formed its own 401(k)/ESOP and the account balances of the Bank employees in the CTFG 401(k)/Profit Sharing and the CTFG ESOP will be transferred to the Company's plan prior to the Split-Off Closing. The trustee of the Company's plan may elect to exchange the shares of common stock of CTFG held by the ESOP portion of the Company's plan for Common Stock. After transfer of account balances of the Bank employees, the ESOP will hold 330,703 shares of common stock of CTFG. If the trustee decides to exchange the shares of common stock of CTFG held by the ESOP portion of the Company's plan, Common Stock will be issued to the ESOP portion of the Company's plan, immediately prior to the Split-Off Closing.



     All of the foregoing transactions have been or are being effected by the Company in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 because of the nature of the offerees and the manner of sale.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


         EXHIBIT
         NUMBER                                     DESCRIPTION
        ---------    -------------------------------------------------------------------------
           **1       Form of Purchase Agreement
            *2       Amended and Restated Share Exchange Agreement among Cole Taylor Financial
                     Group, Inc. and the Taylor Family dated June 12, 1996
           *3.1.1    Certificate of Incorporation of Taylor Capital Group, Inc., dated October
                     9, 1996
            3.1.2    Form of Certificate of Designation of the Preferred Stock
            *3.2     By-Laws of Taylor Capital Group, Inc.
             5.1     Form of Opinion of McDermott, Will & Emery regarding legality
            10.1     Form of Loan Agreement between LaSalle National Bank and Taylor Capital
                     Group, Inc.
         *10.1(a)    Form of Safekeeping Agreement between LaSalle National Bank and Taylor
                     Capital Group, Inc.
           *10.2     Form of Cole Taylor Bank 401(k)/Profit Sharing and Employee Stock
                     Ownership Plan
           *10.3     Form of Cole Taylor Bank 401(k)/Profit Sharing and Employee Stock
                     Ownership Trust
            10.4     Form of Agreement among Taylor Capital Group, Inc., Cole Taylor Financial
                     Group, Inc. and the Taylor Family

         EXHIBIT
         NUMBER                                     DESCRIPTION
        ---------    -------------------------------------------------------------------------
            10.5     Form of Indemnity Agreement by and among Taylor Capital Group, Inc. and the Taylor Family
         ***10.6     Purchase Agreement by and between First Midwest Bank, National
                     Association and Cole Taylor Bank dated December 23, 1996
           *10.7     Form of Taylor Capital Group, Inc. Deferred Compensation Plan
           *12       Statement Regarding Computation of Ratio of Earnings to Fixed Charges
           *21       Subsidiaries of Taylor Capital Group, Inc. and CT Mortgage Company, Inc.
            23.1     Consent of KPMG Peat Marwick LLP
            23.2     Consent of McDermott, Will & Emery (see Exhibit 5.1 above)
           *24       Power of Attorney
           *27       Financial Data Schedule


---------------
  * Previously filed.

 ** To be filed by amendment.


*** Confidential treatment requested for certain portions of this document.


     (b) Financial Statement Schedules:
         None.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Wheeling, Illinois on January 6, 1997.


                                        TAYLOR CAPITAL GROUP, INC.


                                        By          /s/ BRUCE W. TAYLOR
                                          -------------------------------------


                                           Bruce W. Taylor


                                           President



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                 TITLE                      DATE
------------------------------------------   --------------------------------  -----------------
                    *                           Chairman of the Board and      January 6, 1997
------------------------------------------       Chief Executive Officer
            Jeffrey W. Taylor                 (Principal Executive Officer)

                    *                            Chief Financial Officer       January 6, 1997
------------------------------------------             and Director
         John Christopher Alstrin                (Principal Financial and
                                                   Accounting Officer)

                    *                             President and Director       January 6, 1997
------------------------------------------
             Bruce W. Taylor
                    *                                    Director              January 6, 1997
------------------------------------------
            Richard W. Tinberg

                    *                                    Director              January 6, 1997
------------------------------------------
             Sidney J Taylor

                    *                                    Director              January 6, 1997
------------------------------------------
             Melvin E. Pearl

                    *                                    Director              January 6, 1997
------------------------------------------
             Adelyn Dougherty

*By:         /s/ BRUCE W. TAYLOR
    --------------------------------------
                 Bruce W. Taylor
                 Attorney-in-Fact